As filed with the Securities and Exchange Commission on December 20, 2017

Registration No. __________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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DUOS TECHNOLOGIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida	7373	65-0493217
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

6622 Southpoint Drive South, Suite 310

Jacksonville, Florida 32216

(904) 652-1616

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

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(775) 887-8853

(Name, address, including zip code, and telephone number
including area code, of agent for service)

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With copies to:

Joseph M. Lucosky, Esq. Lawrence Metelitsa, Esq. Brian R. Goldberg, Esq. Lucosky Brookman LLP 101 Wood Avenue South, 5th Floor Woodbridge, NJ 08830 Tel. No.: (732) 395-4400 Fax No.: (732) 395-4401

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(5)

Common Stock	17,902,742	$1.30	(2)	$23,273,564.60	$2,897.56
Common Stock underlying Series B Convertible Preferred Stock	5,660,000	$0.50	(3)	$2,830,000.00	$352.34
Common Stock underlying Common Stock Purchase Warrants	22,062,742	$0.65	(4)	$14,340,782.30	$1,785.43
Total	45,625,484			$40,444,346.90	$5,035.33

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(1)

Includes up to an aggregate of 45,625,484 shares of the Company’s (as defined herein) common stock, par value $0.001 per share (the “Common Stock”) consisting of 17,902,742 shares of Common Stock, 5,660,000 shares of Common Stock issuable upon conversion of the Company’s Series B Convertible Preferred Stock Preferred Stock, and up to 22,062,742 shares of Common Stock issuable upon exercise of warrants that may be sold from time to time pursuant to this registration statement by the Selling Stockholders (as defined herein) identified herein.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices reported for the shares of Common Stock as reported on the OTC Marketplace on December 19, 2017.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on conversion price applicable to shares issuable upon conversion of Series B Preferred Stock.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on exercise price applicable to shares issuable upon exercise of warrants.

(5)

Pursuant to Rule 457(p), the Company filed the registration statement on Form S-1 file no. 333-215652 on January 23, 2017 (the “January S-1”). In connection with the January S-1 the Company paid the SEC a registration fee in the amount of $3,186 (the “Credit Amount”). The Company hereby requests the SEC to apply the Credit Amount to the balance of the $5,035.33 as set forth above.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED DECEMBER ___, 2017

17,902,742 Shares of Common Stock

5,660,000 Shares of Common Stock issuable upon Conversion of Series B Convertible Preferred Stock

22,062,742 Shares of Common Stock Issuable upon Exercise of Warrants

Duos Technologies Group, Inc.

This prospectus relates to the offering and resale by the Selling Stockholders identified herein of up to 45,625,484 shares of Common Stock, of Duos Technologies Group, Inc. (the “Company”). These shares include 17,902,742 shares of Common Stock, 5,660,000 shares of Common Stock underlying the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”), 22,062,742 shares of Common Stock issuable upon exercise of warrants issued and sold to investors in a private placement offering (the “Private Placement Offering”).

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the securities in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 29 of this prospectus for more information.

We are not selling any shares of common stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders.

Our Common Stock is currently quoted on the OTCQB under the symbol “DUOT.” On December 19, 2017, the closing price as reported on the OTCQB was $1.30 per share. This price will fluctuate based on the demand for our common stock.

The Selling Stockholders may offer all or part of the shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the securities being offered. You should this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 14 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Our auditors have issued a going concern opinion. For more information please see the going concern opinion on page F-2 and the risk factors herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December __, 2017.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our common stock and warrants, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our fiscal years ended December 31, 2014, 2015 and 2016 are sometimes referred to herein as fiscal years 2014, 2015 and 2016, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”. Unless otherwise indicated or the context requires otherwise, the words “we,” “us,” “our”, the “Company” or “our Company” or “Duos” refer to Duos Technologies Group, Inc., a Florida corporation, and our wholly owned subsidiaries, Duos Technologies, Inc. and TrueVue 360, Inc. Effective April 26, 2017, the Company filed an Articles of Amendment to the Articles of Incorporation of the Company to effectuate a reverse split of the Company’s issued and outstanding common stock at an exchange ratio of 1-for-35. All share and per share information in this prospectus gives retroactive effect to the Reverse Split (as defined herein).

Our Corporate History

We were incorporated on May 31, 1994 in the State of Florida as Information Systems Associates, Inc. (the “Company”, “we”, “us”, “our”). Initially, our business operations consisted of consulting services for asset management of large corporate data centers and development and licensing of Information Technology (IT) asset management software. On April 1, 2015, we completed a reverse triangular merger, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among Duos Technologies, Inc., a Florida corporation (“DTI”), the Company, and Duos Acquisition Corporation, a Florida corporation and wholly owned subsidiary of the Company (“Merger Sub”). Under the terms of the Merger Agreement, the Merger Sub merged with and into DTI, whereby DTI remained as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). On the same date, TrueVue 360, Inc. a Delaware corporation became a wholly owned subsidiary of the Company. In connection with the Merger, on July 10, 2015, the Company effected a name change to Duos Technologies Group, Inc.

Overview

The Company, through its wholly owned subsidiary DTI, focuses on the design, development and turnkey delivery of proprietary “intelligent technologies” that enable our customers to derive measurable increases in return on investment for their business. Our technologies integrate with our customer’s existing business process and create actionable information to streamline mission critical operations. Our target market is the largest transportation, industrial and retail corporations representing over $100 billion in total available market.  Our technologies have been verified by multiple government and private organizations including Johns Hopkins University Applied Physics Laboratory (JHU/APL), the Department of Homeland Security (DHS), and the Transportation Technology Center, Inc., a wholly owned subsidiary of the Association of American Railroads, and a transportation research and testing organization (TTCI). The Company has worked with these organizations over the past several years where we have supplied funded prototypes of our technologies to verify technology and operating parameters.

The Company provides a broad range of sophisticated intelligent technology solutions with an emphasis on security, inspection and operations for critical infrastructure within a variety of industries including transportation, healthcare, retail, law enforcement, oil and gas and utilities sectors. Our business operations are in two business units: intelligent technologies and IT asset management. Our proprietary applications, specific to critical infrastructure, include but are not limited to:

Intelligent Rail Inspection Portal

▪

A suite of several sub-systems for the automated inspection of freight or transit railcars while in motion. The objective is to automatically detect a variety of anomalies such as open or missing hatches, open cargo doors, illegal riders hiding in cargo wells, and foreign objects hidden under a car undercarriage, all while the train is traveling through various strategic areas (i.e. border crossings or inspection areas).

Tunnel and Bridge Security

▪

A suite of artificial intelligence-based homeland security applications for the security of critical tunnels and bridges.

Virtual Security Shield

▪

A suite of artificial intelligence-based homeland security applications for the security of critical areas and buffer zones. This application includes intrusion detection zone, Radio Frequency Identification (RFID) tracking and discriminating “Friend or Foe” modules (Friend or Foe refers to a Radio Frequency - based tagging system that validates individuals authorized to be in a specific area).

Facility Safety and Security

▪

A suite of artificial intelligence-based homeland security applications for the “hardening” or safety and resilience of facilities against natural or man originated threats for the protection of critical facilities (energy, water, chemical facilities).  The Company and all of its staff are CFATS (Chemical Facility Anti-Terrorism Standards) certified.

Remote Bridge Operation

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Proprietary system for remote control of draw bridges.

Collision Alert, Monitoring and Impact Analysis System

▪

A system designed to automatically detect, document and record maritime vessels colliding with bridge structures, thereby causing significant damages, in real-time.

Pantograph Inspection System

▪

A system designed to inspect pantographs (structure connecting transit locomotives to high voltage power lines) for the detection of excessive depletion of carbon liners, which may cause power line ruptures.

Vehicle Undercarriage Examiner (Security)

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A system that builds upon our current undercarriage inspection technology.  This second generation unit is able to inspect the undercarriage of railcars (both freight and transit rail) traveling at speeds of up to 70 miles per hour.

Vehicle Undercarriage Examiner (Mechanical Inspection)

▪

Under a similar development grant from the TTCI (the technology evaluation arm of the American Association of Railroads (“AAR”)), we developed a prototype targeting mechanical and structural anomalies of undercarriage components.  The addition of algorithms for an increasing number of automated detection of anomalies is a continuing development, which once completed and successfully tested, may have a significant impact on our revenues.  The next version upgrade is scheduled to be completed by the end of the second quarter of 2017.

Multi-Layered Enterprise Command and Control Interface

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Aggregator and central point for information consolidation, systems management and communications of our proprietary systems and third-party applications.

Several significant new programs and technologies are currently under development and in various stages of maturity.  Some of the more significant developments are:

Neural Network Modeling for detection algorithms

▪

A neural network is a powerful computational data model, able to capture and represent complex input/output relationships. The neural network includes the development of an artificial system that could perform "intelligent" tasks like those performed by the human brain, including the acquisition of knowledge through deep learning, which is stored within inter-neuron connection strengths known as synaptic weights.

Automated Retail Facility Logistics

▪

We are currently in the process of developing a comprehensive system to automate facility security gate operations.

Transit Rail Platform Analytics

▪

We have been selected by the New York City Transit Authority (“NYCT”) to provide a pilot (proof of concept) of our Platform Analytics Technology concept.  The technology is designed to automatically detect objects falling on tracks adjacent to transit passenger platforms and to alert incoming rail traffic to that effect.

Intelligent Pedestrian Identification Portal

▪

A system that will integrate several biometric data points from inbound and outbound pedestrians to and from the US.  The system will enable US Customs to automatically capture critical biometric data from visitors “entering” and “leaving” the country without slowing down pedestrian traffic.  The data will be processed by our combined praesidium® and centraco® platforms and result in the capability of tracking inbound visitors that overstay their permitted visa duration.  We have submitted a comprehensive proposal to receive an award for a pilot system for proof of concept during the current fiscal year.

Market

At this time, our primary target market is rail transportation. We implement our products in railcar security inspection with a focus on providing our customers with the capability of performing mission critical security inspections of inbound trains crossing US borders from a centralized, remote location. The U.S. Customs and Border Protection (“CBP”) agency uses our systems at U.S./Mexican border rail crossings. Additionally, opportunities exist within the entire operating environment with initial emphasis on freight carriers by providing mechanical inspection portals for the remote inspection of railcars while traveling at high speeds.  Unlike trucks, barges, and airlines, freight railroads operate almost exclusively on infrastructure that they own, build, and maintain. According to the AAR article on Freight Railroad Capacity and Investment dated April 2016, from 1980 to 2015 freight railroads alone reinvested approximately $600 billion of their own funds in capital expenditures and maintenance projects related to locomotives, freight cars, tracks, bridges, tunnels and other infrastructure related equipment.  The AAR further reports, that more than 40 cents out of every revenue dollar is reinvested into a rail network.

According to AAR’s statistical railroad report, there are approximately 1.56 million freight cars and 26,574 locomotives in service operated on approximately 250,000 miles of active rail tracks throughout North America.  Rail tracks are predominantly owned by the Class-I railroad industry which include:

Class-I Railroads	Tracks Owned in:
	Canada	USA	Mexico
BNSF Railway	✓	✓	x
Canadian National Railway (CN)	✓	✓	x
Canadian Pacific	✓	✓	x
CSX Transportation	✓	✓	x
Ferrocarril Mexicano (Ferromex)	x	x	✓
Kansas City Southern Railway	x	✓	✓
Norfolk Southern	✓	✓	x
Union Pacific Railroad	x	✓	x

The report further elaborates that profitability of rail operators is measured by their operating ratio, which is the rail operator’s operating expenses as a percentage of revenue.  According to AAR’s Annual Spending Data report, the labor cost to run and maintain trains represent a significant portion of their total operating expenses.  Revenue is mostly affected by the average “velocity” of its rolling stock, which determines how much freight or how many passengers a rail operator can transport between destinations and the average speeds.  Railroads implement their own speed limits within Federal Railroad Administration (FRA) guidelines. Average speed is impacted by many factors including, but not limited to:

•

track curvatures and condition, signaling, and stoppages for inspections (security and mechanical);

•

grade crossings; and

•

physical condition of locomotives and railcars

Freight trains are considered massive in size and weight. Thus, worn or broken parts can have a significantly negative impact on operations. Quicker detection can prevent costly car and track repairs, and derailments.  Early detection has the potential to dramatically increase velocity and direct profitability.

Examples include inspections at rail border crossings by CBP agents, which can often lead to significant delays and mandated mechanical inspections.  Under FRA regulations, each time a railcar departs a yard, terminal, or industrial facility, it is required to be inspected by either a qualified mechanical inspector or a train crew member for specific defects that would adversely affect the safe operation of the train. There are currently over 70 mechanical and safety inspection criteria, therefore the inspection process typically takes between two and three hours (dwell time) during which each train is “grounded” in a maintenance yard.  In addition, the current railcar inspection process is tedious, labor intensive, dangerous, and in general, lacks the level of objectivity that may be achievable using technology.

In order to effectively detect structural or mechanical defects, railcar inspectors today need to walk around the car and crawl underneath the undercarriage with a flashlight to inspect each physical component. Because this process is so lengthy, and hazardous, it is only utilized for pre-departure mechanical inspections. Otherwise, cars are only inspected with this level of scrutiny in shops before undergoing major repairs. In addition to the inherent safety and efficiency challenges of manual inspections, records of these inspections are generally not retained unless a billed repair is performed. Thus, the maintenance of railcar structural components is almost entirely reactive rather than predictive, making repairs and maintenance less efficient.

For many years, the rail industry, through the AAR and its subsidiary TTCI, has been evaluating the feasibility of using technology, and has most recently focused on the objective of performing remote mechanical inspections prior to a train arriving at a rail yard.  In the first phase, car inspectors would remotely perform visual inspections of multiple train “consists”, which are a group of rail vehicles which are permanently or semi-permanently coupled together to form a unified set of equipment, from a regional inspection station, and generate work orders for detected anomalies. These will be distributed to the respective yards prior to a train arriving at the yard facility.  The time-consuming process of physical inspection would be significantly reduced, leading to a significant increase in average velocity and decreased labor cost.  We believe this lends itself to the natural progression of automating the inspection process, taking inspectors from the physical inspection to the required actions for diagnosing and resolving issues.

The second phase is to convert the inspection process to a complete automated system that will inspect the entire car via an “intelligent system”. This would implement a wayside inspection portal employing a combination of sensors capturing live images and sensor data, of each side, top and undercarriage. Software algorithms interpret the data to identify defects or anomalies. This inspection technology increases average speed and consequently overall return on investment of our customers due to the following:

1.

the safety risks associated with manual car inspection will be minimized through reduced exposure to potential yard hazards; and

2.

reducing inspection time will increase yard efficiency and improve overall network capacity by also reducing the time needed to process inbound and outbound trains.

We believe that the evolution of automating the inspection processes is broadly advocated throughout the industry. In our experience, the freight rail companies are constantly seeking out innovative ways to increase capacity and improve efficiencies while increasing safety and security standards. A recently launched aggressive plan to automate the mechanical inspection process is at the core of our market opportunity.

Our Products and Systems - Technology Platforms

The Company’s solution is comprised of two core technology platforms: praesidium® and centraco®

These in-house developed software suites are distributed as licensed software suites, and form the centerpiece of our engineered turnkey systems.  Each integrated system encompasses three major components:

1.

The data collectors, including specialized cameras integrated by the Company and other sensors that are specific to the customers’ requirements (third party supplied or pre-existing);

2.

praesidium®, the analytics software suite which performs real-time analysis of the data generated by the Company; and

3.

centraco®, the multi-layered presentation interface which graphically depicts the data analyzed and identifies anomalies and provides actionable intelligence.

Since 2002, we have developed and patented key software components that provide a significant competitive advantage in specialized solutions for our target markets.  We believe an important factor in this development is that the Company’s intellectual property is “industry agnostic” and can be deployed to many different industries.  The following technical descriptions of praesidium® and centraco® provide further insight.

praesidium® Intelligent Analytics Suite

praesidium® is an integrated suite of analytics applications which both process and analyze data streams from a virtually unlimited number of conventional or specialized sensors and/or data points. Our algorithms compare analyzed data against user-defined criteria and rules in real time and automatically report any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and sub-systems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (“AMS”). The AMS provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to centraco®, the Company’s enterprise information management suite if and when an issue, event or performance anomaly is detected.  The processed information is instantly distributed simultaneously to an unlimited number of users in a visualized and correlated user interface using the centraco® command and control platform.

Our core modules are tailored to specific industry applications and the analytics engine(s) process any type of conventional sensor outputs, also adding “intelligence” to any third-party sensor technology. A key benefit is that the customer may often retain existing systems and we would integrate these into an overall solution.

As listed on the safetyact.gov website, the praesidium® video analytics technology has received “Safety Act” designation from the US Department of Homeland Security. We are one of only ten companies to have received this designation for video related solutions and praesidium® is the only video analytics application with this designation.

Over the years, our proprietary analytics suite has been expanded to meet a significant number of security objectives and environments, adaptable to a broad range of critical infrastructure target verticals including but not limited to commercial transportation (rail, air and seaports), retail, healthcare, utilities, oil, gas and chemical, and government.

centraco® Enterprise Command and Control Suite

centraco® is an Enterprise Information Management (EIM) system. It was designed as a multi-layered command and control interface and to function as the central point and aggregator for information consolidation, connectivity and communications. The platform is browser based and completely agnostic to the interconnected sub-systems. It provides full LDAP (Lightweight Directory Access Protocol, also known as Active Directory) integration for seamless user credentialing and performs the following major functions:

•	Collection: Device management independently collects data from any number of disparate devices or sub-systems.
•	Analysis: Correlates and analyzes data, events and alarms to identify real-time situations and their priorities for response measures and end-user’s Concept of Operations (“CONOPS”).
•	Verification: The contextual layer represents relevant information in a quick and easily interpreted format which provides operators optimal situational awareness.
•	Resolution: Event-specific presentation of user-defined Standard Operating Procedures (“SOPs”), that includes a step-by-step instruction on how to resolve situations.
•	Reporting: Tracking of data and events for statistical, pattern and/or forensic analysis.
•

Auditing: Device-level drill down that records each operator’s login interaction with the system and tracks manual changes including calculations of operator alertness and reaction time for each event.

IT Asset Management

Our IT Asset Management (ITAM) division is dedicated to the mission of developing, marketing and delivering software and professional services to the world’s largest data centers. The focus of its technology and knowledgebase evolved out of our core strength in collecting and analyzing data on assets resident within these large data centers. Over the next three years, the Company plans to further develop its software and service offerings, and market these solutions for the growing ITAM market place either as a standalone asset management solution or in conjunction with a comprehensive Datacenter Infrastructure Management (DCIM) solution from other vendors. We believe DCIM is the ability to bridge the gap between critical IT assets and facilities infrastructure.

Using proprietary patented methodology, the Company surveys and audits large data centers by physically identifying each piece of equipment and its location. By scanning it into our proprietary system and providing the client with a report detailing type, quantity and location of its IT assets, (racks, servers, network cards, power supplies, etc.), we our clients the ability to verify their own internal records.

In line with the Company’s philosophy of integration with existing systems, the design of our process methodology and related software mean that we are able to work with almost any other DCIM provider. Specifically, the Company will focus on the asset management requirements of our clients and partners within specific geographic locations that will allow the Company to balance its investment requirements with income potential to develop a sustainable business in this division. The Company has selected this specific application of its technology to seek revenue opportunities that are readily available in an identified market. We generate profits from this division by maintaining a low level of “bench” staff and hire independent consultants as we are awarded business opportunities. The Company is currently developing a new ITAM system which is expected to be released in the second quarter of 2017. We expect that this will generate revenues from software sales and maintenance starting in 2018.

Our Growth Strategy

Our strategy is to grow our business through a combination of organic growth of our applications and technology solutions, both within our existing geographic reach and through geographic expansion, as well as expansion through strategic acquisitions.

Organic Growth

Our organic growth strategy is to increase our market share through the expansion of our business development team and our research and development talent pool, which will enable us to significantly expand our current solution offerings with feature rich applications, and the development of new and enhanced technology solutions. We plan to augment such growth with strategic relationships both in the business development and research and development arenas, reducing time to market with additional industry applications, expansion of existing offerings to meet customer requirements as well as potential geographical expansion into international territories.

Strategic Acquisitions

Planned acquisition targets include sector specific technology companies with the objective of augmenting our current capabilities with feature-rich (third-party) solutions. The decision-making process includes, but is not limited to, weighing time, effort and approximate cost to develop certain technologies in-house, versus acquiring or merging with one or more entities that we believe have a proven record of successfully developing a technology sub-component. Additional criteria include evaluating the potential acquisition target’s customer base, stage of technology, merger or acquisition cost as compared to market conditions.

Our Risks and Challenges

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	We will need to raise capital in order to realize our business plan and the failure to obtain the needed funding could adversely impact our operations.

•

The nature of the technology management platforms utilized by us is complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

•	Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

•	The market opportunity for our products and services may not develop in the ways that we anticipate.

•	Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

•	We could be vulnerable to security breaches if certain third-parties attempt to gain access through our systems because of unknown weaknesses in our clients’ infrastructures.

•	We face significant competition and many of our competitors are larger and have greater financial and other resources than we do.

•	We have a history of losses and our growth plans expect to incur losses and negative operating cash flows in the future.

•	Our inability to protect our intellectual property could impair our competitive advantage, reduce our revenue, and increase our costs.

•	We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

•	We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

Recent Developments

Securities Purchase Agreement and Registration Rights Agreement

Effective November 24, 2017 (the “Effective Date”), the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with 57 investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement, the Purchasers purchased 16,402,742 shares of common stock, 22,062,742 purchaser warrants (the “Purchaser Warrants”), and 2,830 shares of Series B Preferred Stock (collectively, the “SPA Securities”) worth $11,031,371 (including the conversion of liabilities and redemptions of shares of Series A Preferred Stock) at a price of $0.50 per Class A Unit (as defined in the Securities Purchase Agreement) and $1,000 per Class B Unit (as defined in the Securities Purchase Agreement) (the “Private Offering”). The Purchaser Warrants have a strike price of $0.65, expiring five years from the Initial Exercise Date (as defined in the Purchaser Warrants). The Securities Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Additionally, the Purchasers may participate in a subsequent offering of the Company’s securities in an aggregate amount of up to 35% of the subsequent offering on the twenty-four (24) month anniversary of the Private Offering. In connection with the Private Offering, as of the date hereof there are 20,651,371 shares of common stock issued and outstanding, 2,830 shares of Series B Preferred Stock issued and outstanding, and 25,122,454 common stock purchase warrants issued and outstanding.

Additionally, in connection with the Private Offering, the Company issued to Joseph Gunnar & Co., LLC (Placement Agent) in the Private Offering 2,206,274 Placement Agent Warrants with a strike price of $0.65 expiring five years from the Initial Exercise Date.

In connection with the Securities Purchase Agreement, on the Effective Date, the Company entered into the Registration Rights Agreement with the Purchasers and the Placement Agent. Pursuant to the Registrations Rights Agreement, the Company shall file with the Securities and Exchange Commission (the “SEC”) a Registration Statement (the “Registration Statement”) covering the resale of all the SPA Securities and the Placement Agent Warrants. The Company must cause the Registration Statement to be declared effective by the SEC by January 13, 2018 (or in the event of a full review by the SEC, by February 12, 2018). The Registration Rights Agreement contains customary representations, warranties, agreements and indemnification rights and obligations of the parties.

Letter Agreements for Debt and Preferred Stock

In connection with the conversion and redemption portion of the Private Offering, on the Effective Date, the Company entered into that certain Agreement to Convert Promissory Note (the “JMJ Letter Agreement”) with JMJ Financial, a sole proprietorship (“JMJ”), whereby JMJ agreed to convert $2,105,263 of liabilities and their additional investment of $1,000,000, into 6,210,526 shares of common stock of the Company at a conversion price equal to $0.50 per share. Additionally, JMJ was issued warrants to purchase 6,210,526 shares of the Company’s common stock at an exercise price equal to $0.65 per share, expiring five years from the Initial Exercise Date. Commencing on the Effective Date, JMJ entered into a Lock-Up Agreement for a period of 365 days prohibiting the sale or other transfer of all securities of the Company owned by JMJ.

Additionally, in connection with the conversion and redemption portion of the Private Offering, the Company entered into Letter Agreements (the “Debt and Preferred Stock Letter Agreements”) with certain debt holders and holders of the Company’s Series A Preferred Stock (the “Debt and Preferred Holders”) for conversion or repayment of an additional aggregate amount of $1,013,788 including certain trade payables.  All Series A holders were repaid in full and no stock or warrants were issued.  The remaining debt holders and trade payables were converted into 1,388,216 shares of common stock of the Company at a conversion price equal to $0.50 per share. Additionally, the debt holders and certain trade payables which were converted, were issued warrants to purchase 1,388,216 shares of the Company’s common stock at an exercise price equal to $0.65 per share, expiring five years from the Initial Exercise Date.

Simultaneously with the closing of the Private Offering, (i) Gianni B. Arcaini, the Chief Executive Officer, converted $700,543 of accrued salary into 700,543 shares of the Company’s common stock at a $1.00 per share and 700,543 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the Initial Exercise Date, (ii) Adrian G. Goldfarb, the Chief Financial Officer of the Company, converted $34,020 of liabilities into 34,020 shares of the Company’s common stock at a $1.00 per share and 34,020 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the Initial Exercise Date, (iii) a non-related entity converted $118,875 of liabilities into 118,875 shares of the Company’s common stock at a $1.00 per share and 118,875 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the Initial Exercise Date.

Series B Preferred Stock

On November 22, 2017, the Company amended its Certificate of Incorporation by filing the Certificate of Amendment of the Certificate of Incorporation of the Company (“Amendment to Certificate”) with the Secretary of State of the State of Florida, which established the Series B Preferred Stock, having such designations, rights and preferences as set forth in the Series B Preferred Certificate of Designation (as defined herein), as determined by the Company’s Board of Directors in its sole discretion, in accordance with the Company’s Certificate of Incorporation and bylaws.

The shares of Series B Preferred Stock rank senior to the Common Stock and have the right to vote together with the holders of Common Stock as one class, with each share of Series B Preferred Stock voting on an “as converted” basis.

Resignation of Director

On November 28, 2017, Mr. John E. Giles resigned from his position as Chairman of the Compensation Committee, Chairman of the Corporate Governance and Nominating Committee, member of the Audit Committee and member of the board of directors of the Company, effective immediately. Mr. Giles resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

THE OFFERING

This prospectus relates to the offer and sale from time to time of up to 5,660,000 shares of our common stock by the Selling Stockholders that may be issued upon conversion of the Series B Preferred Stock, up to 22,062,742 shares of our common stock by the Selling Stockholders that may be issued upon the conversion of warrants to purchase shares of our common stock, and 17,902,742 shares of our common stock.

In connection with the Private Offering, under the terms of the Registration Rights Agreement entered into with the Selling Stockholders on the same date and in connection with the Securities Purchase Agreement, we must register with the U.S. Securities and Exchange Commission 17,902,742 shares of common stock, 5,660,000 shares of common stock underlying the Series B Preferred Stock, and 22,062,742 shares of common stock underlying the Warrants. The number of shares ultimately offered for resale by the Selling Stockholders depends upon how much of the Series B Preferred Stock and Warrants the Selling Stockholders elect to convert and exercise, respectively, and the liquidity and market price of our common stock.

Securities offered by us:

We are offering 17,902,742 Class A units, each consisting of one share of Common Stock and one warrant to purchase one share of Common Stock. The warrants included within the Class A units are exercisable immediately, have an exercise price of $0.65 per share and expire five years from the date of issuance. We are also offering 2,830 Class B units, each consisting of one share of Series B Convertible Preferred Stock and one warrant to purchase one share of Common Stock into which each share of Series B Convertible Preferred stock is convertible. The warrants included within the Class B units are exercisable immediately, have an exercise price of $0.65 per share and expire five years from the date of issuance.

Price per Class A Unit	$0.50

Price per Class B Unit	$1,000.00

Description of Series B Convertible Preferred Stock

Each share of Series B Convertible Preferred Stock is convertible at any time at the holder’s option into a number of shares of common stock equal to $1,000 divided by the conversion price of $1.00 per share. Notwithstanding the foregoing, we shall not effect any conversion of Series B Convertible Preferred Stock, with certain exceptions, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Convertible Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of our common stock in excess of 4.99%(or, at the election of the purchaser, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise. For additional information, see “Description of Capital Stock — Series B Convertible Preferred Stock” in this prospectus.

Common stock outstanding before the offering	1,895,191 shares of common stock.

Common stock to be outstanding after the offering (1)	26,311,371 shares of common stock and 22,916,180 shares of common stock if all the warrants that are a part of this offering are exercised in full.

Use of proceeds

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders.

Risk factors

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 14 before deciding to invest in our securities.

Trading symbol	Our common stock is currently quoted on the OTCQB under the trading symbol “DUOT”.

Lock-ups

We and our directors, officers and certain stockholders have agreed with the placement agent and selling securities holders not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 365 days after the date of this prospectus.

———————

(1)

Common stock to be outstanding after the offering:

•	Excludes 228,572 shares remaining for issuance pursuant to the 2016 Incentive Stock Option Plan;

Unless we indicate otherwise, all information in this prospectus:

•	Excludes 2,206,274 shares of common stock underlying the warrants to be issued to the placement agent in connection with this offering and 93,882 existing warrants.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated statements of operations data for the fiscal years ended December 31, 2016, 2015 and 2014 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. Additionally, the nine months ended September 30, 2016 and 2017 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary consolidated balance sheet data as of September 30, 2017 are derived from our consolidated financial statements that are included elsewhere in this prospectus. The historical financial data presented below is not necessarily indicative of our financial results in future periods, and the results for the quarter ended September 30, 2017 is not necessarily indicative of our operating results to be expected for the full fiscal year ending December 31, 2017 or any other period. You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles, or U.S. GAAP. Our consolidated financial statements have been prepared on a basis consistent with our audited financial statements and include all adjustments, consisting of normal and recurring adjustments that we consider necessary for a fair presentation of the financial position and results of operations as of and for such periods.

	Fiscal Years Ended December 31,
	2016	2015	2014
Consolidated Statement of Operations Data:
Total Revenues	$6,104,893	$6,767,763	$4,202,457
Total Cost of Revenues	2,732,451	3,196,176	2,132,103
Gross Profit (Loss)	3,372,442	3,571,587	2,070,354
Total Operating Expenses	5,116,548	5,798,895	3,658,046
Income (Loss) From Operations	(1,744,106)	(2,227,308)	(1,587,692)
Total Other Income (Expense)	(817,507)	(98,641)	(519,323)
Net Loss	(2,561,613)	(2,325,950)	(2,107,015)
Preferred stock dividends	(5,920)	—	—
Net Loss Applicable to Common Stock	$(2,567,533)	$(2,325,950)	$(2,107,015)
Net Loss Applicable to Common Stock Per Common Share
Basic and Diluted	$(1.36)	$(1.33)	$(1.30)
Weighted Average Shares Outstanding
Basic and Diluted	1,883,598	1,750,028	1,617,472

	Nine Months Ended September 30,
	2017	2016
Consolidated Statement of Operations Data:
Total Revenues	$3,243,969	$4,018,555
Total Cost of Revenues	1,875,280	1,803,523
Gross Profit	1,368,689	2,215,032
Total Operating Expenses	3,792,617	3,865,000
Loss From Operations	(2,423,928)	(1,649,968)
Total Other Income (Expense)	(1,314,031)	(442,590)
Net Loss	(3,737,959)	(2,092,558)
Preferred stock dividends	(17,760)	—
Net Loss Applicable to Common Stock	$(3,755,719)	$(2,092,558)
Net Loss Applicable to Common Stock Per Common Share
Basic and Diluted	$(1.98)	$(1.11)
Weighted Average Shares Outstanding
Basic and Diluted	1,896,578	1,881,266

	As of September 30, 2017
	Actual	As Adjusted(1)
Consolidated Balance Sheet Data:
Cash	$250	$4,591,000
Total other assets	$1,168,408	$1,178,408
Total liabilities	$10,087,884	$4,084,440
Series A redeemable convertible cumulative preferred stock	$319,680	$—
Series B-convertible preferred stock	$—	$2,830,000
Total stockholders’ equity (deficit)	$(9,238,906)	$1,685,027

———————

(1)

As adjusted amounts give effect to (i) partial repayment of amounts owed under the GPB Senior Secured note and conversion of $500,000 of the amount due at the time of closing including unpaid interest, accrued interest and penalties, (ii) the sale of the shares and warrants in this offering at the assumed public offering price of $0.49 per share and $0.01 per warrant, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us and (iii) conversion of $853,438  of debt and accrued expenses into 853,438 shares of common stock and 853,438 warrants at the $1 per share.

RISK FACTORS

Investing in our securities involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our securities. There are many risks that affect our business and results of operations, some of which are beyond our control. Our business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related to Our Company and Business

We will need to raise capital in order to realize our business plan and the failure to obtain the needed funding could adversely impact our operations.

Without adequate funding or a significant increase in revenues, we may not be able to accelerate the development and deployment of our products, respond to competitive pressures and develop new or enhanced products. As of December 31, 2016, we had available cash resources of $174,376. Additionally, as of September 30, 2017, we had available cash resources of $250. We are not always able to meet our current operating expenses in a timely manner.

Overall, we have funded our cash needs from inception through the date hereof with a series of debt and equity transactions, primarily with related parties.

We expect to continue to finance our operations, acquisitions and develop strategic relationships, by issuing equity or convertible debt securities, which could significantly reduce the percentage ownership of our existing stockholders. Furthermore, any newly issued securities could have rights, preferences and privileges senior to those of our existing common stock. Moreover, any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline.

We may have difficulty obtaining additional funds as and when needed, and we may have to accept terms that would adversely affect our stockholders. In addition, current conditions in the credit and equity markets may adversely affect our ability to raise funds when needed. Any failure to achieve adequate funding will delay our development programs and product launches and could lead to abandonment of one or more of our development initiatives, as well as prevent us from responding to competitive pressures or take advantage of unanticipated acquisition opportunities.

Any additional equity financing may be dilutive to stockholders, and certain types of equity financing, if available, may involve restrictive covenants or other provisions that would limit how we conduct our business or finance our operations.

Our auditor has expressed substantial doubt regarding our ability to continue as a going concern.

We had a net loss of $2,561,613 for the year ended December 31, 2016. During the same period, cash used in operations was $1,840,290. The working capital deficit, stockholders’ deficit and accumulated deficit as of December 31, 2016 was $4,132,660, $5,523,188 and $23,518,709, respectively. Additionally, for the nine months ended September 30, 2017, we had a net loss of $3,737,959. During the same period, cash used in operations was $1,046,108. The working capital deficit, stockholders’ deficit and accumulated deficit as of September 30, 2017 was $7,577,344, $9,238,906 and $27,274,428, respectively.

Accordingly, our auditor has expressed substantial doubt regarding our ability to continue as a going concern. Management is unable to predict if and when we will be able to generate positive cash flow. Our plan regarding these matters is to raise additional debt and/or equity financing to allow us the ability to cover our current cash flow requirements and meet our obligations as they become due. There can be no assurances that financing will be available or if available, that such financing will be available under favorable terms. In the event that we are unable to generate adequate revenues to cover expenses and cannot obtain additional financing in the near future, we may seek protection under bankruptcy laws.

The nature of the technology management platforms utilized by us are complex and highly integrated, and if we fail to successfully manage releases or integrate new solutions, it could harm our revenues, operating income, and reputation.

The technology platforms developed and designed by us accommodate integrated applications that include our own developed technology and third-party technology, thereby substantially increasing their functionality. By enabling such system interoperability, our communications platform both reduces implementation and ongoing costs, and improves overall management efficiencies.

Due to this complexity and the condensed development cycles under which we operate, we may experience errors in our software, corruption or loss of our data, or unexpected performance issues from time to time. For example, our solutions may face interoperability difficulties with software operating systems or programs being used by our customers, or new releases, upgrades, fixes or the integration of acquired technologies may have unanticipated consequences on the operation and performance of our other solutions. If we encounter integration challenges or discover errors in our solutions late in our development cycle, it may cause us to delay our launch dates. Any major integration or interoperability issues or launch delays could have a material adverse effect on our revenues, operating income and reputation.

Our products and services may fail to keep pace with rapidly changing technology and evolving industry standards.

The market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements and changes in customer requirements. In addition, both traditional and new competitors are investing heavily in our market areas and competing for customers. As next-generation video analytics technology continues to evolve, we must keep pace in order to maintain or expand our market position. We recently introduced a significant number of new product offerings and are increasingly focused on new, high value safety and security based surveillance products, as a revenue driver. If we are not able to successfully add staff resources with sufficient technical skills to develop and bring these new products to market in a timely manner, achieve market acceptance of our products and services or identify new market opportunities for our products and services, our business and results of operations may be materially and adversely affected.

The market opportunity for our products and services may not develop in the ways that we anticipate.

The demand for our products and services can change quickly and in ways that we may not anticipate because the market in which we operate is characterized by rapid, and sometimes disruptive, technological developments, evolving industry standards, frequent new product introductions and enhancements, changes in customer requirements and a limited ability to accurately forecast future customer orders. Our operating results may be adversely affected if the market opportunity for our products and services does not develop in the ways that we anticipate or if other technologies become more accepted or standard in our industry or disrupt our technology platforms.

Our revenues are dependent on general economic conditions and the willingness of enterprises to invest in technology.

We believe that enterprises continue to be cautious about sustained economic growth and have tried to maintain or improve profitability through cost control and constrained spending. While our core technologies are designed to address cost reduction, other factors may cause delaying or rejecting capital projects, including the implementation of our products and services. In addition, certain industries in which we operate are under financial pressure to reduce capital investment which may make it more difficult for us to close large contracts in the immediate future. We believe there is a growing market trend toward more customers exploring operating expense models as opposed to capital expense models for procuring technology. We believe the market trend toward operating expense models will continue as customers seek ways of reducing their overhead and other costs. All of the foregoing may result in continued pressure on our ability to increase our revenue and may potentially create competitive pricing pressures and price erosion. If these or other conditions limit our ability to grow revenue or cause our revenue to decline our operating results may be materially and adversely affected.

We could be vulnerable to security breaches if certain third-parties attempt to gain access through our systems because of unknown weaknesses in our clients’ infrastructures.

Our systems operate inside client network infrastructure, which typically reside behind an ASA or other form of firewall. Communication between us and our clients are highly encrypted and generally take place through virtual private network (VPN) connections. We also use ASA equipment to protect our own network infrastructure. In addition, although our systems are LDAP/Active Directory compatible and include additional security layers we cannot be assured that any of our or our client’s systems are 100% secure. Any breach of these systems could be damaging to our reputation and lead to a loss of confidence in our offerings. Such loss of confidence could impact future sales or revenues from existing systems.

We face significant competition and many of our competitors are larger and have greater financial and other resources than we do.

Some of our product offerings compete and will compete with other similar products from our competitors. These competitive products could be marketed by well-established, successful companies that possess greater financial, marketing, distributional, personnel and other resources than we possess. In certain instances, competitors with greater financial resources also may be able to enter a market in direct competition with us offering attractive marketing tools to encourage the sale of products that compete with our products or present cost features that our target end users may find attractive.

We have a history of losses and our growth plans expect to incur losses and negative operating cash flows in the future.

Our accumulated deficit was approximately $24 million as of December 31, 2016 and approximately $27 million as of September 30, 2017. Our operating losses may continue as we continue to expend resources to further develop and enhance our technology offering, to complete prototyping for proof-of-concept, obtain regulatory clearances or approvals as required, expand our business development activities and finance capabilities and conduct further research and development. We also expect to experience negative cash flow in the short-term until our revenues and margins increase at a rate greater than our expenses which will continue to grow as we invest in additional resources for development and sales.

Our inability to protect our intellectual property could impair our competitive advantage, reduce our revenue, and increase our costs.

Our success and ability to compete depend in part on our ability to maintain the proprietary aspects of our technologies and products. We rely on a combination of trade secrets, patents, copyrights, trademarks, confidentiality agreements, and other contractual provisions to protect our intellectual property, but these measures may provide only limited protection. We customarily enter into written confidentiality and non-disclosure agreements with our employees, consultants, customers, manufacturers, and other recipients of information about our technologies and products and assignment of invention agreements with our employees and consultants. We may not always be able to enforce these agreements and may fail to enter into any such agreement in every instance when appropriate. We license from third party’s certain technology used in and for our products. These third-party licenses are granted with restrictions; therefore, such third-party technology may not remain available to us on terms beneficial to us. Our failure to enforce and protect our intellectual property rights or obtain from third parties the right to use necessary technology could have a material adverse effect on our business, operating results, and financial condition. In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the United States.

Patents may not issue from the patent applications that we have filed or may file in the future. Our issued patents may be challenged, invalidated, or circumvented, and claims of our patents may not be of sufficient scope or strength, or issued in the proper geographic regions, to provide meaningful protection or any commercial advantage. We have registered certain of our trademarks in the United States and other countries. We cannot assure you that we will obtain registrations of principal or other trademarks in key markets in the future. Failure to obtain registrations could compromise our ability to protect fully our trademarks and brands, and could increase the risk of challenge from third parties to our use of our trademarks and brands.

We may be required to incur substantial expenses and divert management attention and resources in defending intellectual property litigation against us.

We cannot be certain that our technologies and products do not and will not infringe on issued patents or other proprietary rights of others. While we are not currently subject to any infringement claim, any future claim, with or without merit, could result in significant litigation costs and diversion of resources, including the attention of management, and could require us to enter into royalty and licensing agreements, any of which could have a material adverse effect on our business. We may not be able to obtain such licenses on commercially reasonable terms, if at all, or the terms of any offered licenses may be unacceptable to us. If forced to cease using such technology, we may be unable to develop or obtain alternate technology. Accordingly, an adverse determination in a judicial or administrative proceeding, or failure to obtain necessary licenses, could prevent us from manufacturing, using, or selling certain of our products, which could have a material adverse effect on our business, operating results, and financial condition.

Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, or sell our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, operating results, and financial condition. In addition, we are obligated under certain agreements to indemnify the other party in connection with infringement by us of the proprietary rights of third parties. In the event that we are required to indemnify parties under these agreements, it could have a material adverse effect on our business, financial condition, and results of operations.

We may incur substantial expenses and divert management resources in prosecuting others for their unauthorized use of our intellectual property rights.

Other companies, including our competitors, may develop technologies that are similar or superior to our technologies, duplicate our technologies, or design around our patents, and may have or obtain patents or other proprietary rights that would prevent, limit, or interfere with our ability to make, use, or sell our products. Although we do not have foreign operations at this time, we may compete for contracts in non-US countries from time to time. Effective intellectual property protection may be unavailable, or limited, in some foreign countries in which we may do business, such as China. Unauthorized parties may attempt to copy or otherwise use aspects of our technologies and products that we regard as proprietary. Our means of protecting our proprietary rights in the United States or abroad may not be adequate or competitors may independently develop similar technologies. If our intellectual property protection is insufficient to protect our intellectual property rights, we could face increased competition in the market for our technologies and products.

Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding to determine the right to a patent for these inventions, because our business would be harmed if we fail to enforce and protect our intellectual property rights. Even if the outcome is favorable, this proceeding could result in substantial cost to us and disrupt our business.

In the future, we also may need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. This litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business, financial condition, and results of operations.

We depend on key personnel who would be difficult to replace, and our business plans will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our success depends substantially on the efforts and abilities of our senior management and certain key personnel. The competition for qualified management and key personnel, especially engineers, is intense. Although we maintain non-competition and non-disclosure covenants with all our key personnel, we do not have employment agreements with most of them. The loss of services of one or more of our key employees, or the inability to hire, train, and retain key personnel, especially engineers and technical support personnel, could delay the development and sale of our products, disrupt our business, and interfere with our ability to execute our business plan.

Due to our dependence on a limited number of customers, we are subject to a concentration of credit risk.

As of December 31, 2016, one customer, Baptist Health South Florida, accounted for 50% of our accounts receivables. In the case of insolvency by one of our significant customers, accounts receivable with respect to that customer might not be collectible, or might be collectible over longer than normal terms, each of which could adversely affect our financial position. Additionally, our five largest customers, Union Pacific Railroad, Ferromex, Amtrak, Baptist Health South Florida and Commscope iTracs accounted for approximately 75% of our total revenues for the year ended December 31, 2016. This concentration of credit risk makes us more vulnerable economically. The loss of any of these customers could materially reduce our revenues and net income, which could have a material adverse effect on our business.

Potential strategic alliances may not achieve their objectives, and the failure to do so could impede our growth.

We may enter into strategic alliances. Among other matters, we continually explore strategic alliances designed to enhance or complement our technology or to work in conjunction with our technology; to provide necessary know-how, components, or supplies; to attract additional customers; and to develop, introduce, and distribute products utilizing our technology. Any strategic alliances may not achieve their intended objectives, and parties to our strategic alliances may not perform as contemplated. The failure of these alliances may impede our ability to introduce new products.

The Company has appealed for a reduction in penalty payments in connection with the delinquent payment of payroll taxes.

As reported previously, the Company had a delinquent payroll tax payable at September 30, 2017 and December 31, 2016 in the amount of $1,149,189 and $400,076, respectively. The delinquent portion is included in the payroll taxes payable balance of $1,178,666 and $444,476, respectively, as shown on the Company’s consolidated balance sheet. The IRS has accepted the Company’s offer of a monthly installment agreement in the amount of $25,000 commencing March 28, 2016.  The monthly installment payments made as of September 30, 2017 totals $250,000. As of the date hereof, the Company has paid its payroll taxes in full and the Company has appealed the IRS penalty payments for a reduction which is currently under review. In the event the Company loses its appeal for a reduction in the penalties in connection with the delinquent payroll taxes the Company would be required to pay such penalties in full and there may be an adverse material effect on the Company’s business operations.

Risks Related to Our Common Stock

There is currently not an active liquid trading market for the Company’s common stock.

Our common stock is quoted on the OTC Markets OTCQB tier under the symbol “DUOT”. However, there is currently no regular active trading market in our common stock. Although there are periodic volume spikes from time to time, we cannot give an assurance that a consistent, active trading market will develop in the short term. If an active market for our common stock develops, there is a significant risk that our stock price may fluctuate in the future in response to any of the following factors, some of which are beyond our control:

•	Variations in our quarterly operating results
•	Announcements that our revenue or income are below analysts’ expectations
•	General economic downturns
•	Sales of large blocks of our common stock
•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a person’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person, and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of the Company’s common stock if and when such shares are eligible for sale and may cause a decline in the market value of its stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

You may experience dilution of your ownership interest due to future issuance of our securities.

We are in a capital-intensive business and we do not have sufficient funds to finance the growth of our business or to support our projected capital expenditures. As a result, we will require additional funds from future equity or debt financings, including potential sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. We are currently authorized to issue 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes. The future issuance of a substantial number of common stock into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common stock could make it more difficult to raise funds through future offerings of our common stock or securities convertible into common stock.

Our Board of Directors may issue and fix the terms of shares of our Preferred Stock without stockholder approval, which could adversely affect the voting power of holders of our Common Stock or any change in control of our Company.

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of "blank check" preferred stock, $0.001 par value per share, with such designation rights and preferences as may be determined from time to time by the Board of Directors. Our Board of Directors is empowered, without shareholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our Common Stock. In the event of such issuances, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company.

We do not expect to pay dividends and investors should not buy our Common Stock expecting to receive dividends.

We do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock expecting to receive cash dividends. Since we do not pay dividends, and if we are not successful in establishing an orderly trading market for our shares, then you may not have any manner to liquidate or receive any payment on your investment. Therefore, our failure to pay dividends may cause you to not see any return on your investment even if we are successful in our business operations. In addition, because we do not pay dividends we may have trouble raising additional funds which could affect our ability to expand our business operations.

Our operating results are likely to fluctuate from period to period.

We anticipate that there may be fluctuations in our future operating results. Potential causes of future fluctuations in our operating results may include:

•	Period-to-period fluctuations in financial results
•	Issues in manufacturing products
•	Unanticipated potential product liability claims
•	The introduction of technological innovations or new commercial products by competitors
•	The entry into, or termination of, key agreements, including key strategic alliance agreements
•	The initiation of litigation to enforce or defend any of our intellectual property rights
•	Regulatory changes
•	Failure of any of our products to achieve commercial success

Our business, financial condition and results of operations could be materially adversely affected by various risks, including, but not limited to the principal risks noted below.

The requirements of the Sarbanes-Oxley Act of 2002 and other U.S. securities laws impose substantial costs, and may drain our resources and distract our management.

We are subject to certain of the requirements of the Sarbanes-Oxley Act of 2002 in the U.S., as well as the reporting requirements under the Exchange Act. The Exchange Act requires, among other things, filing of annual reports on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K following the happening of certain material events, with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Our existing controls have some weaknesses, as described below. Meeting the requirements of the Exchange Act and the Sarbanes-Oxley Act may strain our resources and may divert management's attention from other business concerns, both of which may have a material adverse effect on our business.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.

We currently have written policies and procedures for accounting and financial reporting with respect to the requirements and application of US GAAP and SEC disclosure requirements. Due to the small size of our accounting staff, we may need to add additional staff to provide additional segregation of duties to support our internal control over financial reporting and technical expertise with regard to financial reporting for publicly held companies.

We are subject to the Florida anti-takeover provisions, which may prevent you from exercising a vote on business combinations, mergers or otherwise.

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless the:

•	transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;
•	interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

•

interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

•	changes in the market acceptance of our products;
•	increased levels of competition;
•	changes in political, economic or regulatory conditions generally and in the markets in which we operate;
•	our relationships with our key customers;
•	our ability to retain and attract senior management and other key employees;
•	our ability to quickly and effectively respond to new technological developments;
•

our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

•	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the Selling Stockholders. All of the net proceeds from the sale of our common stock will go to the Selling Stockholders as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution”. We have agreed to bear the expenses relating to the registration of the common stock for the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholder will offer common stock at the prevailing market prices or privately negotiated prices.  The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.  Our common stock may not trade at the market prices in excess of the offering prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDERS

The common stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon exercise of the warrants and conversion of the Series B Preferred Stock. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of Series B Preferred Stock, common stock and the warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of preferred stock, common stock and warrants, as of the date hereof, assuming conversion of the Series B Preferred Stock and exercise of the warrants held by the Selling Stockholders on such date, without regard to any limitations on conversions or exercises. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of a registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the Selling Stockholders in the Private Offering (ii) the maximum number of shares of common stock issuable upon conversion of the related preferred stock, determined as if the outstanding shares of preferred stock were converted in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, and (iii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants or the conversion of the preferred stock. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the warrants and the Series B Preferred Certificate of Designation, a Selling Stockholder may not exercise the warrants or convert the Series B Preferred Stock to the extent such exercise or conversion would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such exercise or conversion, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised and shares of common stock issuable upon conversion of the preferred stock which has not been converted. The number of shares in the second column does not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Owned After the Offering (1)(2)
JMJ Financial(3)	13,921,052	13,921,052	0
AIGH Investment Partners LP(4)	4,000,000	4,000,000	0
A.K.S Family Partners LP(5)	400,000	400,000	0
Alexander E. Kishel(6)	80,000	80,000	0
Alpha Capital Anstalt(7)	3,000,000	3,000,000	0
Article Fourth Trust, FBO Claude R. Rolo(8)	52,000	52,000	0
Bigger Capital Fund, LP(9)	1,000,000	1,000,000	0
Brian L. Pessin(10)	1,000,000	1,000,000	0
Brio Capital Master Fund Ltd.(11)	800,000	800,000	0
Bruce L. Boyd(12)	60,000	60,000	0
Clayton A. Struve(13)	400,000	400,000	0
Covista Value Fund LP(14)	400,000	400,000	0
David S Nagelberg 2003 Revocable Trust(15)	400,000	400,000	0
Richard Dyke Rogers(16)	600,000	600,000	0
John S. Paulsen(17)	400,000	400,000	0
KBB Asset Management(18)	200,000	200,000	0
L1 Capital Global Opportunities Master Fund(19)	600,000	600,000	0
Matthew Hayden and Julie Hayden(20)	200,000	200,000	0

Preston and Patricia Evans(21)	60,000	60,000	0
Ramnarain Jaigobind(22)	600,000	600,000	0
Richard W. Baskerville Living Trust(23)	400,000	400,000	0
Robert F. Hannon(24)	96,000	96,000	0
Sameer Sharma(25)	100,000	100,000	0
Sandra F. Pessin(26)	1,000,000	1,000,000	0
Stephen McGovern(27)	60,000	60,000	0
Syam Kethi Reddy(28)	80,000	80,000	0
Howard Deshong, Trustee of the Howard Deshong Revocable Trust(29)	700,000	700,000	0
Warberg WF V LP(30)	280,000	280,000	0
The Hewlett Fund LP(31)	1,400,000	1,400,000	0
Satellite Capital LLC(32)	40,000	40,000	0
Hades Investment SPC obo FGP Protective Opportunity Fund, SP(33)	600,000	600,000	0
Totaram Mangroo(34)	160,000	160,000	0
Lina Kay(35)	300,000	300,000	0
Steven Farber(36)	60,000	60,000	0
Catalysis Partners, LLC(37)	400,000	400,000	0
Uniplan Consulting LLC(38)	200,000	200,000	0
Mark J. Rosenblum(39)	40,000	40,000	0
Iroquois Master Fund Ltd.(40)	400,000	400,000	0
Iroquois Capital Investment Group(41)	600,000	600,000	0
William Grove Hunt(42)	100,000	100,000	0
Empery Asset Master, LTD(43)	633,520	633,520	0
Empery Tax Efficient, LP(44)	282,784	282,784	0
Empery Tax Efficient II, LP(45)	683,696	683,696	0
Jared and Candace Shaw(46)	100,000	100,000	0
High Alpha Partners, Inc.(47)	76,432	76,432	0
Lucosky Brookman LLP(48)	400,000	400,000	0
21 April Fund, L.P. (49)	815,860	815,860	0
21 April Fund, Ltd.(50)	3,184,140	3,184,140	0
Nason, Yeager, Gerson, White & Lioce, P.A.(51)	200,000	200,000	0
Steve Cohen(52)	200,000	200,000	0
John Nash(53)	1,280,000	1,280,000	0
Sheppard, Mullin, Richter & Hampton LLP(54)	100,000	100,000	0
US International Consulting Network – New Jersey Corp (55)	200,000	200,000	0
Edward L. Scanlon & Barbara A. Scanlon(56)	200,000	200,000	0
GPB Debt Holdings II, LLC(57)	2,002,486	2,000,000	2,486
Lawrence R. Read(58)	40,000	40,000	0
Brian Prinz(59)	40,000	40,000	0
Total	45,627,970	45,625,484	2,486

———————

(1)

Includes shares of common stock underlying the Class A Units that may held by the Selling Stockholders that are covered by this prospectus, including any such securities that, due to contractual restrictions, may not be exercisable if such conversion or put would result in beneficial ownership greater than 4.99%.

(2) Assumes that the selling stockholder sells all of the common stock underlying the Class A Units and Class B Units offered pursuant to this prospectus.

(3)

Assumes that the selling stockholder converts all of the Series B Preferred Stock underlying the Class B Units into the shares registered hereunder. Includes 6,210,526 warrants to purchase shares of common stock at an exercise price of $0.65, 2,830 shares of Series B Preferred Stock of which each one (1) share of Series B Preferred Stock converts into 2,000 shares of common stock subject to a 9.99% beneficial ownership limitation, and 1,500,000 origination shares issued in connection with that certain bridge financing Securities Purchase Agreement dated December 20, 2016. Justin Keener is the control person of JMJ Financial and as such is the beneficial owner of the shares held in its name.

(4)

Includes 2,000,000 warrants to purchase shares of common stock at an exercise price of $0.65. Orin Hirschman is the control person of AIG Investment Partners and as such is the beneficial owner of the shares held in its name.

(5)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.65. Adam Stern is the control person of AKS Family Partners and as such is the beneficial owner of the shares held in its name.

(6) Includes 40,000 warrants to purchase shares of common stock at an exercise price of $0.65.

(7)

Includes 1,500,000 warrants to purchase shares of common stock at an exercise price of $0.65. Konrad Ackermann is the control person of Alpha Capital Anstalt and as such is the beneficial owner of the shares held in its name.

(8)

Includes 26,000 warrants to purchase shares of common stock at an exercise price of $0.65. Claude R. Rolo is the control person of Article Fourth Trust FBO Claude R. Rolo and as such is the beneficial owner of the shares held in its name.

(9)

Includes 500,000 warrants to purchase shares of common stock at an exercise price of $0.65. Michael Bigger is the control person of Bigger Capital Fund, LP and as such is the beneficial owner of the shares held in its name.

(10) Includes 500,000 warrants to purchase shares of common stock at an exercise price of $0.65.

(11)

Includes 400,000 warrants to purchase shares of common stock at an exercise price of $0.65. Shaye Hirsch is the control person of Brio Capital Master Fund Ltd. and as such is the beneficial owner of the shares held in its name.

(12) Includes 30,000 warrants to purchase shares of common stock at an exercise price of $0.65.
(13) Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.65.

(14)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.65. Rann Cannon is the control person of Covista Value Fund and as such is the beneficial owner of the shares held in its name.

(15)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.65. David S. Nagelberg is the control person of David S. Nagelberg 2003 Revocable Trust and as such is the beneficial owner of the shares held in its name.

(16) Includes 300,000 warrants to purchase shares of common stock at an exercise price of $0.65.
(17) Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.65.

(18)

Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.65. Steven Segal is the control person of KBB Asset Management and as such is the beneficial owner of the shares held in its name.

(19)

Includes 300,000 warrants to purchase shares of common stock at an exercise price of $0.65. David Feldman is the control person of L1 Capital Global Opportunities Master Fund and as such is the beneficial owner of the shares held in its name.

(20) Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.65.
(21) Includes 30,000 warrants to purchase shares of common stock at an exercise price of $0.65.
(22) Includes 300,000 warrants to purchase shares of common stock at an exercise price of $0.65.

(23)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.65. Richard W. Baskerville is the control person of Richard W. Baskerville Living Trust and as such is the beneficial owner of the shares held in its name.

(24) Includes 48,000 warrants to purchase shares of common stock at an exercise price of $0.65.
(25) Includes 50,000 warrants to purchase shares of common stock at an exercise price of $0.65.
(26) Includes 500,000 warrants to purchase shares of common stock at an exercise price of $0.65.
(27) Includes 30,000 warrants to purchase shares of common stock at an exercise price of $0.65.
(28) Includes 40,000 warrants to purchase shares of common stock at an exercise price of $0.65.

(29)

Includes 350,000 warrants to purchase shares of common stock at an exercise price of $0.65. Howard Deshong is the control person of Trustee of Howard Deshong Revocable Trust and as such is the beneficial owner of the shares held in its name.

(30)

Includes 140,000 warrants to purchase shares of common stock at an exercise price of $0.65. David Walsh is the control person of Warberg WF V LP and as such is the beneficial owner of the shares held in its name.

(31)

Includes 700,000 warrants to purchase shares of common stock at an exercise price of $0.65. Martin Chopp is the control person of The Hewlett Fund and as such is the beneficial owner of the shares held in its name.

(32)

Includes 20,000 warrants to purchase shares of common stock at an exercise price of $0.65. John Bodzick is the control person of Satellite Capital LLC and as such is the beneficial owner of the shares held in its name.

(33)

Includes 300,000 warrants to purchase shares of common stock at an exercise price of $0.65. Gregory Pepin is the control person of Hades Investment SPC obo FGB Protective Opportunity Fund, SP and as such is the beneficial owner of the shares held in its name.

(34) Includes 80,000 warrants to purchase shares of common stock at an exercise price of $0.65.
(35) Includes 150,000 warrants to purchase shares of common stock at an exercise price of $0.65.
(36) Includes 30,000 warrants to purchase shares of common stock at an exercise price of $0.65.

(37)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.65. John Francis is the control person of Catalysis Partners, LLC and as such is the beneficial owner of the shares held in its name.

(38)

Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.65. Richard Imperiale is the control person of Uniplan Consulting LLC and as such is the beneficial owner of the shares held in its name.

(39) Includes 20,000 warrants to purchase shares of common stock at an exercise price of $0.65.

(40)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.65. Richard Abbe is the control person of Iroquois Master Fund Ltd. and as such is the beneficial owner of the shares held in its name.

(41)

Includes 300,000 warrants to purchase shares of common stock at an exercise price of $0.65. Richard Abbe is the control person of Iroquois Capital Investment Group and as such is the beneficial owner of the shares held in its name.

(42) Includes 50,000 warrants to purchase shares of common stock at an exercise price of $0.65.

(43)

Includes 316,760 warrants to purchase shares of common stock at an exercise price of $0.65. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd. (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have Investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(44)

Includes 141,392 warrants to purchase shares of common stock at an exercise price of $0.65. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have Investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(45)

Includes 341,848 warrants to purchase shares of common stock at an exercise price of $0.65. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have Investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(46) Includes 50,000 warrants to purchase shares of common stock at an exercise price of $0.65.

(47)

Includes warrants to purchase shares of common stock at an exercise price of $0.65. Gerald N. Kieft is the control person of High Alpha Partners, Inc. and as such is the beneficial owner of the shares held in its name.

(48)

Includes 200,000 warrants to purchase shares of common stock at an exercise price of $0.65. Seth A. Brookman is the control person of Lucosky Brookman LLP and as such is the beneficial owner of the shares held in its name.

(49)

Includes 407,930 warrants to purchase shares of common stock at an exercise price of $0.65. Michael M. Kellen is the control person of 21 April Fund, L.P. and as such is the beneficial owner of the shares held in its name.

(50)

Includes 1,592,070 warrants to purchase shares of common stock at an exercise price of $0.65. Michael M. Kellen is the control person of 21 April Fund, Ltd. and as such is the beneficial owner of the shares held in its name.

(51)

Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.65. Michael D. Harris is the control person of Neason, Yeager, Gerson, White, Lioce, P.A. and as such is the beneficial owner of the shares held in its name.

(52) Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.65.
(53) Includes 640,000 warrants to purchase shares of common stock at an exercise price of $0.65.

(54)

Includes 50,000 warrants to purchase shares of common stock at an exercise price of $0.65. Richard W. Brunette, Jr. is the control person of Sheppard, Mullin, Richter & Hampton, LLP and as such is the beneficial owner of the shares held in its name.

(55)

Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.65. Igor Kokorine is the control person of US International Consulting Network and as such is the beneficial owner of the shares held in its name.

(56) Includes 100,000 warrants to purchase shares of common stock at an exercise price of $0.65.

(57)

Includes 1,000,000 warrants to purchase shares of common stock at an exercise price of $0.65. Evan Myrianthopoulus is the control person of GPB Debt Holdings II, LLC and as such is the beneficial owner of the shares held in its name.

(58) Includes 20,000 warrants to purchase shares of common stock at an exercise price of $0.65.
(59) Includes 20,000 warrants to purchase shares of common stock at an exercise price of $0.65.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales that are not in violation of Regulation SHO;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM- 2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Markets Group Inc.’s OTCQB quotation platform (the “OTCQB”) under the trading symbol “DUOT”.

As of December 19, 2017, there are 296 holders of record of our common stock, and the last reported sale price of our common stock on the OTCQB on December 19, 2017 was $1.30 per share.

Our common stock was initially quoted on the OTCQB in 2008 under the symbol “IOSA” and the following table sets forth the high and low sales price of our common stock on the OTCQB for the last two fiscal years and for the current fiscal year through the most recent fiscal quarter. These prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

PERIOD	High	Low
Fiscal Year Ending December 31, 2017:
Quarter Ended December 31, 2017 (through December 19, 2017)	$2.99	$1.30
Quarter Ended September 30, 2017	$5.40	$2.55
Quarter Ended June 30, 2017	$8.75	$3.50
Quarter Ended March 31, 2017	$8.75	$1.05

Fiscal Year Ending December 31, 2016:
Quarter Ended December 31, 2016	$3.50	$0.70
Quarter Ended September 30, 2016	$6.30	$3.15
Quarter Ended June 30, 2016	$10.50	$3.50
Quarter Ended March 31, 2016	$10.50	$7.00

Fiscal Year Ending December 31, 2015:
Quarter Ended December 31, 2015	$14.00	$7.00
Quarter Ended September 30, 2015	$15.75	$7.00
Quarter Ended June 30, 2015	$57.75	$13.30
Quarter Ended March 31, 2015	$56.00	$14.00

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Registration Statement on Form S-1 and other reports filed by the Company from time to time with the SEC (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, the Company’s management as well as estimates and assumptions made by Company’s management. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. When used in the Filings, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions as they relate to the Company or the Company’s management identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties, assumptions, and other factors, including the risks relating to the Company’s business, industry, and the Company’s operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended, or planned.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These accounting principles require us to make certain estimates, judgments and assumptions. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be affected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. The following discussion should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this Registration Statement on Form S-1.

Our Company

Duos Technologies Group was incorporated in Florida on May 31, 1994 (the “Company”) under the original name of Information Systems Associates (“ISA”).  Initially, our business operations consisted of consulting services for asset management of large corporate data centers and development and licensing of Information Technology (IT) asset management software. In late 2014, ISA entered negotiations with Duos Technologies, Inc. (“DTI”), for the purposes of executing a reverse triangular merger. This transaction was completed on April 1, 2015. DTI was incorporated under the laws of Florida on November 30, 1990 for design, development and deployment of proprietary technology applications and turn-key engineered systems. The Company, based in Jacksonville, Florida, employs approximately 41 people and is a technology company with a strong portfolio of intellectual property, with core competencies that include advanced intelligent technologies that are delivered through its proprietary integrated enterprise command and control platform.

The Company through its operating subsidiary DTI is primarily engaged in the design and deployment of state-of-the-art, artificial intelligence driven intelligent technologies systems. The Company converges traditional security measures with information technologies to create “actionable intelligence.”

The Company’s strategy includes continued expansion of its technology base through organic development efforts, strategic partnerships, and growth through strategic acquisitions. The Company’s primary target industry sectors include transportation, with emphasis on freight and transit railroad owners/operators, petro-chemical, utilities and healthcare.  Our strategy for the next 12 months is to continue to pursue key target markets described and expand the offerings within those markets as available capital allows.

Specifically, based upon a successful capital raise, the Company intends to undertake to invest in sales and marketing resources to broaden its reach into the target markets, evaluate key requirements within those markets and add development resources to allow us to compete for additional projects thereby driving revenue growth.  In addition, the original business of IT Asset Management (ITAM) services for large data centers is now operated as a division of the Company that continues its sales efforts through large strategic partners.

Results of Operations

The following discussion should be read in conjunction with the unaudited financial statements included in this report.

Comparison for the Three Months Ended September 30, 2017 Compared to Three Months Ended September 30, 2016

The following table sets forth a modified version of our unaudited Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Three Months Ended
	September 30,
	2017	2016

Revenue	$1,045,735	$1,367,169
Cost of Revenue	658,391	645,155
Gross profit	387,344	722,014
Operating expenses	1,174,864	1,151,607
Loss from operations	(787,520)	(429,593)
Other income (expense)	662,652	(161,481)
Net loss	(124,868)	(591,074)
Series A preferred stock dividends	(5,920)	—
Net loss applicable to common stock	$(130,788)	$(591,074)

Revenues

Revenues were $1,045,735 and $1,367,169 for the three months ended September 30, 2017 and 2016, respectively. The comparative 24% decrease in revenue during 2017 was largely the result of the decrease in project revenue of 11% and an offset with an increase of 27% in the IT asset management services. The revenue decrease in projects is a result of an ongoing transition to new offerings including intelligent analytics and machine learning from our traditional legacy security centric offerings. The company continues to be undercapitalized with respect to growing the new businesses, but continues to make progress with the limited available funds. These factors combined with the anticipated decrease in maintenance and technical support as the business shifts its focus from legacy security products to advanced intelligence offerings, including the 48% decrease in maintenance and technical support. This was all from one legacy customer who did not renew their contract at the end of 2016, along with an annual credit of $70,000 for one customer. The revenue from this line item will be replaced over the next reporting periods with an anticipated increase in consulting services for the rail business and recurring maintenance revenues from new projects after the initial maintenance free period.

Cost of Revenues

Costs of revenues were $658,391 and $645,155 for the three months ended September 30, 2017 and 2016, respectively. The decrease in 2017 cost of the project implementation was related to decreased project revenue. Other increases in costs of revenues are generally in line with the increase in revenue in these categories with IT asset management services showing a slight improvement most related to economies of scale. It should be noted that the decrease in 2017 cost of the maintenance and technical support is due to the budgeted decrease in revenue. Additionally, we have two projects that are budgeted under the normal 50% margin, reducing the overall gross profit. These projects are related to initial implementations of new technology where costs were higher overall. However, upon rollout of additional systems, margins are expected to be within the normal historical range.

Gross Profit

Gross Profit was $387,344 and $722,014 for the three months ended September 30, 2017 and 2016, respectively. The decrease in gross profit was mainly the result of the decrease in project revenues and two projects with budgeted lower than normal profit margins (see above). This decrease was partially offset by lower costs overall in the project costs as well as maintenance and technical support with also an offset with better than anticipated performance in the IT asset management areas.

Operating Expenses

Operating expenses for the three months ended September 30, 2017 and 2016 were $1,174,864 and $1,151,607 respectively, an increase of $23,257. This increase in expenses was mainly due to an increase in contract labor, professional expenses and general and administration of $64,573. However, this increase was offset by a decrease of $35,012 in selling and marketing expenses and $6,304 in research and development expenses. The increase in operating expenses are largely the result of ongoing funding activities and are one time in nature.

Loss Before Other Income (Expense)

The loss from operations for the three months ended September 30, 2017 and 2016 was $787,520 and $429,593, respectively. The increase in loss from operations was mostly due to the overall decrease in revenue for the period and increase in cost of revenues affecting the overall gross profit. The lower than normal gross profit will continue into the fourth quarter of 2017.

Interest Expense

Interest expense for the three months ended September 30, 2017 and 2016 was $1,525,894 and $161,515 respectively. The increase in interest expense was almost entirely due to non-cash charges in connection with debt discount and warrant amortization expense for bridge financing entered into in late 2016.

Warrant Derivative Gain

Warrant derivative gain for the three months ended September 30, 2017 and 2016 was $2,188,546 and zero, respectively. The gain recorded in the third quarter 2017 was primarily the result of the decrease in common stock share price that affected the evaluation for the non-cash warrant derivative expense related to the funding draws against the Company’s promissory note with JMJ Financial.

Other Income

Other income for the three months ended September 30, 2017 and 2016 was zero and $34, respectively.

Net Loss

The net loss for the three months ended September 30, 2017 and 2016 was $124,868 and $591,074, respectively. The $466,206 decrease in net loss is primarily attributable to the non-cash charges in 2017 of $1,457,057 in debt discount expense and $2,188,546 warrant derivative gain on debt related to bridge financing. Net loss applicable to Common Stock was $130,788 in 2017 versus $591,074 in 2016, an increase of $460,286. The loss applicable to common stock in the third quarter of 2017 reflected a charge for Preferred Stock Dividends of $5,920. Net loss per common share was $(0.07) and $(0.31) for the three months ended September 30, 2017 and 2016.

Comparison for the Nine Months Ended September 30, 2017 Compared to Nine Months Ended September 30, 2016

The following table sets forth a modified version of our unaudited Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Nine Months Ended
	September 30,
	2017	2016

Revenue	$3,243,969	$4,018,555
Cost of Revenue	1,875,280	1,803,523
Gross profit	1,368,689	2,215,032
Operating expenses	3,792,617	3,865,000
Loss from operations	(2,423,928)	(1,649,968)
Other income (expense)	(1,314,031)	(442,590)
Net loss	(3,737,959)	(2,092,558)
Series A preferred stock dividends	(17,760)	—
Net loss applicable to common stock	$(3,755,719)	$(2,092,558)

Revenues

Revenues were $3,243,969 and $4,018,555 for the nine months ended September 30, 2017 and 2016, respectively. The comparative 19% decrease in revenue during 2017 was largely the result of the decrease in project revenue and the anticipated decrease in maintenance and technical support as the business shifts its focus from legacy security products to advanced intelligence offerings. The IT asset management business continued to show strength in the nine months with a 70% increase in revenues compared with the previous same period a year ago. The 50% decrease in maintenance and technical support was all from one legacy customer who did not renew their contract at the end of 2016. The revenue from this line item will be replaced over the next reporting periods with an anticipated increase in consulting services for the rail business and recurring maintenance revenues from new projects after the initial maintenance free period.

Cost of Revenues

Costs of revenues were $1,875,280 and $1,803,523 for the nine months ended September 30, 2017 and 2016, respectively. The increase in 2017 cost of the project implementation was related to increased costs for implementation of one international project with unanticipated additional travel and other expenses related to this specific project, alone with two new projects with budgeted lower than normal profit margins. Other increases in costs of revenues are generally in line with the increase in revenue in these categories with IT asset management services showing a slight improvement most related to economies of scale. It should be noted that the decrease in 2017 cost of the maintenance and technical support is due to the budgeted decrease in revenue.

Gross Profit

Gross Profit was $1,368,689 and $2,215,032 for the nine months ended September 30, 2017 and 2016, respectively. The overall decrease resulted primarily in the first and third quarters 2017 from an isolated decline in margins in the project business for reasons described previously. This decrease during the first quarter 2017 is expected to be one-time in nature and that the overall year will be in line with previous gross profit performance. The decrease in gross profit was offset by lower costs overall in the maintenance and technical support with further offset in the increase in IT asset management areas but still resulted in a reduction of 38% in overall gross margin compared to the comparative quarter in 2016. Despite more aggressive pricing in the award of a large contract that makes up much of the revenue in that business line, unanticipated expenses related to initial implementation of a new product reduced the overall gross margins compared to the previous equivalent quarter. These cost overruns are expected to be a one-time event and that gross margin percentage are anticipated to be in line with previous years going forward.

Operating Expenses

Operating expenses for the nine months ended September 30, 2017 and 2016 were $3,792,617 and $3,865,000 respectively, a decrease of $72,383. This decrease in expenses was mainly due to a decrease in contract labor and selling and marketing expenses of $305,274. However, this decrease was offset by an increase of $232,891 because of additional professional fees and general and administration expenses related to operating as a public company, expenses related to our corporate actions including a planned up-listing to a national exchange and additional spending on resources for the research and development department by the Company.

Loss Before Other Income (Expense)

The loss from operations for the nine months ended September 30, 2017 and 2016 were $2,423,928 and $1,649,968, respectively. The increase in loss from operations in the amount of $773,960 was due to the decrease in gross profit of $846,343 and with an offset in less operating expenses of $72,383.

Interest Expense

Interest expense for the nine months ended September 30, 2017 and 2016 was $3,279,898 and $443,929 respectively. The increase in interest expense was almost entirely due to non-cash charges in connection with debt discount and warrant amortization expense for bridge financing entered into in late 2016.

Warrant Derivative Gain

Warrant derivative gain for the nine months ended September 30, 2017 and 2016 was $1,901,219 and zero, respectively. The gain recorded in the third quarter 2017 was primarily the result of the decrease in common stock share price that affected the evaluation for the non-cash warrant derivative expense related to the funding draws against the Company’s promissory note with JMJ Financial.

Other Income

Other income for the nine months ended September 30, 2017 and 2016 was $1 and 1,339, respectively.

Net Loss

The net loss for the nine months ended September 30, 2017 and 2016 was $3,737,959 and $2,092,558, respectively. The $1,645,401 increase in net loss is primarily attributable to the non-cash charges in 2017 of $3,064,086 in debt discount expense offset with a warrant derivative gain of $1,901,219 on debt related to bridge financing. Net loss applicable to Common Stock was $3,755,719 in 2017 versus $2,092,558 in 2016, an increase of $1,663,161. The loss applicable to common stock in 2017 reflected a charge for Preferred Stock Dividends of $17,760. Net loss per common share was $(1.98) and $(1.11) for the nine months ended September 30, 2017 and 2016.

Liquidity and Capital Resources

Cash flows used in operating activities for the nine months ended September 30, 2017 and 2016 were $1,046,108 and $1,518,348, respectively. The decrease in cash flows used in operations for the nine months ended September 30, 2017 was due primarily to the non-cash warrant derivative gain offset with debt discount expense related to the promissory note with JMJ Financial with an offset of $1,517,112 positive variance in changes in assets and liabilities.

Cash flows used in investing activities for the nine months ended September 30, 2017 and 2016 were $22,549 and $32,481, respectively representing minimum investments in certain assets during 2017 and 2016.

Cash flows provided by financing activities for the nine months ended September 30, 2017 and 2016 were $894,531 and $1,480,267, respectively. Cash flows from financing activities during 2017 were primarily attributable to proceeds from the draws on notes payable, partially offset by repayments of existing notes and short-term credit facilities. Cash flows from financing activities during 2016 were primarily attributable to proceeds from the draws on notes payable, partially offset by repayments of existing notes and short-term credit facilities.

Since inception, we have funded our operations primarily through the sale of our equity (or equity linked) and debt securities. As of November 15, 2017, we had cash on hand of approximately $93,000. We have approximately $131,000 in monthly lease and other mandatory payments, not including payroll and ordinary expenses which are due monthly.

Reverse Split

Effective April 26, 2017, the Company filed an Articles of Amendment to the Articles of Incorporation of the Company (the “Amendment”) to effectuate a reverse split of the Company’s issued and outstanding common stock at an exchange ratio of 1-for-35 (the “Reverse Split”). As a result of the Reverse Split, every thirty-five (35) shares of the Company’s issued and outstanding common stock were converted into one (1) share of issued and outstanding common stock. The number of authorized shares remained unchanged. No fractional shares were issued in connection with the Reverse Split. Any fractional shares of common stock resulting from the Reverse Split were rounded up to the nearest whole share. It is not necessary for stockholders to exchange their existing stock certificates for new stock certificates in connection with the Reverse Split. Stockholders who hold their shares in brokerage accounts are not required to take any action to exchange their shares.

On April 28, 2017, the Company received notice from Financial Industry Regulatory Authority that the Reverse Split was approved and took effect at the opening of trading on May 22, 2017.

The Reverse Split has no impact on shareholders’ proportionate equity interests or voting rights in the Company or the par value of the Company’s common stock, which remains unchanged.

JMJ Financing Transaction

On December 20, 2016, we entered a bridge financing Securities Purchase Agreement with JMJ Financial, an accredited investor, for non-convertible debt financing in the amount up to $2,500,000. Our first draw was in the amount of $575,000 net of an OID of $30,263. The loan agreement contemplates a series of corporate actions leading to the Company raising at least $10 million in the Initial Offering. The loan is payable on the earlier of May 15, 2017 or the third business day after the closing of the Public Pursuant to the Note, the lender is obligated to provide the Company an additional $750,000 advance under the Note in tranches, as certain milestones, contained within the Note, are achieved. The lender may make further advances of up to $825,000 ($625,000 after deduction for original issue discounts for the entire $2.5M note) under the Note, in such amounts and at such times as the Parties may agree. The Company has drawn $1,275,000 during the first three quarters of 2017 after achieving scheduled milestones against the $1,225,000 available amount as of September 30, 2017 including $150,000 related to favorable settlement on an existing debt obligation that was in default. Although the note is not convertible per se, if the Company fails to repay the balance due under the Note when due, the lender has the right to convert all or any portion of the outstanding Note into shares of Common Stock, subject to the terms and conditions set forth in the Note. All amounts due under the Note become immediately due and payable upon the occurrence of an event of default as set forth in the Note.

On May 15, 2017, the Company was obligated to repay the principal due to JMJ Financial under the Note totaling $1,627,632. On May 22, 2017, the Company and JMJ Financial entered into an Amendment No. 1 to the Securities Purchase Agreement and to the Note (“Amendment No. 1”). This Amendment No. 1 extended the original maturity date for the Note from May 15, 2017 to June 15, 2017 and extended the date on which the Origination Shares (as defined in the SPA) are to be issued from May 30, 2017 to June 15, 2017. Pursuant to Amendment No. 1, on June 15, 2017, the Company was obligated to repay the principal due to JMJ Financial under the Note totaling $1,627,632.

On July 12, 2017, the Company and JMJ Financial entered into an Amendment No. 2 to the Securities Purchase Agreement and to the Note (“Amendment No. 2”). This Amendment No. 2 extended the original maturity date for the Note from June 15, 2017 to July 31, 2017 and extended the date on which the Origination Shares are to be issued from June 15, 2017 to July 31, 2017.

On August 14, 2017, the Company obtained an amendment No. 3 to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from July 31, 2017 to August 31, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from May 30, 2017 to August 31, 2017.

On November 14, 2017, the Company obtained a further amendment No. 4 to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from August 31, 2017 to November 16, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from August 31, 2017 to November 16, 2017.

On November 16, 2017, the Company obtained a further amendment No. 5 to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from November16, 2017 to November 18, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from November 16, 2017 to November 18, 2017.

On November 20, 2017, the Company and JMJ Financial entered into Amendment No. 6 to the Securities Purchase Agreement and to the $2,500,000 Promissory Note (“Amendment No. 6”). This amendment extended the original Maturity Date for the Promissory Note from November 18, 2017 to November 22, 2017. Pursuant to Amendment No. 6, JMJ Financial conditionally waived the defaults for the Company's failure to meet the original maturity date of the Note and delivery date for the Origination Shares. JMJ Financial waived any damages, fees, penalties, liquidated damages, or other amounts or remedies otherwise resulting from such defaults in accordance with Amendment No. 6, and such conditional waiver is conditioned on the Company not being in default of and not breaching any term of the Note or the SPA or any other transaction document at any time subsequent to the date of Amendment No. 6. If the Company triggers an event of default or breaches any term of the Note, the SPA, or the transaction documents at any time subsequent to the date of Amendment No. 6, JMJ Financial may issue a notice of default for the Company’s failure to meet the original maturity date of the Note and original delivery date of the Origination Shares.

Because of the growing nature of the business, we project that we will need additional capital to fund operations over the next 12 months. We anticipate we will need an additional $3,000,000 for the year of 2017.

On a long-term basis, our liquidity is dependent on continuation and expansion of operations, receipt of revenues, and additional infusions of capital. Our current capital and revenues are insufficient to fund such expansion. If we choose to launch such an expansion campaign, we will require substantially more capital. The funds raised from any future offering will also be used to market our products and services as well as contribute to existing working capital needs.

Demand for the products and services will be dependent on, among other things, market acceptance of our products and services, the technology market in general, and general economic conditions, which are cyclical in nature. In as much as a major portion of our activities is the receipt of revenues from the sales of our products and services, our business operations may be adversely affected by our competitors and prolonged recession periods.

Our auditor has expressed substantial doubt regarding our ability to continue as a going. Management is unable to predict if and when we will be able to generate positive cash flow. Our plan regarding these matters is to raise additional debt and/or equity financing to allow us the ability to cover our current cash flow requirements and meet our obligations as they become due. There can be no assurances that financing will be available or if available, that such financing will be available under favorable terms. If we are unable to generate adequate revenues to cover expenses and cannot obtain additional financing soon, we may seek protection under bankruptcy laws.

Off Balance Sheet Arrangements

We have no-off balance sheet contractual arrangements, as that term is defined in Item 303(a)(4) of Regulation S-K.

Critical Accounting Policies

We have identified the accounting policies below as critical to our business operations and the understanding of our results of operations.

Revenue Recognition and Contract Accounting

The Company generates revenue from three sources: (1) Project Revenue; (2) Maintenance and Technical Support and (3) IT Asset Management (consulting and auditing).

Project Revenue

The Company constructs intelligent technology systems consisting of materials and labor under customer contracts. Revenues and related costs on project revenue are recognized using the “percentage of completion method” of accounting in accordance with ASC 605-35, “Construction-Type and Production-Type Contracts”. Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred as a percentage of total estimated costs for the entirety of the contract. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “costs and estimated earnings in excess of billings on uncompleted contracts”. Any billings of customers in excess of recognized revenues are recorded as a liability in “billings in excess of costs and estimated earnings on uncompleted contracts”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

A contract is considered complete when all costs except insignificant items have been incurred and the installation is operating according to specifications or has been accepted by the customer.

The Company has contracts in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. Costs estimates are reviewed periodically on a contract-by-contract basis throughout the life of the contract such that adjustments to the profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete projects, must be made and used in connection with the revenue recognized in the accounting period. Current estimates may be revised as additional information becomes available.

Maintenance and Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized ratably over the term of the contract.

For sales arrangements that do not involve multiple elements such as professional services, which are of short-term duration, revenues are recognized when services are completed.

IT Asset Management Services

The Company recognizes revenue from its IT asset management business in accordance with the Securities and Exchange Commission (the “SEC”) Staff Accounting Bulletin No. 104, "Revenue Recognition" and Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605-25 which addresses Revenue Recognition for the software industry. The general criteria for revenue recognition under ASC 985-605 for our Company, which sells software licenses, which do not require any significant modification or customization, is that revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

The Company’s IT asset management business generates revenues from three sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales and (3) Customer Service (training and maintenance support).

For sales arrangements that do not involve multiple elements:

(1)	Revenues for professional services, which are of short-term duration, are recognized when services are completed;
(2)

For all periods reflected in this report, software license sales have been one-time sales of a perpetual license to use our software product and the customer also has the option to purchase third party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3)	Training sales are one-time upfront short term training sessions and are recognized after the service has been performed; and
(4)

Maintenance/support is an optional product sold to our software license customers under one year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

Multiple Elements

Arrangements with customers may involve multiple elements including project revenue and maintenance services in our Intelligent Technology Systems business. Maintenance will occur after the project is completed and may be provided on an extended-term basis or on an as-needed basis. In our IT Asset Management business, multiple elements may include any of the above four sources. Training and maintenance on software products may occur after the software product sale while other services may occur before or after the software product sale and may not relate to the software product. Revenue recognition for multiple element arrangement is as follows:

Each element is accounted for separately when each element has value to the customer on a standalone basis and there is Company specific objective evidence of selling price of each deliverable. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each element is recognized using the applicable criteria under GAAP as discussed above for elements sold in non-multiple element arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. The Company sells its various services and software and hardware products at established prices on a standalone basis which provides Company specific objective evidence of selling price for purposes of multiple element relative selling price allocation. The Company only sells maintenance services or spare parts based on its established rates after it has completed a system integration project for a customer. The customer is not required to purchase maintenance services. All elements in multiple element arrangements with Company customers qualify as separate units of account for revenue recognition purposes.

Deferred Revenue

Deferred revenues represent billings or cash received in excess of revenue recognizable on service agreements that are not accounted for under the percentage of completion method.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Share-Based Compensation

Stock-based compensation is accounted for in accordance with the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the shorter of the period the employee or director is required to perform the services in exchange for the award or the vesting period. The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date”. The expense is recognized over the service period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying unaudited consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of assets acquired and liabilities assumed in business combinations, valuation of intangible and other long-lived assets, estimates of percentage completion on projects and related revenues, valuation of stock-based compensation, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt, valuation of stock-based awards and valuation of loss contingencies. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

BUSINESS

Our Corporate History

We were incorporated on May 31, 1994 in the State of Florida as Information Systems Associates, Inc. (the “Company”, “we”, “us”, “our”). Initially, our business operations consisted of consulting services for asset management of large corporate data centers and development and licensing of Information Technology (IT) asset management software. On April 1, 2015, we completed a reverse triangular merger, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among Duos Technologies, Inc., a Florida corporation (“DTI”), the Company, and Duos Acquisition Corporation, a Florida corporation and wholly owned subsidiary of the Company (“Merger Sub”). Under the terms of the Merger Agreement, the Merger Sub merged with and into DTI, whereby DTI remained as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”). On the same date, TrueVue 360, Inc. a Delaware corporation became a wholly owned subsidiary of the Company. In connection with the Merger, on July 10, 2015, the Company effected a name change to Duos Technologies Group, Inc.  The Company was not and had never been a shell company.

Overview

The Company, through its wholly owned subsidiary DTI, focuses on the design, development and turnkey delivery of proprietary “intelligent technologies” that enable our customers to derive measurable increases in return on investment for their business. Our technologies integrate with our customer’s existing business process and create actionable information to streamline mission critical operations. Our target market is the largest transportation, industrial and retail corporations representing over $100 billion in total available market.  Our technologies have been verified by multiple government and private organizations including Johns Hopkins University Applied Physics Laboratory (JHU/APL), the Department of Homeland Security (DHS), and the Transportation Technology Center, Inc., a wholly owned subsidiary of the Association of American Railroads, and a transportation research and testing organization (TTCI). The Company has worked with these organizations over the past several years where we have supplied funded prototypes of our technologies to verify technology and operating parameters.

The Company provides a broad range of sophisticated intelligent technology solutions with an emphasis on security, inspection and operations for critical infrastructure within a variety of industries including transportation, healthcare, retail, law enforcement, oil and gas and utilities sectors. Our business operations are in two business units: intelligent technologies and IT asset management. Our proprietary applications, specific to critical infrastructure, include but are not limited to:

Intelligent Rail Inspection Portal

▪

A suite of several sub-systems for the automated inspection of freight or transit railcars while in motion. The objective is to automatically detect a variety of anomalies such as open or missing hatches, open cargo doors, illegal riders hiding in cargo wells, and foreign objects hidden under a car undercarriage, all while the train is traveling through various strategic areas (i.e. border crossings or inspection areas).

Tunnel and Bridge Security

▪

A suite of artificial intelligence-based homeland security applications for the security of critical tunnels and bridges.

Virtual Security Shield

▪

A suite of artificial intelligence-based homeland security applications for the security of critical areas and buffer zones. This application includes intrusion detection zone, Radio Frequency Identification (RFID) tracking and discriminating “Friend or Foe” modules (Friend or Foe refers to a Radio Frequency - based tagging system that validates individuals authorized to be in a specific area).

Facility Safety and Security

▪

A suite of artificial intelligence-based homeland security applications for the “hardening” or safety and resilience of facilities against natural or man originated threats for the protection of critical facilities (energy, water, chemical facilities).  The Company and all of its staff are CFATS (Chemical Facility Anti-Terrorism Standards) certified.

Remote Bridge Operation

▪

Proprietary system for remote control of draw bridges.

Collision Alert, Monitoring and Impact Analysis System

▪

A system designed to automatically detect, document and record maritime vessels colliding with bridge structures, thereby causing significant damages, in real-time.

Pantograph Inspection System

▪

A system designed to inspect pantographs (structure connecting transit locomotives to high voltage power lines) for the detection of excessive depletion of carbon liners, which may cause power line ruptures.

Vehicle Undercarriage Examiner (Security)

▪

A system that builds upon our current undercarriage inspection technology.  This second generation unit is able to inspect the undercarriage of railcars (both freight and transit rail) traveling at speeds of up to 70 miles per hour.

Vehicle Undercarriage Examiner (Mechanical Inspection)

▪

Under a similar development grant from the TTCI (the technology evaluation arm of the American Association of Railroads (“AAR”)), we developed a prototype targeting mechanical and structural anomalies of undercarriage components.  The addition of algorithms for an increasing number of automated detection of anomalies is a continuing development, which once completed and successfully tested, may have a significant impact on our revenues.  The next version upgrade is scheduled to be completed by the end of the second quarter of 2017.

Multi-Layered Enterprise Command and Control Interface

▪

Aggregator and central point for information consolidation, systems management and communications of our proprietary systems and third-party applications.

Several significant new programs and technologies are currently under development and in various stages of maturity.  Some of the more significant developments are:

Neural Network Modeling for detection algorithms

▪

A neural network is a powerful computational data model, able to capture and represent complex input/output relationships. The neural network includes the development of an artificial system that could perform "intelligent" tasks like those performed by the human brain, including the acquisition of knowledge through deep learning, which is stored within inter-neuron connection strengths known as synaptic weights.

Automated Retail Facility Logistics

▪

We are currently in the process of developing a comprehensive system to automate facility security gate operations.

Transit Rail Platform Analytics

▪

We have been selected by the New York City Transit Authority (“NYCT”) to provide a pilot (proof of concept) of our Platform Analytics Technology concept.  The technology is designed to automatically detect objects falling on tracks adjacent to transit passenger platforms and to alert incoming rail traffic to that effect.

Intelligent Pedestrian Identification Portal

▪

A system that will integrate several biometric data points from inbound and outbound pedestrians to and from the US.  The system will enable US Customs to automatically capture critical biometric data from visitors “entering” and “leaving” the country without slowing down pedestrian traffic.  The data will be processed by our combined praesidium® and centraco® platforms and result in the capability of tracking inbound visitors that overstay their permitted visa duration.  We have submitted a comprehensive proposal to receive an award for a pilot system for proof of concept during the current fiscal year.

Our Customers

DTI, our wholly owned subsidiary, operates our Intelligent Technologies Division which develops and implements an array of sophisticated, proprietary technology applications and turnkey engineered systems.  Initially developed and deployed for homeland and border security, these applications are used by major freight rail operators (also known as Class-1, such as Union Pacific, CSX, and KCS). After achieving initial success in the transportation industry, the Company broadened its market reach, adapting its proprietary technologies to a suite of applications. This suite of applications now services the commercial, industrial, healthcare, utilities and government sectors.  Our current major customers include Amtrak, Burlington Northern (BNSF), Concho Oil, Conrail, CSX, Chicago Metra, Metrolink, Kansas City Southern de Mexico (KCSM), Ferromex, Kohl’s, Olin Chemical, TTCI and Union Pacific.

Additionally, DTI operates our IT Asset Management (“ITAM”) division which provides infrastructure and device audit services for large data centers.  In 2010 we were awarded a process patent for our methodology for the efficient data collection and audit of IT assets. The Company markets its ITAM services through strategic partners.

Our goal is to provide our end users with improved situational awareness and overall efficiencies in operations by leveraging “smart” technology as a force multiplier. Our established customer base includes Class 1 Railroads (freight and transit), transportation, healthcare, retail, law enforcement, oil and gas and utilities sectors as well as the largest and most complex data centers. Our current technology solutions are designed for specific industries, however, the underlying core technologies are industry agnostic and suitable for adaptation to a wide range of applications and industries.

Market

At this time, our primary target market is rail transportation. We implement our products in railcar security inspection with a focus on providing our customers with the capability of performing mission critical security inspections of inbound trains crossing US borders from a centralized, remote location. The U.S. Customs and Border Protection (“CBP”) agency uses our systems at U.S./Mexican border rail crossings. Additionally, opportunities exist within the entire operating environment with initial emphasis on freight carriers by providing mechanical inspection portals for the remote inspection of railcars while traveling at high speeds.  Unlike trucks, barges, and airlines, freight railroads operate almost exclusively on infrastructure that they own, build, and maintain. According to the AAR article on Freight Railroad Capacity and Investment dated April 2016, from 1980 to 2015 freight railroads alone reinvested approximately $600 billion of their own funds in capital expenditures and maintenance projects related to locomotives, freight cars, tracks, bridges, tunnels and other infrastructure related equipment.  The AAR further reports, that more than 40 cents out of every revenue dollar is reinvested into a rail network.

According to AAR’s statistical railroad report, there are approximately 1.56 million freight cars and 26,574 locomotives in service operated on approximately 250,000 miles of active rail tracks throughout North America.  Rail tracks are predominantly owned by the Class-I railroad industry which include:

Class-I Railroads	Tracks Owned in:
	Canada	USA	Mexico
BNSF Railway	✓	✓	x
Canadian National Railway (CN)	✓	✓	x
Canadian Pacific	✓	✓	x
CSX Transportation	✓	✓	x
Ferrocarril Mexicano (Ferromex)	x	x	✓
Kansas City Southern Railway	x	✓	✓
Norfolk Southern	✓	✓	x
Union Pacific Railroad	x	✓	x

The report further elaborates that profitability of rail operators is measured by their operating ratio, which is the rail operator’s operating expenses as a percentage of revenue.  According to AAR’s Annual Spending Data report, the labor cost to run and maintain trains represent a significant portion of their total operating expenses.  Revenue is mostly affected by the average “velocity” of its rolling stock, which determines how much freight or how many passengers a rail operator can transport between destinations and the average speeds.  Railroads implement their own speed limits within Federal Railroad Administration (FRA) guidelines. Average speed is impacted by many factors including, but not limited to:

•

track curvatures and condition, signaling, and stoppages for inspections (security and mechanical);

•

grade crossings; and

•

physical condition of locomotives and railcars

Freight trains are considered massive in size and weight. Thus, worn or broken parts can have a significantly negative impact on operations. Quicker detection can prevent costly car and track repairs, and derailments.  Early detection has the potential to dramatically increase velocity and direct profitability.

Examples include inspections at rail border crossings by CBP agents, which can often lead to significant delays and mandated mechanical inspections. Under FRA regulations, each time a railcar departs a yard, terminal, or industrial facility, it is required to be inspected by either a qualified mechanical inspector or a train crew member for specific defects that would adversely affect the safe operation of the train. There is currently over 70 mechanical and safety inspection criteria, therefore the inspection process typically takes between two and three hours (dwell time) during which each train is “grounded” in a maintenance yard.  In addition, the current railcar inspection process is tedious, labor intensive, dangerous, and in general, lacks the level of objectivity that may be achievable using technology.

In order to effectively detect structural or mechanical defects, railcar inspectors today need to walk around the car and crawl underneath the undercarriage with a flashlight to inspect each physical component. Because this process is so lengthy, and hazardous, it is only utilized for pre-departure mechanical inspections. Otherwise, cars are only inspected with this level of scrutiny in shops before undergoing major repairs. In addition to the inherent safety and efficiency challenges of manual inspections, records of these inspections are generally not retained unless a billed repair is performed. Thus, the maintenance of railcar structural components is almost entirely reactive rather than predictive, making repairs and maintenance less efficient.

For many years, the rail industry, through the AAR and its subsidiary TTCI, has been evaluating the feasibility of using technology, and has most recently focused on the objective of performing remote mechanical inspections prior to a train arriving at a rail yard.  In the first phase, car inspectors would remotely perform visual inspections of multiple train “consists”, which are a group of rail vehicles which are permanently or semi-permanently coupled together to form a unified set of equipment, from a regional inspection station, and generate work orders for detected anomalies. These will be distributed to the respective yards prior to a train arriving at the yard facility.  The time-consuming process of physical inspection would be significantly reduced, leading to a significant increase in average velocity and decreased labor cost.  We believe this lends itself to the natural progression of automating the inspection process, taking inspectors from the physical inspection to the required actions for diagnosing and resolving issues.

The second phase is to convert the inspection process to a complete automated system that will inspect the entire car via an “intelligent system”. This would implement a wayside inspection portal employing a combination of sensors capturing live images and sensor data, of each side, top and undercarriage. Software algorithms interpret the data to identify defects or anomalies. This inspection technology increases average speed and consequently overall return on investment of our customers due to the following:

1.

The safety risks associated with manual car inspection will be minimized through reduced exposure to potential yard hazards; and

2.

Reducing inspection time will increase yard efficiency and improve overall network capacity by also reducing the time needed to process inbound and outbound trains.

We believe that the evolution of automating the inspection processes is broadly advocated throughout the industry. In our experience, the freight rail companies are constantly seeking out innovative ways to increase capacity and improve efficiencies while increasing safety and security standards.  A recently launched aggressive plan to automate the mechanical inspection process is at the core of our market opportunity.

Our Products and Systems - Technology Platforms

The Company’s solution is comprised of two core technology platforms: praesidium® and centraco®.

These in-house developed software suites are distributed as licensed software suites, and form the centerpiece of our engineered turnkey systems.  Each integrated system encompasses three major components:

1.

The data collectors, including specialized cameras integrated by the Company and other sensors that are specific to the customers’ requirements (third party supplied or pre-existing);

2.

praesidium®, the analytics software suite which performs real-time analysis of the data generated by the Company; and

3.

centraco®, the multi-layered presentation interface which graphically depicts the data analyzed and identifies anomalies and provides actionable intelligence.

Since 2002, we have developed and patented key software components that provide a significant competitive advantage in specialized solutions for our target markets.  We believe an important factor in this development is that the Company’s intellectual property is “industry agnostic” and can be deployed to many different industries.  The following technical descriptions of praesidium® and centraco® provide further insight.

praesidium® Intelligent Analytics Suite

praesidium® is an integrated suite of analytics applications which both process and analyze data streams from a virtually unlimited number of conventional or specialized sensors and/or data points. Our algorithms compare analyzed data against user-defined criteria and rules in real time and automatically report any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and sub-systems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (“AMS”). The AMS provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to centraco®, the Company’s enterprise information management suite if and when an issue, event or performance anomaly is detected.  The processed information is instantly distributed simultaneously to an unlimited number of users in a visualized and correlated user interface using the centraco® command and control platform.

Our core modules are tailored to specific industry applications and the analytics engine(s) process any type of conventional sensor outputs, also adding “intelligence” to any third-party sensor technology. A key benefit is that the customer may often retain existing systems and we would integrate these into an overall solution.

Key praesidium® Modules (1):

Module Name	Description
Adm	Tracks objects and filters images.
BoatTrackandDetect	Detects the movement of a boat using a fixed camera then uses a Pan-Tilt-Zoom (“PTZ”) camera to follow it.
C3 / C2 (CII.dll)	Human tracking module.
FodDraw -Legacy	Draws ellipses around points identified by the Foreign Object Detection (“FOD”) engine.
GFAG

The Automated Pantograph Inspection System (apis®) incorporating praesidium® intelligent video analytics automatically captures, inspects and processes real time images from trains passing one of three inspection points. Cameras mounted above the track capture high-resolution digital images of all pantographs. At the same time, an RFID reader captures the unique car number from the passing railcar by reading an RFID tag mounted on the top of each car. Each pantograph image and corresponding car number are bundled, transmitted to the RVSPRO™ digital server, and stored in the provided SQL database as a single record. The captured images are sorted automatically to show the most recent pantographs for each car and potential defects for each pantograph.

Gudm – Legacy	Encompasses the various detection modules.
IpPtz	Current PTZ control module – controls both serial and IP PTZ cameras.
LaserCapture	Sub component of the Rail Inspection Portal (“rip®”) module – captures video frame for open door and hatch as directed by lasertech.

LaserTech	rip® module – orchestrates open door, open hatch detections, car separations. Interface for the lasers, AEI reader and the VIEW/Gatekeeper system.
LiveStitch	rip® module – creates panorama tiles for side and top view.
Ptz	Legacy ptz control.
Stitcher	rip® module – legacy – similar to LiveStitch.
Stitcher2	rip® module – legacy – similar to LiveStitch.
TrainDetection	The role of the train detection module is to detect the presence/absence of a train within a predefined zone.
TRIDS	rip® module – train rider detection.
VideoCheck	Checks the integrity of a video feed. It checks for fps.
WrongWay	Detects the direction of a train/human and alarms if the direction is opposite of the allowed direction.
WWII	Legacy – WrongWay detection.
ZoneOccup	Detects the presence/absence of an object within a predefined zone.
AMS.exe

This module receives input from multiple sensors and detection modules.  The sensors range from emergency communication (“EMCOM”) buttons, fire alarm panels, Ethertrak devices, power distribution units (“PDU”s), web relays and video analytics modules attached to praesidium®. AMS is also used as a distributed alarm manager, aggregating detection signals from multiple servers and reporting them to centraco®. Alarms and detections can be suppressed or enabled by a scheduling system that is controlled via AMS.  A portion of centraco’s® auto check functionality is provided by AMS in that it has a built-in data server that gathers statistics on the operation / status of itself and praesidium®.

TrainInspect.exe

This module is integral to the rip® back end processing.  This module orchestrates the conversion of images from the vue®/Gatekeeper systems; imports train information into the MySQL database; locates the appropriate reference image for the current railcar for the FODengine (Foreign Object Detection).

FODEngine.exe	This module works in concert with the TrainInspect.exe to calculate the difference between the current and reference images for railcars.
GIGEApp.exe

High speed machine vision camera control module.  This module is a device driver level module that captures high shutter speed / high frame rate camera images.  The frame rates range from 112fps to 380fps for some camera models.

VueLiveStitch.exe	High speed stitching module. Works with the output of the GIGEApp.exe to produce panorama images for the praesidium® Vehicle Undercarriage Examiner (vue®) system.
P2 Engine

New generation of praesidium® core engine designed to increase stability and efficiency by sandboxing each module in its own process. P2 comes in 32 and 64 bit versions and it is completely backwards compatible with legacy praesidium® modules.

P2 SDK	Development toolkit for P2 engine enabling effortless creation of new modules within the framework.

(1)

Not a complete representation of the praesidium® modules.

As listed on the safetyact.gov website, the praesidium® video analytics technology has received “Safety Act” designation from the US Department of Homeland Security.  We are one of only ten companies to have received this designation for video related solutions and praesidium® is the only video analytics application with this designation.

Over the years, our proprietary analytics suite has been expanded to meet a significant number of security objectives and environments, adaptable to a broad range of critical infrastructure target verticals including but not limited to commercial transportation (rail, air and seaports), retail, healthcare, utilities, oil, gas and chemical, and government.

centraco® Enterprise Command and Control Suite

centraco® is an Enterprise Information Management (EIM) system.  It was designed as a multi-layered command and control interface and to function as the central point and aggregator for information consolidation, connectivity and communications. The platform is browser based and completely agnostic to the interconnected sub-systems. It provides full LDAP (Lightweight Directory Access Protocol, also known as Active Directory) integration for seamless user credentialing and performs the following major functions:

•	Collection: Device management independently collects data from any number of disparate devices or sub-systems.
•	Analysis: Correlates and analyzes data, events and alarms to identify real-time situations and their priorities for response measures and end-user’s Concept of Operations (“CONOPS”).
•	Verification: The contextual layer represents relevant information in a quick and easily interpreted format which provides operators optimal situational awareness.
•	Resolution: Event-specific presentation of user-defined Standard Operating Procedures (“SOPs”), that includes a step-by-step instruction on how to resolve situations.
•	Reporting: Tracking of data and events for statistical, pattern and/or forensic analysis.
•

Auditing: Device-level drill down that records each operator’s login interaction with the system and tracks manual changes including calculations of operator alertness and reaction time for each event.

Engineered Solutions

The Company has always delivered engineered solutions which translate into the ability to implement a practical solution to specific customer requirements. Often, software is developed where implementation is the responsibility of the customer. We believe that delivering and supporting turnkey working systems that provide measurable end solutions are the preferred business model for our customers. We also believe that any implementation must co-exist in an already functioning operation and that any solution must work within existing business practices. Due to this philosophy, over time, our code base has been expanded to integrate a myriad of third-party sensor technologies thereby creating complete engineered solutions that dovetail into existing environments and thus not forcing our customers to replace working legacy systems. These engineered solutions usually address more complex end-user requirements and are typically designed, developed, deployed and maintained by the Company in a direct relationship with the end-user on a turnkey basis.

The combination of our two platforms (praesidium® and centraco®) with its many variants has and continues to deliver comprehensive “end-to-end” solutions, some of which already play a significant role in pro-active homeland security including cross border commercial rail transport.

More recently, we created several proprietary, turnkey systems and applications for commercial railways, the most significant being the following:

Intelligent Rail Inspection Portal (rip®).  This turnkey system was originally designed for rail security and inspection at rail border crossings. Under a Union Pacific (UP) funded pilot program the Company designed, developed and deployed an intelligent inspection portal to provide the CBP a tool that aids customs officers in the inspection of inbound and outbound railcars. The rip® system uses multiple proprietary technologies and sub-systems to remotely scan all railcars passing through the inspection portal, then displays stitched 360-degree views of the entire rail “consist”.

Eagle Pass
central command
Select A Train
EaglePass
01/18/2013
Site: EaglePass
DateTime: Jan-18-2013 07:06:46
Avg Speed: 5.2 mph
Direction: South
Overall Status: 0/0
Car Count: 67
Train
Side A
#66 FXE 913767
#67 ATSF 169553
Side B
#67 ATSF 169553
#66 FXE 913767
#65 FXE 911846
Top
#63 BN 621513
#64 BNSF 545291
#65 FXE 911846
#66 FXE 913767
#67 ATSF 169553
Train Car List
#33 ATW 17718
#35 ATW 17252
#37 STSX 4676
#40 GATX 52596
#41 GATX 31268
#43 INEX 971369
#44 INEX 971343
#45 INEX 971176
#46 ENDX 32132
#47 ENDX 32161
#49 BNSF 781654
#51 AOK 182016
#53 ALY 602975
#54 FXE 930176
#55 TR 611033
#56 BNSF 545302
#57 BN 621599
#58 SOU 114323
#59 BN 621658
#60 SOU 114262
#61 SOU 114357
#62 BNSF 546292
#63 BN 621513
#64 BNSF 545291
#65 FXE 911846
#66 FXE 913767
#67 ATSF 169553

Panoramic View of Stitched Train Consists – Security Application

Users conduct a quick review of the pre-screened imagery and decide whether to refer specific areas of interest to field personnel for further (physical) inspection.

Using sensors and analytical algorithms, we pre-screen railcars and automatically detect and report anomalies and deviations from established norms. After successfully passing rigorous testing this system has now been adopted into the CBP standard concept of operation for southwestern rail border crossings and has been deployed at southwestern border locations, with a few remaining locations currently under negotiation.  Similar systems have been deployed to two (undisclosed) locations in Mexico, and are currently monitored by the Mexican subsidiary of Kansas City Southern (KCS).

Subsequent to the completion of this security-centric application, we recently completed our next generation system expansion which addresses automation of the mechanical inspection for rolling stock, capable of adjusting to variable speeds of up to 70 MPH. Our comprehensive Intelligent Rail Inspection Portal incorporates our proprietary Vehicle Undercarriage Examiner (vue®), in addition to other technologies, and is considered to be a “game changer” for the rail industry. Utilizing centraco® as the system interface, the user accesses a variety of features enabling remote inspection, analysis and detection from the safety of remote command centers. Images containing detailed views of areas of concern, determined to be “potentially suspicious”, are automatically presented to a human operator for further inspection.

Rail Inspection Portal

http://192.168.19.57/centraco/index.php?r=ripv3/default/index#17123 centraco v1.3.6 (Eagle Pass)

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Eagle Pass **central command** -- select layout --

234 ALARMS | 0 ALERTS | Queue (1) | centraco

HOME | ADMIN | SITEMAP | VIDEO | DAM | AC | LOG | REPORTS | RIP | HELP

Rail Inspection Portal

Live Scrolling Off | Laser Off | Debug Off

- Panorama
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------DUOS ONLY ------

- Trains
- Train Cars
- Train Car Images
- Train Car Detections
- Train Car Detection Images
- Train Car Detection Types
- Train Car Detection Validation Logs
- Train Image Types

EaglePass RIP | 2014-05-22 | 01:03:38

Avg Speed: 5.048 mph	Overall Status: 0/7	Hatch: 2	UVIS: 0	Suspicious: 1
Direction: North	Car Count: 119	Door: 3	TRiDS: 0	Operator: 1

#44 COOX - 804463 (0/1)
#43 FTIX - 1982 (0/2)
#42 CITX - 221758
#41 GATX - 62

- 62222
#42 CITX - 221758
#43 FTIX - 1982 (0/2)
#44 COOX - 804463 (0/1)

44 COOX - 804463 (0/1)
#43 FTIX - 1982 (0/2)
#42 CITX - 221758

#42 CITX - 221758
#43 FTIX - 1982 (0/2)
#44 COOX - 804463 (0/1)

Search for Car

- #38 FTIX - 1322
- #39 CBFX - 314392
- #40 GATX - 62163
- #41 GATX - 62222
- #42 CITX - 221758
- #43 FTIX - 1982 (0/2)
- #44 COOX - 804463 (0/1)
- #45 PBFX - 649083
- #46 IBPX - 25145
- #47 BNSF - 487064
- #48 ADMX - 17657
- #49 ADMX - 16108
- #50 ADMX - 16083
- #51 SYRX - 200140
- #52 ADMX - 17527
- #53 ADMX - 15665
- #54 ADMX - 15801
- #55 ADMX - 17336
- #56 ADMX - 15951

centraco version 1.3.6 | copyright © 2014 duostech Inc. all rights reserved | generated in: 0.2s | Unknown | Administrators (Admin) | 192.168.19.57 | Selfcheck | Thursday 05/22/2014 14:08:41

Modified Application for Remote Mechanical Inspection at High Speed

Ultra-High Definition Undercarriage Image at 46 MPH	Illegal Riders Hiding in a Rail Hopper Car. Detected Automatically at Speed of 46 MPH

Rail Car Truck-Live Image Taken at High Speed

Truck Springs Geometry – Simultaneously Measured on Opposing Sides of Car at High Speed

Automatic Detection of Missing Bolt at High Speed

The development and field-testing of the core application was completed successfully during the third quarter of the 2016 fiscal year.  After an extensive Request for Proposal (“REP”) process, we received a contract award in early 2016 to deploy our technology at a live site from CSX Transportation, one of North America’s Class I railroads.  The award is considered to be a “real-time test run” in anticipation of adapting our technology as a process standard.  We received a similar award from Ferromex, Mexico’s largest rail operator mid-year 2016. Both systems have recently been completed, delivered, and are currently undergoing live testing.

At the present time, our rip® application provides the following modules for automated analysis, detection and inspection:

•

Linear Panorama Generator;

•

Automated Detection of Open Doors;

•

Automated Detection of Open/Missing Hatches;

•

Under Vehicle Inspection with Foreign Object Detection (vue®);

•

Gondola Car Inspection System;

•

Pantograph Inspection System (apis®); and

•

3D modeling using LIDAR technology for Transit platform intrusion detection (under development).

Utilizing the centraco® command and control platform as the system interface, the user accesses a variety of features enabling remote inspection, analysis and detection from the safety of remote command centers. Images containing detailed views of areas of concern, determined to be “potentially suspicious”, are automatically presented to a human operator for further inspection. Users conduct a quick review of the pre-screened imagery and decide whether to refer specific areas of interest to field personnel for further (physical) inspection and/or repair.

The system also resolves the particularly difficult process of inspecting railcar undercarriages by providing high resolution images of the entire undercarriage. The system is designed to help streamline the physical inspection process by narrowing the number of inspection targets down to cars with “potential” anomalies. Consequently, the detection sensitivity is intentionally set to err on the safe side to avoid false negatives. Our customers are in the process of awarding the development of a significant number of detection algorithms, which combined with our Inspection Portal technology, will eventually facilitate full automation of the mechanical inspection process. We believe to be well positioned to capture a significant portion of this phase of the automation process.

We are currently in the process of adapting our inspection portal technology to the retail industry and have recently received an award from Kohl’s to automate in- and outbound traffic controls at their distribution centers.  A respective pilot project is scheduled to be completed during the second quarter of 2017.

We recently received an award from the NYCT to develop a pilot system using our intelligent technology to automatically detect intrusions to their passenger platform tracks.  NYCT plans to deploy technology to their 470+ transit stations to minimize derailments caused by objects falling onto their tracks.  We are in the process of developing a multi-layered detection system and expect to complete this new system during the third quarter of 2017.

IT Asset Management

Our IT Asset Management (ITAM) division is dedicated to the mission of developing, marketing and delivering software and professional services to the world’s largest data centers. The focus of its technology and knowledgebase evolved out of our core strength in collecting and analyzing data on assets resident within these large data centers. Over the next three years, the Company plans to further develop its software and service offerings, and market these solutions for the growing ITAM market place either as a standalone asset management solution or in conjunction with a comprehensive Datacenter Infrastructure Management (DCIM) solution from other vendors. We believe DCIM is the ability to bridge the gap between critical IT assets and facilities infrastructure.

Using our proprietary patented methodology, the Company surveys and audits large data centers by physically identifying each piece of equipment and its location. By scanning it into our proprietary system and providing the client with a report detailing type, quantity and location of its IT assets, (racks, servers, network cards, power supplies, etc.), we afford our clients the ability to verify their own internal records.

In line with the Company’s philosophy of integration with existing systems, the design of our process methodology and related software mean that we are able to work with almost any other DCIM provider. Specifically, the Company will focus on the asset management requirements of our clients and partners within specific geographic locations that will allow the Company to balance its investment requirements with income potential to develop a sustainable business in this division. The Company has selected this specific application of its technology to seek revenue opportunities that are readily available in an identified market. We generate profits from this division by maintaining a low level of “bench” staff and hire independent consultants as we are awarded business opportunities. The Company is currently developing a new ITAM system which is expected to be released in the second quarter of 2017. We expect that this will generate revenues from software sales and maintenance starting in 2018.

Specific Areas Of Competition

Since inception, we have implemented a strategy of diversification to mitigate the potential vulnerabilities experienced by companies with a narrow business scope. We believe many public companies in the micro- and nano-cap ecosystem suffer major challenges due to their lack of diversification, and their single product strategy has made many of these companies irrelevant in the market place.

During the past several years, we have made considerable investments in, and have successfully developed, our two core technology platforms, praesidium® and centraco®.

praesidium® is an open architecture, modular engine that manages an unlimited number of “back end” process and analytics frameworks. In addition to driving our own proprietary sensor and data analytics, this core technology also allows for the integration of an unlimited number of third-party technologies, systems and sub-systems. Third-party industry or task-specific processes are modularized and embedded into the praesidium® engine, thereby substantially expanding the functionality of such third-party system. While we believe most companies tailor their products and services to a specific industry, this core platform is “industry agnostic” which we believe will allow us to penetrate multiple industries. Our past and current concentration on specific target markets such as rail, retail, healthcare, utilities, chemical, gas and oil, and government has enabled us to test the markets with our innovative technology solutions. Our praesidium® platform competes currently with the following sector specific companies:

Intelligent Video Analytics	Rail Inspection Portal

Security	Mechanical	Security
Agent Video Intelligence Ltd. Agent VI (Israel)	Trimble Inc. (Acquired Beena Vision Systems Inc.)	No direct competition at this time (1)
Robert Bosch GmbH, Germany	Lynx Engineering Consultants Pty Ltd (LYNXRAIL) - Australia (Tracks, wheels and wayside only)	Beena Vision (development stage, just entering the market place)
SightLogix, Inc.
IntelliVision Technologies Corp (USA)
Avigilon Corporation (Video IQ)	KLD Labs Inc. (Tracks, wheels and wayside only)
MERMEC S.p.A - Italy Tracks, wheels and wayside only)

(1)

We believe we are the first to develop the concept of an intelligent rail inspection portal used for comprehensive inspection of security threats and at this time we are unaware of any competitor in this sector. Recently, the AAR, through its technology research subsidiary TTCI, has engaged us to adapt our security portal technology to an automated mechanical inspection system. We are currently in stage 2 of 3 of this development. We believe our potential competitors in this area are currently focusing chiefly on the inspection of wheels, bearings, breaks and track alignment. We expect that any competitor interested in expanding their inspection technologies to the ones we have developed over the past four years would require at least 2-3 years of research and development before being able to produce similar systems for real time testing. We believe the testing cycle will take at least an additional 1-2 years for potential competition. The AAR/TTCI is currently conducting beta testing only with our systems. Similarly, the CBP (US Customs and Border Protection) and Union Pacific Railroad are using our systems as their only security inspection infrastructure at the US border.

centraco® is an open architecture aggregator and “fusion” engine which functions as a comprehensive “front end” user interface. This framework combines our proprietary modules with an unlimited number of 3d-party technologies. In addition to a wide range of proprietary embedded features, such as video management (VMS), alarm management (AMS), LDAP network access credentialing and many more, centraco® intelligently manages unlimited types of data sources and allows control and monitoring of this wide array of sensors and data from a single unified interface. This platform includes both the traditional Physical Security Information Management (PSIM) systems as well as a full-scale Enterprise Information Management System (EIMS). We believe we are at an advantage because none of our competitors’ product offerings include both PSIM and EIMS, nor do any of the competing products allow for the integration of embedded engineered solutions. Our competitors in this area include:

PSIM
• Qognify (Formerly NICE)	• CNL
• VidSys	• Proximex
• IDV/Everbridge	• Axxon

We believe the PSIM market is rapidly expanding and we expect that capability requirements will substantially increase. Companies increasingly require expanded capabilities to justify the investment in their digital infrastructure for use by multiple corporate disciplines (security, building management, IT, network access control management).

Our Growth Strategy

Our strategy is to grow our business through a combination of organic growth of our applications and technology solutions, both within our existing geographic reach and through geographic expansion, as well as expansion through strategic acquisitions.

Organic Growth

Our organic growth strategy is to increase our market share through the expansion of our business development team and our research and development talent pool, which will enable us to significantly expand our current solution offerings with feature rich applications, and the development of new and enhanced technology solutions. We plan to augment such growth with strategic relationships both in the business development and research and development arenas, reducing time to market with additional industry applications, expansion of existing offerings to meet customer requirements as well as potential geographical expansion into international territories.

Strategic Acquisitions

Planned acquisition targets include sector specific technology companies with the objective of augmenting our current capabilities with feature-rich (third-party) solutions. The decision-making process includes, but is not limited to, weighing time, effort and approximate cost to develop certain technologies in-house, versus acquiring or merging with one or more entities that we believe have a proven record of successfully developing a technology sub-component. Additional criteria include evaluating the potential acquisition target’s customer base, stage of technology, merger or acquisition cost as compared to market conditions.

Manufacturing and Assembly

The Company streamlines its manufacturing by outsourcing component manufacturing to qualified fabricators. On-site installations are performed using a combination of in-house project managers/engineers and specialist sub-contractors as necessary. We maintain responsibility for the system implementation, servicing and tech support for our solutions. Our internal manufacturing operations consist primarily of materials procurement, assembly, testing and quality control of our engineers. If not manufactured internally, we generally rely on third party manufacturing partners to produce our hardware related components and hardware products and we may involve our internal manufacturing operations in the final assembly, testing and quality control processes for these components and products. We distribute most of our hardware products either from our facilities or partner facilities. Our manufacturing processes are based on standardization of components across product types, centralization of assembly and distribution centers, and a “build-to-order” methodology in which products generally are built only after customers have placed firm orders. For most of our hardware products, we have existing alternate sources of supply or such sources are readily available.

Research and Development

The Company’s research and development team designs and develops all of its systems and software applications. We develop the substantial majority of our products internally. Internal development allows us to maintain technical control over the design and development of our products. We have a number of United States and foreign patents and patent-pending applications that relate to various aspects of our products and technology. Rapid technological advances in hardware and software development, evolving standards in computer hardware and software technology, and changing customer requirements characterize the markets in which we compete. We plan to continue to dedicate significant resources to research and development efforts, including software development, to maintain and improve our current product and services offerings.

Government Regulations

The Company has been working with various agencies of the federal government for more than 10-years including the Department of Homeland Security (“DHS”). Our video analytics are DHS Safety Act certified, and our staff is Chemical Facility Anti-Terrorism Standards (CFATS) certified. The Company’s Homeland Security solutions include sophisticated remote systems that combine and synchronize a myriad of sensing technologies, wireless communications, and innovative intelligent sensor applications.

Intellectual Property

Our business is significantly based on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code, patented technology and trade secrets that we use to develop our technologies, solutions and products. We have developed a broad portfolio of intellectual property that covers our application software as well as the sensor and data acquisition process of our security and inspection analytics platforms. As of June 9, 2017, we have 9 patents and 21 trademarks issued or granted by the United States Patent and Trademark Office (USPTO) and we have 2 pending patent applications with the USPTO. Areas of our development activities that have culminated in filings and/or awarded patents include:

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also actively engage in monitoring activities with respect to infringing uses of our intellectual property by third parties.

In addition to these contractual arrangements, we also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our products and other intellectual property. We typically own the copyright to our software code, as well as the brand or title name trademark under which our products are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in locations outside the United States.

As discussed in the risk factors section herein, we may face allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents and other intellectual property rights.

Properties

At this time, we do not own any real property. The Company has an operating lease agreement for office space of approximately 8,308 square feet located in Jacksonville, Florida that expired April 30, 2016. Minimum rent payments under this lease are recognized on a straight-line basis over the term of the lease. The monthly lease payment under this lease was $14,178.

On March 8, 2016, the current lease was amended commencing on May 1, 2016 and ending on October 31, 2021. Rental expense for the months of March 2016 through May 2016 were $0, followed by monthly rent of $14,816 (including operating cost and taxes) effective the month of June 2016. The rent became subject to an annual escalation of 3%, beginning May 1, 2017.

Rental expense for the office lease during 2016 and 2015 was $171,513 and $142,593, respectively.

Legal Proceedings

Greentree Financial Group, Inc. Lawsuit

On May 12, 2016, a complaint was filed against the Company in the Circuit Court for the Seventeenth Judicial Circuit in and for Broward Country, Florida (the “Circuit Court”) by Greentree Financial Group, Inc. as plaintiff (“Greentree”). Greentree, the holder of two convertible promissory notes in the principal amount of $50,000 and $46,975 (the “Notes”), alleged that the Company was in default for failure to make scheduled principal and interest payments and failing to convert a portion of the Notes into the Company’s common stock. On May 23, 2016, we filed a counterclaim in the Circuit Court against Greentree alleging, amongst other claims, that the officers and directors of Greentree failed to disclose certain facts with respect to their past conduct, which, had the Company known, would have made it unlikely that the Company would have entered into the debt financing transaction issuing the Notes. On January 23, 2017, the Company executed a settlement agreement with Greentree resolving the pending lawsuit with respect to the Notes (the “Settlement Agreement”). The terms of the Settlement Agreement include payment by the Company to Greentree in the amount of $150,000 due within 45 days of execution thereof and resolves all outstanding obligations related to the Notes (the “Payment”). The Payment was made by the Company to Greentree on March 7, 2017. On March 24, 2017, the Company received an Agreed Final Order of Dismissal from the Court dismissing the Greentree Matter with prejudice.

FacilityTeam Lawsuit

On December 12, 2016, the Company was notified that it was in breach of settlement with a previous vendor, FacilityTeam based in in Ontario, Canada alleging failure to make certain payments in accordance with such settlement. On December 28, 2016, the Company agreed to a modified payment schedule as part of a post judgement settlement for the amounts due and owing. On March 7, 2017, the final settlement payment was made by the Company to FacilityTeam.

Dispute with Former Employee

On or about February 15, 2017, the Company received a Notice of Filing of Complaint of Discrimination filed by a former employee of the Company that had been terminated for insubordination.  The Company previously reported that upon completion of the initial investigation by the Florida Commission on Human Relations, it believed that no action would be taken against the Company. On the 26th of April, the Commission notified both the Company and the Complainant that a determination of no reasonable cause existed to find any unlawful practice had occurred. The matter is now closed because the time period permitted for appeal has expired.

Except as disclosed above, we are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Employees

As of December 20, 2017, we have 34 employees, none of which are subject to a collective bargaining agreement.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

As of the date of this prospectus, our directors and executive officers are as follows:

Name(1)(2)	Age	Position
Gianni B. Arcaini	69	Chairman, Chief Executive Officer, President
Adrian G. Goldfarb	60	Chief Financial Officer and Director
Blair M. Fonda(3)	51	Director
Alfred J. Mulder(4)	74	Director

———————

(1)

On November 28, 2017, Mr. Giles resigned as a member of the Board, Chairman of the Corporate Governance and Nominating Committee, Chairman of the Compensation Committee, and a member of the Audit Committee, effective immediately.

(2)

On August 24, 2017, Mr. John F. Andrews resigned as Chief Operating Officer and Executive Vice President of the Company, President and Chief Operating Officer of Duos Technologies, Inc., a Florida corporation and wholly owned subsidiary of the Company.

(3)

On May 3, 2017, the Board appointed Mr. Blair Fonda as a member of the Board, Chairman of the Audit Committee, a member of the Corporate Governance and Nominating Committee, and a member of the Compensation Committee.

(4)	On May 3, 2017, Alfred Mulder resigned as Chairman of the Compensation Committee and remains a member of the Compensation Committee, effective immediately.

Each director serves for a one-year term, or until his successor is duly elected and qualified or his earlier resignation, removal or disqualification. The business experience of each of our directors and executive officers for the following:

Gianni B. Arcaini, Chairman, Chief Executive Officer and President

Mr. Arcaini, has been the Chairman of the Board, Chief Executive Officer and President since April 1, 2015, and held the same positions with our subsidiary, Duos Technologies, Inc. since 2002. Prior to his involvement with Environmental Capital Holdings, Inc., a predecessor of the Company, Mr. Arcaini spent over 10 years in various executive capacities with Robex International, a joint venture of Royal Volker Stevin, Royal Bijenkorf and the Westland Utrecht Bank, ultimately acquiring the Robex International in a management buyout after having expanded its operations into the United States.

Mr. Arcaini completed his early education at a Jesuit Boarding school in Austria and Germany, and graduated from a state business school in Frankfurt, Germany. He is fluent in German, Dutch, Italian, Spanish and English.

The Board believes Mr. Arcaini’s significant experience in the Company’s industry and a deep knowledge of our business and customers and contributes a perspective based on his many years of involvement with our company will be of great value to the Company as it grows. Mr. Arcaini is also the visionary leader of the Company and is personally involved in creating the initial design of our technologies prior to implementation by our research and development teams.

Adrian G. Goldfarb, Chief Financial Officer and Director

Mr. Goldfarb, has served as a Director since April 2010. Effective July 1, 2012, he was appointed as President and Chief Financial Officer. Mr. Goldfarb also currently serves as a non-Executive Chairman of Gelstat Corporation, a public company engaged in the development, manufacturing and marketing of homeopathic and natural supplements. Mr. Goldfarb is a 35-year technology industry veteran including more than 25 years in information technology. Mr. Goldfarb graduated “cum laude” with a business degree specializing in Finance from Rutgers University, Newark, NJ.

The Board believes Mr. Goldfarb’s significant experience in financial stewardship of small public companies will be of great value to the Company as it grows.

Alfred J. (Fred) Mulder, Director

Mr. Mulder was appointed as a Director on April 1, 2015 and serves as both the Chairman of the Compensation Committee and member of the Audit Committee. From June 2006 to April 2015, he served as a Director with our subsidiary Duos Inc. He is an independent consultant (M&A / Corporate Finance) and investor in various companies in the USA and Europe, including duostech.  Between 2001 and 2013, Mr. Mulder served as Executive Chairman of the Board of LBI International N.V. and from 2009 until 2014 as non-executive member of the board of W.P. Stewart in New York. He also serves as Chairman of the Investment Committee of Nethave N.V. (ICT Technology), Berghave N.V. (Turnaround/reshaping funding) and the Pension Fund of Radio Holland N.V. In 1993, Mr. Mulder was co-founder and became Chairman and Managing Director of Greenfield Capital Partners N.V., an independent private equity and corporate finance group headquartered in The Netherlands. From 1981 to 1993, he held positions of Managing Director, Chief Executive Officer of Transmark Holding B.V. and Managing Director of Pon Holdings B.V. and subsequently was a non-executive board member of companies such as HAL Investments N.V. (the holding company of Holland America Line), Pon Holdings B.V., and Transmark Holding B.V., Meulenhoff en Co N.V., SAIT Radio Holland SA, Lacis Communication N.V., Meijn Processing Industrie B.V., and CapCorp Investments N.V.

Mr. Mulder obtained his PMD in 1973 from the Harvard Business School, with special emphasis on Marketing and Corporate Strategy.

The Board believes Mr. Mulder’s extensive background in international business will allow him to assist the Company as it grows.  Mr. Mulder serves as a liaison with the Company’s European based shareholders.

Blair M. Fonda, Director, Chairman of the Audit Committee, Member of the Corporate Governance and Nominating Committee, and Member of the Compensation Committee

Since 2013, Mr. Blair M. Fonda has served as the Chief Financial Officer of Emergent Financial Partners (“EFP”). EFP is an accounting and consulting services firm which offers financial consulting services to businesses and organizations throughout the United States and the Caribbean Islands. From 2013 to 2016, Mr. Fonda was contracted through EFP to serve as the outside Chief Financial Officer of Mountainstar Capital Engagement, a private equity and commercial real estate company. From 2007 to 2013, Mr. Fonda served as the Vice President and Controller of the Hospitality Division of Gate Petroleum, an owner and operator of convenience stores, resorts, construction and real estate operations throughout the United States. Mr. Fonda has previously served as Controller for Enterprise Rent-a-Car.

The Board believes that Mr. Fonda’s education and background qualify him as a financial expert.  He has extensive and directly applicable accounting experience qualifying him to serve as Chairman of the Audit Committee.

Key Employees

Connie Weeks, Executive Vice President, Chief Accounting Officer, Executive Vice President, Chief Accounting Officer of Operating Subsidiary Duos Technologies, Inc.

Ms. Weeks has over 35 years of accounting experience and is responsible for all aspects of financial reporting, internal controls, and cash management. She has been a key member of the Company for over 30 years and now serves as Senior Vice President and Chief Accounting Officer.

David Ponevac, Senior Vice President, Chief Technology Officer of Operating Subsidiary Duos Technologies, Inc.

Mr. Ponevac brings 14 years of software engineering experience, concentrating on web and mobile environments, where he has leveraged his considerable expertise in Objective-C, Java, C#, PHP and many other scripting languages. Mr. Ponevac began his tenure at DTI as the Director of Front-end Application Development, where his successes led to being appointed Chief Architect of centraco®, the Company’s flagship customer facing software suite.

Felix Krupczynski, Senior Vice President, Chief Marketing Officer of Operating Subsidiary Duos Technologies, Inc.

Mr. Krupczynski brings over thirty years of experience as a senior executive with a comprehensive global management background in leading edge technology products and services. With a strong technical and management foundation encompassing operations, engineering, business development, acquisitions and strategy, he has consistently demonstrated innovation and creativity to foster growth.  Mr. Krupczynski’s extensive Fortune-50 experience as a senior executive with Motorola covered the start-up and/or growth of four divisions including a research and development center, manufacturing facility, customer service centers throughout China, and a broadband access division throughout the Asia Pacific region.

Mr. Krupczynski filed for Chapter 7 Personal Bankruptcy in 2008.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board Composition and Director Independence

As of the date of this prospectus, our board of directors consists of four members: (1) Mr. Gianni B. Arcaini, (2) Mr. Blair M. Fonda, (3) Mr. Adrian G. Goldfarb, and (4) Alfred J. (Fred) Mulder. The directors will serve until our next annual meeting and until their successors are duly elected and qualified. The Company defines “independent” as that term is defined in Rule 5605(a)(2) of the NASDAQ listing standards.

In making the determination of whether a member of the board is independent, our board considers, among other things, transactions and relationships between each director and his immediate family and the Company, including those reported under the caption “Related Party Transactions”. The purpose of this review is to determine whether any such relationships or transactions are material and, therefore, inconsistent with a determination that the directors are independent. On the basis of such review and its understanding of such relationships and transactions, our board affirmatively determined that Blair M. Fonda, and Alfred J. (Fred) Mulder are all qualified as independent and do not have any material relationships with us that might interfere with their exercise of independent judgment.

Board Committees

We have established an Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee. Each committee has its own charter. Each of the board committees has the composition and responsibilities described below.

Audit Committee

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended (the “Exchange Act”).

On April 1, 2015, Alfred Mulder was appointed a member of the Audit Committee, effective immediately.

On May 3, 2017, the Board appointed Mr. John E. Giles as a member of the Audit Committee, effective immediately.

On November 28, 2017, Mr. Giles resigned as a member of the Audit Committee, effective immediately.

On the same date, the Board appointed Mr. Blair Fonda as Chairman of the Audit Committee, effective immediately.

Mr, Fonda and Mr. Mulder are “independent” within the meaning of Rule 10A-3 under the Exchange Act and the NASDAQ Stock Market Rules. Our board has determined that Mr. Fonda is an “audit committee financial expert”, as such term is defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee oversees our accounting and financial reporting processes and oversee the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of this Committee include, but are not limited to:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	discussing our risk management policies;
•	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our independent registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by SEC rules.

Compensation Committee

On May 3, 2017, Alfred Mulder resigned as Chairman of the Compensation Committee and remains a member of the Compensation Committee, effective immediately.

On November 28, 2017, Mr. Giles resigned as Chairman of the Compensation Committee, effective immediately.

On the same date, the Board appointed Mr. Blair Fonda as a member of the Compensation Committee, effective immediately.

Mr. Fonda and Mr. Mulder are “independent” within the meaning of Rule 10A-3 under the Exchange Act and the NASDAQ Stock Market Rules. Messrs. Fonda and Mulder all qualify as a “non-employee directors” under Rule 16b-3 of the Exchange Act. Our Compensation Committee assists the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.

The Committee’s compensation-related responsibilities include, but are not limited to:

•	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;
•	reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers;
•

determining the need for and the appropriateness of employment agreements and change in control agreements for each of our executive officers and any other officers recommended by the Chief Executive Officer or board of directors;

•	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;
•

reviewing our incentive compensation and other equity-based plans and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;

•	reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and
•	selecting, retaining and terminating such compensation consultants, outside counsel or other advisors as it deems necessary or appropriate.

Nominating and Corporate Governance and Nominating Committee

On May 3, 2017, Alfred Mulder was appointed as a member of the Corporate Governance and Nominating Committee, effective immediately.

On the same date, the Board appointed Mr. John E. Giles as Chairman of the Corporate Governance and Nominating Committee, effective immediately. On November 28, 2017, Mr. Giles resigned as Chairman of the Nominating and Corporate Governance Committee, effective immediately.

On the same date, the Board appointed Mr. Blair Fonda as a member of the Corporate Governance and Nominating Committee, effective immediately.

Mr. Fonda and Mr. Mulder are all “independent” within the meaning of Rule 10A-3 under the Exchange Act and the NASDAQ Stock Market Rules. Messrs. Fonda and Mulder all qualify as a “non-employee directors” under Rule 16b-3 of the Exchange Act. Our Compensation Committee assists the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers. The purpose of the Corporate Governance and Nominating Committee will be to recommend to the board nominees for election as directors and persons to be elected to fill any vacancies on the board, develop and recommend a set of corporate governance principles and oversee the performance of the Board.

The responsibilities of the Corporate Governance and Nominating Committee include:

•	recommending to the board of director’s nominees for election as directors at any meeting of stockholders and nominees to fill vacancies on the board;
•	considering candidates proposed by stockholders in accordance with the requirements in the Committee charter;
•	overseeing the administration of the Company’s Code of Ethics;
•	reviewing with the entire board of directors, on an annual basis, the requisite skills and criteria for board candidates and the composition of the board as a whole;
•

the authority to retain search firms to assist in identifying board candidates, approve the terms of the search firm’s engagement, and cause the Company to pay the engaged search firm’s engagement fee;

•	recommending to the board of directors on an annual basis the directors to be appointed to each committee of the board of directors;
•	overseeing an annual self-evaluation of the board of directors and its committees to determine whether it and its committees are functioning effectively; and
•	developing and recommending to the board a set of corporate governance guidelines applicable to the Company.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation received for services rendered in all capacities to our Company for the last two fiscal years, which was awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer and our former Chief Executive Officer, which we refer to collectively as our "Named Executive Officers."

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock ($)		Other Comp. ($)		Total ($)

Gianni B. Arcaini, Chairman of the Board, Chief Executive Officer, President, Director	2016	226,600		61,000	(1)			24,154	(2)	311,754
	2015	226,600		67,960	(1)			24,154	(2)	318,714

Adrian G. Goldfarb, Chief Financial Officer, Director	2016	142,500								142,500
	2015	110,992				33,879	(3)	18,343	(4)	163,214

Joseph P. Coschera, Former Chief Executive Officer, Former Director	2016	—		—		—		—		—
	2015	20,192	(5)			33,879				54,071

———————

(1)

Represents an amount equal to 1% of annual revenues to which Mr. Arcaini is entitled under the terms of his employment, which is being deferred until the company has sufficient working capital to pay this amount.  Since 2008, in an effort to conserve cash flow, all amounts payable to Mr. Arcaini in respect of this entry have been deferred and as of December 31, 2016, the aggregate deferred amount owing is $681,381 including accrued interest.

(2)	Comprised of $18,000 per annum car allowance and $6,154 in Company paid membership dues and subscriptions.
(3)	Represents the fair value on the grant date of 2,429 shares of the Company common stock issued to Mr. Goldfarb on March 31, 2015 owed to him upon the effectiveness of the reverse triangular merger.
(4)	Represents taxes paid by Company as compensation for converting $58,000 of deferred salary into Company stock at $14.00 per share
(5)	Mr. Coschera resigned as Chief Executive Officer and Director as of April 1, 2015, upon the effectiveness of the Merger.

Outstanding Equity Awards at December 31, 2016

There were no outstanding equity awards to any of our Named Executive Officers during the year ended December 31, 2016.

The 2016 Equity Plan

On March 11, 2016, the Board adopted the plan and the shareholders approved the plan during the annual shareholders meeting on April 21, 2016.

The 2016 Equity Incentive Plan (the “2016 Plan”) provides for the issuance of up to 228,572 shares of our common stock. The purpose of the Plan is to assist the Company in attracting and retaining key employees, directors and consultants and to provide incentives to such individuals to align their interests with those of our stockholders.

Administration

The 2016 Plan is administered by the Compensation Committee of the Board, which currently consists of one member of the Board and is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Code Section 162(m). Among other things, the compensation committee has complete discretion, subject to the express limits of the 2016 Plan, to determine the directors, employees and nonemployee consultants to be granted an award, the type of award to be granted the terms and conditions of the award, the form of payment to be made and/or the number of shares of common stock subject to each award, the exercise price of each option and base price of each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the common stock underlying the award, and the required withholding, if any. The Compensation Committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would impair the participant’s rights or entitlements with respect to that award. The Compensation Committee is also authorized to construe the award agreements, and may prescribe rules relating to the 2016 Plan. Notwithstanding the foregoing, the compensation committee does not have any authority to grant or modify an award under the 2016 Plan with terms or conditions that would cause the grant, vesting or exercise thereof to be considered nonqualified “deferred compensation” subject to Code Section 409A.

Grant of Awards; Shares Available for Awards

The 2016 Plan provides for the grant of stock options, SARs, performance share awards, performance unit awards, distribution equivalent right awards, restricted stock awards, restricted stock unit awards and unrestricted stock awards to non-employee directors, officers, employees and nonemployee consultants of the Company or its affiliates. We have reserved a total of 228,571 shares of common stock for issuance as or under awards to be made under the 2016 Plan. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2016 Plan.

Currently, there are twelve identified employees (including four executive officers and directors), three non-employee directors, and up to thirty other current or future staff members who would be entitled to receive stock options and/or shares of restricted stock under the 2016 Plan. Future new hires and additional non-employee directors and/or consultants would be eligible to participate in the 2016 Plan as well.

Stock Options

The 2016 Plan provides for either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under the Code, or “nonqualified stock options” (“NQSOs”); the stockholders approved the 2016 Plan at the annual meeting as previously described. Stock options may be granted on such terms and conditions as the compensation committee may determine; provided, however, that the per share exercise price under a stock option may not be less than the fair market value of a share of the Company’s common stock on the date of grant and the term of the stock option may not exceed 10 years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of our company or a parent or subsidiary of our company). ISOs may only be granted to employees. In addition, the aggregate fair market value of our common stock covered by one or more ISOs (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

Stock Appreciation Rights

A SAR entitles the participant, upon exercise, to receive an amount, in cash or stock or a combination thereof, equal to the increase in the fair market value of the underlying common stock between the date of grant and the date of exercise. SARs may be granted in tandem with, or independently of, stock options granted under the 2016 Plan. A SAR granted in tandem with a stock option (i) is exercisable only at such times, and to the extent, that the related stock option is exercisable in accordance with the procedure for exercise of the related stock option; (ii) terminates upon termination or exercise of the related stock option (likewise, the common stock option granted in tandem with a SAR terminates upon exercise of the SAR); (iii) is transferable only with the related stock option; and (iv) if the related stock option is an ISO, may be exercised only when the value of the stock subject to the stock option exceeds the exercise price of the stock option. A SAR that is not granted in tandem with a stock option is exercisable at such times as the compensation committee may specify.

Performance Shares and Performance Unit Awards

Performance share and performance unit awards entitle the participant to receive cash or shares of our common stock upon the attainment of specified performance goals. In the case of performance units, the right to acquire the units is denominated in cash values.

Restricted Stock Awards and Restricted Stock Unit Awards

A restricted stock award is a grant or sale of common stock to the participant, subject to our right to repurchase all or part of the shares at their purchase price (or to require forfeiture of such shares if issued to the participant at no cost) in the event that conditions specified by the compensation committee in the award are not satisfied prior to the end of the time period during which the shares subject to the award may be repurchased by or forfeited to us. Our restricted stock unit entitles the participant to receive a cash payment equal to the fair market value of a share of common stock for each restricted stock unit subject to such restricted stock unit award, if the participant satisfies the applicable vesting requirement.

Unrestricted Stock Awards

An unrestricted stock award is a grant or sale of shares of our common stock to the participant that is not subject to transfer, forfeiture or other restrictions, in consideration for past services rendered to the Company or an affiliate or for other valid consideration.

Amendment and Termination

The compensation committee may adopt, amend and rescind rules relating to the administration of the 2016 Plan, and amend, suspend or terminate the 2016 Plan, but no such amendment or termination will be made that materially and adversely impairs the rights of any participant with respect to any award received thereby under the 2016 Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. We have attempted to structure the 2016 Plan so that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Code Section 162(m).

Director Compensation

Each independent director is entitled to receive $15,000 per annum for service on our Board in 2016. In addition, Chairmen of committees are awarded an additional $5,000 per annum in compensation in connection with their service in such capacity.

The following table summarizes data concerning the compensation of our non-employee directors for the year ended December 31, 2016.

Director Name	Fees Earned or Paid in Cash (1)	Total
Gijs van Thiel (2)	20,000	20,000
Joseph S. Glodek (3)	15,000	15,000
Alfred J. (Fred) Mulder	20,000	20,000

———————

(1)	The Company and the Board agreed that the fee owed to the members would be payable in stock valued at fair market value.
(2)	Mr. Gijs van Thiel resigned from the Board on December 30, 2016.
(3)	Mr. Glodek resigned from the Board on January 19, 2017.

Employment Agreement with Gianni B. Arcaini

Prior to the effectiveness of the Merger, DTI and Gianni B. Arcaini entered into an employment agreement (the “Arcaini Employment Agreement”) dated May 1, 2003, as subsequently amended on February 10, 2004 and February 12, 2007, pursuant to which Mr. Arcaini served as Chief Executive Officer, President and Chairman of DTI. The Arcaini Employment Agreement has continued in effect following the Merger. Under the Arcaini Employment Agreement, Mr. Arcaini is paid an annual salary of $226,600 and a car allowance of $18,000 per annum.  In addition, as incentive based compensation, Mr. Arcaini is entitled to 1% of annual gross revenues of DTI.  However, in order to conserve cash flow, since January 2008, Mr. Arcaini has been deferring a part of his compensation and, as of December 31, 2016, such deferred amount including accrued interest totaled an aggregate of $681,381. The Arcaini Employment Agreement had an initial term that extended through April 30, 2006, subject to renewal for successive one-year terms unless either party gives notice of that party’s election to not renew to the other at least 60 days prior to the expiration of the then-current term.  The Arcaini Employment Agreement remains in effect through December 31, 2017 and contains certain provisions for early termination, which may result in a severance payment equal to one year of base salary then in effect. It is anticipated that Mr. Arcaini’s compensation terms will be revisited in the future by the Compensation Committee of the Company’s Board.

Potential Payments upon Change of Control or Termination following a Change of Control

Our employment agreement with Mr. Arcaini, our Chief Executive Officer, provides incremental compensation in the event of termination, as described herein. Generally, we currently do not provide any severance specifically upon a change in control nor do we provide for accelerated vesting upon change in control.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of the date hereof by (i) those persons known by the Company to be owners of more than 5% of its common stock, (ii) each director and director nominee, (iii) the Named Executive Officers (as defined below), and (iv) the Company’s executive officers and directors as a group. Unless otherwise specified in the notes to this table, the address for each person is: Duos Technologies Group, Inc., 6622 Southpoint Drive S., Suite 310, Jacksonville, Florida 32216 Attention: Corporate Secretary.

Title of Class	Beneficial Owner	Amount of Beneficial Ownership (1)	Percent Beneficially Owned
Named Executive Officers:
Common Stock	Gianni Arcaini (2)	1,535,337	7.19%
Common Stock	Adrian Goldfarb (3)	72,772	*

Directors:
Common Stock	Fred Mulder (4)	10,892	*
Common Stock	Blair Fonda (5)	0	0
Common Stock	Officers and Directors as a group (5 persons)	1,619,001	7.57%

5% Shareholders:
Common Stock	JMJ Financial (6)	2,050,526	9.93%
Common Stock	First Eagle Investment Management, LLC (7), (8)	2,930,930	13.86%
Common Stock	21 April Fund, Ltd. (8), (9)	2,063,071	9.99%
Common Stock	AIGH LP (10)	2,000,000	9.68%
Common Stock	Alpha Capital Anstalt	1,500,000	7.26%

———————

* Less than 1%.

(1)

Applicable percentages are based on 20,651,371 shares outstanding as of the date hereof. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options, warrants or conversion of notes. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)

Mr. Arcaini is the Company’s Chief Executive Officer and Chairman of the Board. Consists of 700,543 shares of common stock and 700,543 shares of common stock underlying warrants held directly by Mr. Arcaini and 134,251 shares of common stock held by Robex International, Inc., a Florida corporation (“Robex”). Mr. Arcaini owns 95% of Robex and has sole dispositive and voting power over such shares.

(3)	Mr. Goldfarb is the Company’s Chief Financial Officer and a director. Consists of 38,752 shares of common stock and 34,020 shares of common stock underlying warrants.
(4)	Mr. Mulder is a director.
(5)	Mr. Fonda is a director.
(6)

JMJ Financial is the holder of 2,050,526 shares of common stock and 2,830 Series B preferred which can be converted into shares of the Company’s common stock at the rate of 2,000 shares of the Company’s common stock for each Series B redeemed. The percentage ownership is calculated on the total of all common shares outstanding plus 5,660,000 common stock equivalents represented by the 2,830 Series B, subject to a 9.99% beneficial ownership limitation, and 6,210,526 warrants to purchase common stock of the Company at an exercise price of $0.65 per share.

(7)

First Eagle Investment Management, LLC (“FEIM”), an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of more than 10% of the Company’s Common Stock as a result of acting as investment advisor to various clients.

(8)	Based upon Schedule 13G filed with the SEC on December 1, 2017.
(9)

21 April Fund, Ltd., a Cayman Islands company for which FEIM acts as investment adviser, may be deemed to beneficially own shares and warrants of the Company subject to a beneficial ownership blocker of 9.99%. The shares beneficially owned by FEIM included the shares beneficially owned by 21 April Fund, Ltd. 21 April Fund, Ltd. holds additional warrants above the 9.99% limit which would make its total beneficial ownership 3,184,140 shares and 14.31% if there were no 9.99% blocker.

(10)

Mr. Orin Hirschman is the Managing Member of AIGH LP’s General Partner and president of AIGH LLC, with respect to shares of Common Stock directly held by AIGH LP, and AIGH LLC. Based upon Schedule 13G filed with the SEC on December 7, 2017.

The following information is related to the compensation paid, distributed or accrued by us for the years ended December 31, 2016 and 2015 to our Chief Executive Officer (principal executive officer) serving during the last fiscal year and the other most highly compensated executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000 (the “Named Executive Officers”).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On August 1, 2012, the Company entered into independent contractor master services agreement (the “Services Agreement”) with Luceon, LLC, a Florida company, owned by our Chief Technology Officer, David Ponevac.  The Services Agreement provides that Luceon will provide support services including management, coordination or software development services and related services to the Company from time to time.  Luceon, LLC provided three software developers during the year 2016 and the Company incurred $77,760 in fees for that same period.

On April 8, 2015, the Company received a $310,000 loan from a related party principal shareholder. The note accrues interest at the rate of 6% per annum and was repayable on or before October 31, 2015. There was accrued interest balance of $8,616 as of September 30, 2015. The Company and shareholder have agreed to replace the note with a new note in the amount of $320,166, which includes principal and accrued interest through October 31, 2015. Repayment shall occur with eleven monthly payments of $27,750 plus one final payment of $27,006.63 (including interest of 6%) beginning on or before December 31, 2015. As of September 30, 2017, the Company is eighteen payments in arrears and the outstanding balance was $226,936.

On January 24, 2016, the wife of the Gianni B. Arcaini, the Chief Executive Officer of the Company, loaned the Company an additional $20,000 at an annual percentage rate of 8% and repayable by the Company when sufficient funds are available. The total principal due at September 30, 2017 and December 31, 2016 was $56,500 and $36,500, respectively.

On January 28, 2016, Adrian G. Goldfarb, the Chief Financial Officer of the Company, loaned the Company $30,000, accruing interest at 8% per annum which is repayable by the Company when sufficient funds are available.  As of September 30, 2017 and December 31, 2016, the outstanding loan balance was $31,973 and $31,973, respectively.

On July 19, 2016, the Company received a $60,000 loan less fees of $75 for a related party loan with proceeds of $59,925 from the Company’s CEO.  The promissory note carries an annual interest rate of 7.99% with a monthly installment payment of $1,052 through July 19, 2022. As of September 30, 2017 and December 31, 2016, the outstanding balance was $50,377 and $56,614, respectively.

On August 11, 2016, the Company received an $111,645 loan from a related party principal shareholder. The note accrues interest at the rate of 8% per annum and is repayable on or before February 11, 2017. As of September 30, 2017, the outstanding balance was $105,219. The note is currently in technical default. However, as of the time of this report, the lender has agreed not to pursue any default remedies and has informally agreed to work with us until such time as the note can be repaid.

In connection with the conversion and redemption portion of the Private Offering, on the Effective Date, the Company entered into that certain Agreement to Convert Promissory Note (the “JMJ Letter Agreement”) with JMJ Financial, a sole proprietorship (“JMJ”), whereby JMJ agreed to convert $2,105,263 of liabilities and their additional investment of $1,000,000, into 6,210,526 shares of common stock of the Company at a conversion price equal to $0.50 per share. Additionally, JMJ was issued warrants to purchase 6,210,526 shares of the Company’s common stock at an exercise price equal to $0.65 per share, expiring five years from the Initial Exercise Date.  Commencing on the Effective Date, JMJ entered into a Lock-Up Agreement for a period of 365 days prohibiting the sale or other transfer of all securities of the Company owned by JMJ.

Additionally, in connection with the conversion and redemption portion of the Private Offering, the Company entered into Letter Agreements (the “Debt and Preferred Stock Letter Agreements”) with certain debt holders and holders of the Company’s Series A Preferred Stock (the “Debt and Preferred Holders”) for conversion or repayment of an additional aggregate amount of $1,013,788 including certain trade payables.  All Series A holders were repaid in full and no stock or warrants were issued.  The remaining debt holders and trade payables were converted into 1,388,216 shares of common stock of the Company at a conversion price equal to $0.50 per share. Additionally, the debt holders and certain trade payables which were converted, were issued warrants to purchase 1,388,216 shares of the Company’s common stock at an exercise price equal to $0.65 per share, expiring five years from the Initial Exercise Date.

Simultaneously with the closing of the Private Offering, (i) Gianni B. Arcaini, the Chief Executive Officer, converted $700,543 of accrued salary into 700,543 shares of the Company’s common stock at a $1.00 per share and 700,543 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the Initial Exercise Date, (ii) Adrian G. Goldfarb, the Chief Financial Officer of the Company, converted $34,020 of liabilities into 34,020 shares of the Company’s common stock at a $1.00 per share and 34,020 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the Initial Exercise Date, (iii) a non-related entity converted $118,875 of liabilities into 118,875 shares of the Company’s common stock at a $1.00 per share and 118,875 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the Initial Exercise Date.

Policy on Future Related Party Transactions

The Company requires that any related party transactions must be approved by a majority of the Company’s independent directors.

DESCRIPTION OF CAPITAL STOCK

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws and the Florida Business Corporation Act relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Florida law and is qualified by reference to our certificate of incorporation and our bylaws. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

General

The Company is authorized to issue an aggregate number of 510,000,000 shares of capital stock, of which 10,000,000 shares are blank check preferred stock, $0.001 par value per share and 500,000,000 shares are common stock, $0.001 par value per share.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of blank check preferred stock, $0.001 par value per share. The Company has one class of preferred stock currently authorized for issuance.

Series A Convertible Preferred Stock

Effective November 24, 2017, pursuant to the Letter Agreements as discussed in the Recent Developments section herein all shares of Series A Convertible Preferred Stock were redeemed by the Company in connection with the Private Offering. As of the date hereof, there are 0 share of Series A Convertible Preferred Stock issued and outstanding.

Series B Convertible Preferred Stock

The following summary of certain terms and provisions of our Series B Convertible Preferred Stock (the “Series B Preferred”) is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our certificate of designation of preferences, rights and limitations of Series B Convertible Preferred Stock (the “Series B Preferred Certificate of Designation”) filed herewith.

General. Our certificate of incorporation authorizes our board of directors to issue up to 10,000,000 shares of our preferred stock, par value $0.001 per share.

Subject to the limitations prescribed by our articles of incorporation, our board of directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each of those series and the qualifications, limitations and restrictions of each of those series, all without any further vote or action by our stockholders. Our board of directors has designated 15,000 of the 10,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock. When issued, the shares of Series B Convertible Preferred Stock will be validly issued, fully paid and non-assessable.

Rank. The Series B Convertible Preferred Stock will rank senior to our common stock to the extent of its liquidation preference of $1,000 per share (the “Stated Value”).

Conversion. Each share of the Series B Preferred is convertible into shares of our common stock (subject to adjustment as provided in the related certificate of designation of preferences) at any time at the option of the holder, into that number of shares of common stock determined by dividing the sum of (i) the Stated Value of such shares of Series A Preferred and (ii) the accrued and unpaid dividends per share by the conversion price of $0.50 (the “Conversion Price”).

Liquidation Preference. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary (the “Liquidation Event”), holders of the Series B Preferred then outstanding shall be entitled to participate on an as-converted-to-Common Stock basis (without giving effect to the Beneficial Ownership Limitation) with holders of the Common Stock in any distribution of assets of the Corporation to the holders of the Common Stock.

Voting Rights. Holders of Series B Preferred will vote on an as converted basis on all matters on which the holders of common stock are entitled to vote.  In addition, as long as the Series B Preferred remains outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Preferred (i) alter or change adversely the powers, preferences or rights given to the Series B Preferred (ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event senior to, or otherwise pari passu with, the Series B Preferred (iii) amend its Articles of Incorporation or other charter documents in any way that may adversely affect any rights of Series A Preferred, (iv) increase the authorized shares of Series B Preferred or (v) enter into any agreement with respect to the foregoing.

Dividends. Each share of Series B Convertible Preferred Stock shall be entitled to receive, except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7 of the Series B Preferred Certificate of Designation, holders of the Series B Preferred shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series B Preferred Stock equal (on an as-if- converted-to-Common-Stock basis (without giving effect to the Beneficial Ownership Limitation)) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. Other than as set forth in the previous sentence, no other dividends shall be paid on shares of Series B Preferred Stock, and the Corporation shall pay no dividends (other than dividends in the form of Common Stock) on shares of the Common Stock unless it simultaneously complies with the previous sentence.

Certain Adjustments. The conversion price of the Series B Convertible Preferred Stock is subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock. Additionally, if the Company sells or issues any shares of Common Stock or Common Stock Equivalents at a price per share less than the Conversion price (a “Lower-Price Issuance”) in connection with a financing where one of the purposes is to permit the Company’s Common Stock being accepted for listing on a National Securities Exchange, then for a period of 30 days after the Common Stock begins to trade on a National Securities Exchange the Conversion Price shall be reduced to the Lower Price Issuance. After the 30-day period has expired, the Conversion Price shall increase to the level immediately prior to commencement of the 30-day period.

Redemption. The holder has the right to request redemption of the Series A Preferred Stock after a period of 3 years in an amount equal to the Stated Value plus accrued and unpaid dividends.

In connection with this offering, the Company issued 2,830 shares of Series B Convertible Preferred Stock and currently we have 2,830 shares issued and outstanding.

Common Stock

The Company is authorized to issue 500,000,000 shares of common stock, $0.001 par value per share. As of December 20, 2017, the Company has 20,651,371 shares of common stock issued and outstanding.

Each share of common stock shall have one (1) vote per share for all purpose. Our common stock does not provide a preemptive, subscription or conversion rights and there is no redemption or sinking fund provisions or rights. Our common stock holders are not entitled to cumulative voting for purposes of electing members to our board of directors.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

As of December 20, 2017, there are warrants outstanding to purchase 25,216,332 shares of our common stock of which no warrants are subject to full ratchet price protection on the exercise price potentially increasing the total number of common shares issuable upon exercise. The warrants are exercisable for a term of five years with an exercise price range of $0.65-$6.67.

Transfer Agent

The transfer agent and registrar for our Common Stock is Pacific Stock Transfer Company, Corporate Office, 173-3 Keith Street, Warrenton, VA 20186.

Florida Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Florida law and our Charter and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of takeover practices and takeover bids, and encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Florida Law

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the FBCA, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

The interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

The interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the FBCA which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares  acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

There have been no changes in or disagreements with accountants on accounting or financial disclosure matters.

INCORPORATION BY REFERENCE

We incorporate by reference all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until all of the securities that may be offered by this prospectus are sold. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC. Any statements contained in this prospectus, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents that have been or that may be incorporated by reference in this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Our consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2016 have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The validity of the issuance of the Common Stock hereby will be passed upon for us by Lucosky Brookman LLP.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or
•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

DUOS TECHNOLOGIES GROUP, INC.

Consolidated Balance Sheets as of September 30, 2017 (Unaudited) and December 31, 2016	F-38

Consolidated Statements of Operations for the Nine Months Ended September 30, 2017 and 2016 (Unaudited)	F-40

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2017 and 2016 (Unaudited)	F-41

Condensed Notes to Consolidated Financial Statements, September 30, 2017 (Unaudited)	F-43

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:

Duos Technologies Group, Inc.

We have audited the accompanying consolidated balance sheets of Duos Technologies Group, Inc. and Subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2016.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Duos Technologies Group, Inc. and Subsidiaries as of December 31, 2016 and 2015 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company reported a net loss of $2,561,613 and cash used in operating activities of $1,840,290 in 2016. At December 31, 2016, the Company had a working capital deficit, stockholders’ deficit and accumulated deficit of $4,132,660, $5,523,188 and $23,518,709, respectively.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans as to these matters are also described in Note 2.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

March 30, 2017, except for Note 18, “Reverse Stock Split” and “Amendment to $2,500,000 Promissory Note”, as to which the date is June 15, 2017

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015

ASSETS
CURRENT ASSETS:
Cash	$174,376	$140,129
Accounts receivable	256,989	452,235
Costs and estimated earnings in excess of billings on uncompleted contracts	476,673	421,116
Prepaid expenses and other current assets	135,964	165,095

Total Current Assets	1,044,002	1,178,575

Property and equipment, net	66,491	72,544

OTHER ASSETS:
Patents and trademarks, net	51,423	57,006
Total Other Assets	51,423	57,006

TOTAL ASSETS	$1,161,916	$1,308,125

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
	2016	2015

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$842,787	$1,014,711
Accounts payable - related parties	40,136	30,070
Commercial insurance/office equipment financing	46,368	44,024
Notes payable - related parties	577,716	486,964
Notes payable	87,210	196,608
Convertible notes payable, including premiums	193,950	193,950
Warrant derivative liability	793,099	—
Line of credit	38,019	40,216
Payroll taxes payable	444,476	296,215
Accrued expenses	1,218,105	1,002,820
Billings in excess of costs and estimated earnings on uncompleted contracts	219,625	303,064
Deferred revenue	675,171	908,206
Contingent lawsuit payable	—	550,000

Total Current Liabilities	5,176,662	5,066,848

Notes payable, net of discounts	1,206,522	—

Total Liabilities	6,383,184	5,066,848

Series A redeemable convertible cumulative preferred stock, $10 stated value per share,
500,000 shares designated,
29,600 shares issued and outstanding at December 31, 2016
($301,920 liquidation value)	301,920	—

Commitments and Contingencies (Note 10)

STOCKHOLDERS' DEFICIT:
Preferred stock, $0.001 par value,
10,000,000 authorized, 9,500,000 available to be designated	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized
1,892,020 and 1,850,789 shares issued and outstanding at
December 31, 2016 and December 31, 2015, respectively	1,892	1,851
Additional paid-in capital	18,141,629	17,190,602
Total paid-in-capital	18,143,521	17,192,453
Accumulated deficit	(23,518,709)	(20,951,176)
Sub-total	(5,375,188)	(3,758,723)
Less: Treasury stock (3,280 shares of common stock)	(148,000)	—
Total Stockholders' Deficit	(5,523,188)	(3,758,723)

Total Liabilities and Stockholders' Deficit	$1,161,916	$1,308,125

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2016	2015
REVENUES:
Project	$3,200,182	$3,758,653
Maintenance and technical support	2,230,633	2,481,183
IT asset management services	674,078	527,927

Total Revenues	6,104,893	6,767,763

COST OF REVENUES:
Project	1,580,665	2,051,969
Maintenance and technical support	785,872	958,995
IT asset management services	365,914	185,212

Total Cost of Revenues	2,732,451	3,196,176

GROSS PROFIT	3,372,442	3,571,587

OPERATING EXPENSES:
Selling and marketing expenses	278,264	254,083
Salaries, wages and contract labor	3,370,191	2,586,735
Research and development	271,950	216,806
Professional fees	306,458	256,111
General and administrative expenses	889,685	906,344
Impairment loss on intangible assets and goodwill acquired	—	1,578,816

Total Operating Expenses	5,116,548	5,798,895

LOSS FROM OPERATIONS	(1,744,106)	(2,227,308)

OTHER INCOME (EXPENSES):
Interest Expense	(561,174)	(744,343)
Loss on settlement of debt	—	(216,271)
Warrant derivative gain (loss)	(264,099)	—
Other income, net	7,766	861,973

Total Other Income (Expense)	(817,507)	(98,641)

NET LOSS	(2,561,613)	(2,325,950)

Series A preferred stock dividends	(5,920)	—

Net loss applicable to common stock	$(2,567,533)	$(2,325,950)

NET LOSS APPLICABLE TO COMMON STOCK PER COMMON SHARE:
Basic & Diluted	$(1.36)	$(1.33)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic & Diluted	1,883,598	1,750,028

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

For the Years Ended December 31, 2016 and 2015

	Common Stock		Additional	Accumulated
	# of Shares	Amount	Paid-in-Capital	Deficit	Treasury Stock	Total

Balance December 31, 2014	1,649,663	$1,650	$13,573,247	$(18,625,226)	$—	$(5,050,329)

Common stock issued upon conversion of convertible debt	109,102	109	2,257,962	—	—	2,258,071
Common stock issued for settlement of accounts payable	1,429	1	16,799	—	—	16,800
Common stock deemed issuance to ISA shareholders related to reverse merger (see Note 14)	35,625	36	393,892	—	—	393,928
Common stock issued for services	6,779	7	136,603	—	—	136,610
Officer salary settled for common stock	4,034	4	56,478	—	—	56,482
Exchange of warrants for common stock	981	1	3,081	—	—	3,082
Warrants issued with convertible debt	—	—	30,722	—	—	30,722
Promissory notes settled by issuance of common stock	43,176	43	610,759	—	—	610,802
Reclassification of convertible note premiums upon conversion of debt	—	—	111,058	—	—	111,058
Net Loss for the year ended December 31, 2015	—	—	—	(2,325,950)		(2,325,950)
Balance December 31, 2015	1,850,789	$1,851	$17,190,602	$(20,951,176)	$—	$(3,758,723)

Common stock issued for services	41,171	41	351,059	—	—	351,100
Exchange of warrants for common stock	60	—	630	—	—	630
Warrants issued for services	—	—	90,036	—	—	90,036
Warrants issued with debt	—	—	509,303	—	—	509,303
Common stock repurchased	—	—	—	—	(148,000)	(148,000)
Series A preferred stock dividends	—	—	—	(5,920)	—	(5,920)
Net Loss for the year ended December 31, 2016	—	—	—	(2,561,613)	—	(2,561,613)
Balance December 31, 2016	1,892,020	$1,892	$18,141,629	$(23,518,709)	$(148,000)	$(5,523,188)

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2016	2015
Cash from operating activities:
Net loss	$(2,561,613)	$(2,325,950)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	47,051	44,411
Gain on settlement of accounts payable/note conversion	—	(27,194)
Stock and warrants issued for services	90,036	58,775
Amortization of debt discounts	243,427	—
Loss on settlement of debt	—	243,465
Amortization of stock based prepaid consulting fees	351,100	41,126
Loss related to warrants exchanged for stock	630	3,082
Impairment loss	—	1,578,816
Warrant derivative loss	264,099	—
Changes in assets and liabilities:
Accounts receivable	195,246	(134,301)
Costs and estimated earnings on uncompleted contracts	(55,557)	(202,807)
Prepaid expenses and other current assets	252,282	(35,526)
Accounts payable	(221,379)	(657,920)
Accounts payable-related party	10,066	(23,052)
Payroll taxes payable	148,261	(303,966)
Accrued expenses	262,535	294,117
Contingent lawsuit liability	(550,000)	(861,650)
Billings in excess of costs and earnings on uncompleted contracts	(83,439)	149,281
Deferred revenue	(233,035)	42,812

Net cash used in operating activities	(1,840,290)	(2,116,481)

Cash flows from investing activities:
Cash acquired in acquisition	—	1,346
Purchase of patents/trademarks	(70)	(10,420)
Purchase of fixed assets	(35,345)	(66,162)

Net cash used in investing activities	(35,415)	(75,236)

Cash flows from financing activities:
Proceeds from issuance of series A preferred stock	296,000	—
Proceeds from borrowings under convertible notes and other debt	—	1,730,772
Proceeds from bank line of credit	—	40,216
Repurchase common stock	(148,000)	—
Proceeds from related party notes	221,570	464,464
Repayments of related party notes	(130,818)	—
Proceeds (repayments) of insurance and equipment financing	(220,800)	10,959
Repayments of notes payable	(155,000)	—
Proceeds of notes payable, net of $358,263 cash fees	2,047,000	—

Net cash provided by financing activities	1,909,952	2,246,411

Net decrease in cash	34,247	54,694
Cash, beginning of period	140,129	85,435
Cash, end of period	174,376	140,129

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the Years Ended
	December 31,
	2016	2015
Supplemental Disclosure of Cash Flow Information:
Interest paid	$245,134	$59,398
Taxes paid	$10,149	$3,136

Supplemental Non-Cash Investing and Financing Activities:
Common stock issued upon conversion of convertible debt	$—	$2,258,071
Common stock issued for prepaid consulting services	$351,100	$—
Common stock issued to settle notes payable and accrued interest	$—	$610,802
Common stock issued to settle accounts payable	$—	$16,800
Common stock issued for accrued salary	$—	$56,482
Reclassification of put premium liability on convertible notes to paid-in capital	$—	$111,058
Increase in debt discount and paid-in capital for warrants issued with debt	$791,303	$30,722
Note issued for financing of insurance premiums	$223,154	$—
Accrued dividends	$5,920	$—

Liabilities assumed in share exchange	$—	$1,186,234
Less: assets acquired in share exchange	—	(1,347)
Net liabilities assumed	—	1,184,887
Fair value of shares exchanged	—	393,929
Increase intangible assets	$—	$1,578,816

See accompanying notes to the consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Duos Technologies Group, Inc. (“Company”), through its operating subsidiary “Duos Technologies, Inc. (“duostech”) is primarily engaged in the design and deployment of state-of-the-art, artificial intelligence driven intelligent technologies systems. duostech converges traditional security measures with information technologies to create “actionable intelligence.” duostech’s IP is built upon two of its core technology platforms (praesidium® and centraco®),both distributed as licensed software suites, and natively embedded within engineered turnkey systems. praesidium® is a modular suite of analytics applications which process and simultaneously analyze data streams from a virtually unlimited number of conventional sensors and/or data points. Native algorithms compare analyzed data against user-defined criteria and rules in real time and automatically report any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and sub-systems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (AMS). This unique service provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to the front end-user interface, if and when an issue, event or performance anomalies are detected. centraco® is a comprehensive user interface that includes the functionalities of a Physical Security Information Management (PSIM) system as well as those of an Enterprise Information System (EIS). This multi-layered interface can be securely installed as a stand-alone application suite inside a local area network or pushed outside a wide area network using the same browser-based interface. It leverages industry standards for data security, access, and encryption as appropriate. The platform also operates as a cloud-hosted solution.

The Company’s strategy includes expansion of its technology base through organic development efforts, strategic partnerships, and growth through strategic acquisitions. duostech’s primary target industry sectors include transportation, with emphasis on freight and transit railroad owners/operators, petro-chemical, utilities and healthcare.

As reported previously, Duos Technologies Group, Inc. is the result of the reverse merger between duostech and a wholly owned subsidiary of Information Systems Associates, Inc., a Florida corporation (“ISA”), which became effective as of April 1, 2015 and as a result of which duostech became a wholly owned subsidiary of the merged entity. The merger was followed by a corporate name change to Duos Technologies Group, Inc., a symbol change from IOSA to DUOT and up-listing from OTC Pink to OTCQB.

ISA’s original business of IT Asset Management (ITAM) services for large data centers is now operated as a division of the Company that continues its sales efforts through large strategic partners. ISA developed a methodology for the efficient data collection of assets contained within large data centers and was awarded a patent in 2010 for specific methods to collect and audit data.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, duostech and TrueVue 360, Inc. All inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of assets acquired and liabilities assumed in business combinations, valuation of intangible and other long-lived assets, estimates of percentage completion on projects and related revenues, valuation of stock-based compensation, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt, valuation of stock-based awards and valuation of loss contingencies. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Cash and Cash Equivalents

For the purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be a cash equivalent. There were no cash equivalents at December 31, 2016 or 2015.

Concentrations

Cash Concentrations

Cash is maintained at financial institutions and at times, balances may exceed federally insured limits. We have not experienced any losses related to these balances. There were no amounts on deposit in excess of federally insured limits at December 31, 2016 and 2015.

Significant Customers and Concentration of Credit Risk

Major Customers and Accounts Receivable

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the year ended December 31, 2016, four customers accounted for 21%, 19%, 16% and 11% of revenues.  For the year ended December 31, 2015, four customers accounted for 22%, 21%, 20% and 14% of revenues.

At December 31, 2016, three customers accounted for 50%, 26% and 14% of accounts receivable.  At December 31, 2015, three customers accounted for 33%, 27% and 24% of accounts receivable.

Geographic Concentration

Approximately 20.89% and 1.73% of revenue in 2016 and 2015, respectively, is generated from customers outside of the United States.

Derivative Instruments

ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”), establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss) depending on the purpose of the derivatives and whether they qualify and have been designated for hedge accounting treatment.  The Company uses a Monte Carlo based simulation model to compute the fair value of its embedded derivative instruments. Some of the more significant inputs to our fair value model that, if changed, might produce a significantly higher or lower fair value measurement of the Company’s derivative liabilities include the expected volatility, expected term and the stock price on the valuation date.

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, and loans payable also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

We follow accounting guidance for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost).

The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs, other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Accounts Receivable

Accounts receivable are stated at estimated net realizable value. Accounts receivable are comprised of balances due from customers net of estimated allowances for uncollectible accounts. In determining the collections on the account, historical trends are evaluated and specific customer issues are reviewed to arrive at appropriate allowances. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is provided by the straight-line method over the estimated economic life of the property and equipment (three to five years). When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations. Leasehold improvements are expensed over the shorter of the term of our lease or their useful lives.

Software Development Costs

The Company accounts for costs incurred to develop or purchase computer software for internal use in accordance with FASB ASC 350-40 “Internal-Use Software” or ASC 350-50 "Website Costs". Costs incurred during the preliminary project stage along with post-implementation stages of internal use computer software are expensed as incurred. Costs incurred to maintain existing product offerings are expensed as incurred.

Patents and Trademarks

Patents and trademarks which are stated at amortized cost, relate to the development of video surveillance security system technology and are being amortized over 17 years.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Long-Lived Assets

The Company evaluates the recoverability of its property, equipment, and other long-lived assets in accordance with FASB ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets”, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceed the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. This guidance requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Accrual of Legal Costs Associated with Loss Contingencies

The Company expenses legal costs associated with loss contingencies, as incurred.

Product Warranties

The Company has a 90-day warranty period for materials and labor after final acceptance of all projects. If any parts are defective they are replaced under our vendor warranty which is usually 12-36 months. Final acceptance terms vary by customer. Some customers have a cure period for any material deviation and if the Company fails or is unable to correct any deviations, a full refund of all payments made by the customer will be arranged by the Company. As of December 31, 2016 and 2015, management considers all final acceptance terms have been met; therefore no accrual of warranty reserves has been made.

Loan Costs

Loan costs paid to lenders or third-parties are recorded as debt discounts to the related loans and amortized to interest expense over the loan term.

Sales Returns Liabilities

Our systems are sold as integrated systems and there are no sales returns allowed.

Revenue Recognition

Project Revenue

The Company constructs intelligent technology systems consisting of materials and labor under customer contracts. Revenues and related costs on project revenue are recognized using the “percentage of completion method” of accounting in accordance with ASC 605-35, “Construction-Type and Production-Type Contracts”. Under this method, contract revenues are recognized over the performance period of the contract in direct proportion to the costs incurred as a percentage of total estimated costs for the entirety of the contract. Costs include direct material, direct labor, subcontract labor and other allocable indirect costs. All un-allocable indirect costs and corporate general and administrative costs are also charged to the periods as incurred. Any recognized revenues that have not been billed to a customer are recorded as an asset in “costs and estimated earnings in excess of billings on uncompleted contracts”. Any billings of customers in excess of recognized revenues are recorded as a liability in “billings in excess of costs and estimated earnings on uncompleted contracts”. However, in the event a loss on a contract is foreseen, the Company will recognize the loss when such loss is determined.

A contract is considered complete when all costs except insignificant items have been incurred and the installation is operating according to specifications or has been accepted by the customer.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

The Company has contracts in various stages of completion. Such contracts require estimates to determine the appropriate cost and revenue recognition. Costs estimates are reviewed periodically on a contract-by-contract basis throughout the life of the contract such that adjustments to the profit resulting from revisions are made cumulative to the date of the revision. Significant management judgments and estimates, including the estimated costs to complete projects, must be made and used in connection with the revenue recognized in the accounting period. Current estimates may be revised as additional information becomes available.

Maintenance and Technical Support

Maintenance and technical support services are provided on both an as-needed and extended-term basis and may include providing both parts and labor. Maintenance and technical support provided outside of a maintenance contract are on an as-requested basis, and revenue is recognized as the services are provided. Revenue for maintenance and technical support provided on an extended-term basis is recognized ratably over the term of the contract.

For sales arrangements that do not involve multiple elements such as professional services, which are of short-term duration, revenues are recognized when services are completed.

IT Asset Management Services

The Company recognizes revenue from its IT asset management business in accordance with the Securities and Exchange Commission (the “SEC”) Staff Accounting Bulletin No. 104, "Revenue Recognition" and Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 985-605-25 which addresses Revenue Recognition for the software industry. The general criteria for revenue recognition under ASC 985-605 for our Company, which sells software licenses, which do not require any significant modification or customization, is that revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectability is probable.

The Company’s IT asset management business generates revenues from three sources: (1) Professional Services (consulting and auditing); (2) Software licensing with optional hardware sales and (3) Customer Service (training and maintenance support).

For sales arrangements that do not involve multiple elements:

(1)

Revenues for professional services, which are of short-term duration, are recognized when services are completed;

(2)

For all periods reflected in this report, software license sales have been one time sales of a perpetual license to use our software product and the customer also has the option to purchase third party manufactured handheld devices from us if they purchase our software license. Accordingly, the revenue is recognized upon delivery of the software and delivery of the hardware, as applicable, to the customer;

(3)

Training sales are one-time upfront short term training sessions and are recognized after the service has been performed; and

(4)

Maintenance/support is an optional product sold to our software license customers under one year contracts. Accordingly, maintenance payments received upfront are deferred and recognized over the contract term.

Multiple Elements

Arrangements with customers may involve multiple elements including project revenue and maintenance services in our Intelligent Technology Systems business. Maintenance will occur after the project is completed and may be provided on an extended-term basis or on an as-needed basis. In our IT Asset Management business, multiple elements may include any of the above four sources. Training and maintenance on software products may occur after the software product sale while other services may occur before or after the software product sale and may not relate to the software product. Revenue recognition for multiple element arrangement is as follows:

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Each element is accounted for separately when each element has value to the customer on a standalone basis and there is Company specific objective evidence of selling price of each deliverable. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each element is recognized using the applicable criteria under GAAP as discussed above for elements sold in non-multiple element arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. The Company sells its various services and software and hardware products at established prices on a standalone basis which provides Company specific objective evidence of selling price for purposes of multiple element relative selling price allocation. The Company only sells maintenance services or spare parts based on its established rates after it has completed a system integration project for a customer. The customer is not required to purchase maintenance services. All elements in multiple element arrangements with Company customers qualify as separate units of account for revenue recognition purposes.

Deferred Revenue

Deferred revenues represent billings or cash received in excess of revenue recognizable on service agreements that are not accounted for under the percentage of completion method.

Advertising

The Company expenses the cost of advertising. During the years ended December 31, 2016 and 2015, there were no advertising costs.

Share-Based Compensation

Stock-based compensation is accounted for in accordance with the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the shorter of the period the employee or director is required to perform the services in exchange for the award or the vesting period. The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Pursuant to ASC Topic 505-50, for share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date”. The expense is recognized over the service period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Income Taxes

The Company accounts for income taxes in accordance with the Financial Accounting Standards Board FASB Accounting Standards Codification (“ASC”) 740, Income Taxes, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company evaluates all significant tax positions as required by ASC 740. As of December 31, 2016, the Company does not believe that it has taken any positions that would require the recording of any additional tax liability nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next year.

Any penalties and interest assessed by income taxing authorities are included in operating expenses.

The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed. Tax years 2013, 2014 and 2015 remain open for potential audit.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Earnings (Loss) Per Share

Basic earnings per share (EPS) are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments, convertible preferred stock or other common stock equivalents. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. At December 31, 2016 and 2015, outstanding warrants to purchase an aggregate of 710,238 and 17,410, respectively, shares of common stock and 122,707 and 20,973, respectively, shares of common stock issuable upon conversion of convertible debt and at December 31, 2016, 47,924 shares issuable upon conversion of Series A preferred stock were excluded from the computation of dilutive earnings per share because the inclusion would have been anti-dilutive.

Segment Information

The Company operates in one reportable segment.

Reclassifications

Certain amounts in the 2015 balance sheet have been reclassified from accounts payable to accrued expenses to conform to the 2016 presentation.  This reclassification increased accrued expenses in 2015 by $47,250 and decreased accounts payable by the same amount.

Recent Issued Accounting Standards

In August 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2015-14 Revenue from Contracts with Customers.  The ASU defers the effective date of previously issued ASU 2014-09 (the new revenue recognition standard) by one year for both public and private companies. The ASU requires public entities to apply the new revenue recognition guidance for annual reporting periods beginning after December 15, 2017, and interim reporting periods within annual reporting periods beginning after December 15, 2017. Both public and nonpublic entities will be permitted to apply the new revenue recognition standard as of the original effective date for public entities (annual periods beginning after December 15, 2016).  The Company plans to adopt this standard for their fiscal year beginning January 1, 2018.  The Company is in the process of analyzing the impacts of this ASU, but does not believe it will have a material impact on its consolidated financial statements.

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-02: “Leases (Topic 842)” whereby lessees will need to recognize almost all leases on their balance sheet as a right of use asset and a lease liability.  This guidance is effective for interim and annual reporting periods beginning after December 15, 2018.  The Company does not expect this ASU to have a material impact on its consolidated financial statements.

In March 2016, the FASB issued Accounting Standards Update No. 2016-09: "Compensation – Stock Compensation (Topic 718)-Improvements to Employee Share-Based Payment Accounting" which includes multiple provisions intended to simplify various aspects of the accounting for share-based payments. This guidance is effective for interim and annual reporting periods beginning after December 15, 2016.  The Company is in the process of analyzing the impacts of this ASU, but does not believe it will have a material impact on its consolidated financial statements.

NOTE 2 – GOING CONCERN

As reflected in the accompanying consolidated financial statements, the Company had a net loss of $2,561,613 in 2016.  During the same period, cash used in operating activities was $1,840,290. The working capital deficit, stockholders’ deficit and accumulated deficit as of December 31, 2016 were $4,132,660, $5,523,188 and $23,518,709. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan, raise additional capital and become profitable. Management embarked on a business growth strategy in 2014 to engage with private companies in or related to its market space with the intention of a merger or acquisition. In April 2015, the Company completed a reverse triangular merger whereby duostech became a wholly owned subsidiary of the Company. The two companies are now integrated and the merged company continues to grow its business in all of the markets where they have previously operated.

On December 20, 2016, the Company signed a Securities Purchase Agreement and Promissory Note in the aggregate principal amount of up to $2,500,000 of which $575,000 was remitted by the investor upon signing.  The Company can draw further amounts upon achieving certain milestones related to a planned registered raise of at least $10M. Concurrently, the Company signed an investment banking engagement for the purposes of raising sufficient capital, expected to be $10M, to fund the Company’s working capital deficit and provide sufficient funding to further the Company’s growth objectives.  (See Note 18).

While no assurance can be provided, management believes that these actions provide the opportunity for the Company to continue as a going concern and to grow its business and achieve profitability. Ultimately however, the continuation of the Company as a going concern is dependent upon the ability of the Company to execute the plan described above, generate sufficient revenue and to attain profitable operations. These consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable were as follows at December 31, 2016 and 2015:

	2016	2015
Accounts Receivable	$256,989	$452,235
Allowance for doubtful accounts	—	—
	$256,989	$452,235

There was bad debt expense related to accounts receivable of $70,248 and $0 in 2016 and 2015, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

The major classes of property and equipment are as follow at December 31, 2016 and 2015:

	2016	2015
Furniture, fixtures and equipment	$1,136,003	$1,100,658
Less: Accumulated depreciation	(1,069,512)	(1,028,114)
	$66,491	$72,544

Total depreciation in 2016 and 2015 was $41,398 and $38,501, respectively.

NOTE 5 – PATENTS AND TRADEMARKS

	2016	2015
Patents and trademarks	$267,205	$267,135
Less: Accumulated amortization	(215,782)	(210,129)
	$51,423	$57,006

Total amortization of patents in 2016 and 2015 was $5,653 and $5,910 respectively.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 6 – DEBT

Notes Payable - Financing Agreements

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of December 31, 2016 and 2015:

	December 31, 2016		December 31, 2015
Notes Payable	Principal	Interest	Principal	Interest
Third Party - Insurance Note 1	$25,075	9.75%	$21,325	9.75%
Third Party - Insurance Note 2	9,861	10.00%	11,277	9.75%
Third Party - Insurance Note 3	—	8.05%	—	8.66%
Third Party - Insurance Note 4	11,432	9.24%	11,422	8.99%
Total	$46,368		$44,024

The Company entered into an agreement on December 23, 2015 with its insurance provider by executing an $21,325 note payable (Insurance Note 1) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 9.75% payable in monthly installments of principal and interest totaling $2,229 through October 23, 2016. The policy was renewed December 23, 2016 with a $25,075 note payable.

The Company entered into an agreement on September 15, 2015 with its insurance provider by executing a $18,823 note payable (Insurance Note 2) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 9.75% payable in monthly installments of principal and interest totaling $1,678 through July 15, 2016. The policy was renewed September 15, 2016 with an $19,065 note payable and annual interest rate of 10% payable in monthly installments of principal and interest totaling $1,702 through June 30, 2017.  At December 31, 2016 and 2015, the note payable balance was $9,861 and $11,277, respectively.

The Company entered into an agreement on February 3, 2016 with its insurance provider by executing an $123,571 note payable (Insurance Note 3) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 8.05% payable in monthly installments of principal and interest totaling $12,818 through December 3, 2017. A similar note was entered into on February 3, 2015.  At December 31, 2016 and 2015, the note payable balance was zero.

The Company entered into an agreement on April 1, 2016 with its insurance provider by executing a $65,000 note payable (Insurance Note 4) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 9.24% payable in monthly installments of principal and interest totaling $5,782 through February 1, 2017. A similar note was issued on April 1, 2015 and paid off by March 31, 2016.  At December 31, 2016 and 2015, the note payable balance was $11,432 and $11,422, respectively.

Notes Payable - Related Parties

The Company’s notes payable to related parties classified as current liabilities consist of the following as of December 31, 2016 and 2015:

	December 31, 2016		December 31, 2015
Notes Payable	Principal	Interest	Principal	Interest

Shareholder	$65,000	9%	$65,000	9%
Related party	13,369	8%	17,651	8%
Related party	10,504	—	33,615	—
Related party	56,500	8%	36,500	8%
Related Party	3,170	—	21,170	—
Related Party	8,431	8%	11,131	8%
CFO	31,973	8%	7,841	—
Shareholder	226,936	6%	294,056	6%
CEO	56,614	8%	—	—
Shareholder	105,219	8%	—	—
Total	$577,716		$486,964

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

On May 28, 2008, a shareholder who is indirectly invested in the Company with the Chief Executive Officer (CEO) through another entity, loaned the Company the sum of $65,000 accruing interest at 9% per annum. There was an accrued interest balance of $49,231 and $43,381 as of December 31, 2016 and December 31, 2015, respectively. The note was repayable on or before September 15, 2008 although no demand for repayment has been received from the holder. There is no formal written agreement and the terms are documented on a letter from a former Chief Financial Officer (CFO) of the Company. The terms contain no default clauses and as of the time of this report, no demand for repayment has been made or expected. The Company intends to either negotiate a conversion to common stock or to repay the loan when sufficient working capital permits such action.

Upon the consummation of the merger on April 1, 2015, the Company assumed an Original Issue Discount (OID) promissory note with a remaining principal balance of $15,000 accruing interest at 18% per annum. On November 30, 2015 there was an outstanding principal balance of $15,000 and an accrued interest balance of $2,651 in which the promissory note was restructured into a note due on or before December 15, 2016 for a total of $17,651 principal balance, accruing interest at 8% per annum and monthly payments of $1,535 commencing January 15, 2016.  The Company made payments during the first quarter of 2016 in the amount of $4,282 and will resume payments in the second quarter of 2017.  As of December 31, 2016, the loan had an outstanding amount of $13,369 and there was an accrued interest balance of $802.

Upon the consummation of the merger on April 1, 2015, the Company assumed two promissory notes due to an entity which had previously extended credit on a revolving basis for working capital. The total principal balance was $212,693 at the time of the merger and carried total interest and extension fees of 30% per annum. On September 30, 2015, the note and accrued interest for a total of $275,660 was exchanged for 28,640 common shares. The Company recorded a loss on settlement in the amount of $115,139. The same lender had extended further credit to the Company’s TrueVue360 subsidiary which on September 30, 2015 had a principal balance of $28,040 and accrued interest balance of $9,777 totaling $37,817. The note can be extended each time for a further 30 days on payment of a 1% extension fee in addition to the 1.5% interest cost which can be accrued. The Company agreed to convert this note to an 18-month term loan with 0% interest and monthly payments of $2,100 starting November 1, 2015. The Company also issued 14,321 five-year warrants with a strike price of $9.80 as consideration for the conversion of the larger note and the zero-interest feature of the extended payment plan. As of December 31, 2016 and 2015, the balance was $10,504 and $33,615, respectively.

On December 12, 2013, the wife of the CEO loaned the Company the sum of $10,000 at an annual percentage rate of 8%. On January 29, 2015, March 3, 2015 and September 30, 2015 the wife of the CEO loaned the Company an additional $12,000, $5,000 and $9,500 respectively.  On January 24, 2016, an additional $20,000 was loaned to the Company.  The total principal due at December 31, 2016 and 2015 was $56,500 and $36,500, respectively. There was accrued interest balance of $7,474 and $3,052 as of December 31, 2016 and 2015, respectively. The note is repayable on demand of the holder. As of the time of this report, no such demand has been made.

Upon the consummation of the merger on April 1, 2015, the Company assumed a promissory note with a remaining principal balance of $30,378 due to the former CEO of ISA. These amounts are non-interest bearing and are due on demand. The Company pays these loans as sufficient funds become available. At December 31, 2016 and 2015, the loan had an outstanding balance of $3,170 and $21,170, respectively.

Upon the consummation of the merger on April 1, 2015, the Company assumed an OID promissory note with a remaining principal and accrued interest balance of $10,593. During the third quarter of 2015, interest payments of $1,500 were paid. At November 30, 2015 the principal balance of the note was $10,000, and an accrued interest balance of $1,131 at a rate of 30% per annum was restructured into a note due on or before December 15, 2016 for a total of $11,131 principal balance, accruing interest at 8% per annum and monthly payments of $968 commencing January 15, 2016.  The Company made payments during the first quarter of 2016 in the amount of $2,700 and will resume payments in the second quarter of 2017.  As of December 31, 2016 and 2015, the loan had an outstanding balance of $8,431 and $11,131, respectively, and there was an accrued interest balance of $506 at December 31, 2016.

On March 10, 2015, the Company received a $100,000 loan from a related party principal shareholder. The note accrues interest at the rate of 12% per annum and was repayable on or before December 15, 2015. The Company and shareholder agreed to convert the principal amount and accrued interest for a total of $107,627 to common stock effective October 28, 2015 for 10,250 shares of common stock at $10.50 per share. The Company recorded a loss on conversion in the amount of $35,876 which is included in the interest expense balance of $744,343 for 2015.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Upon the consummation of the merger on April 1, 2015, the Company assumed two promissory notes with a total principal balance of $8,783 due to the Company’s CFO. During the second quarter of 2015, the CFO loaned the Company an additional $365 and the Company made payments to the CFO during the same period in the amount of $1,307. These advances do not incur any interest and will be paid by the Company when sufficient funds are available. On January 28, 2016, the CFO loaned the Company $30,000, accruing interest at 8% per annum which is repayable by the Company when sufficient funds are available.  At December 31, 2016 and 2015, the outstanding loan balance was $31,973 and $7,841, respectively.

On April 8, 2015, the Company received a $310,000 loan from a related party principal shareholder. The note accrues interest at the rate of 6% per annum and was repayable on or before October 31, 2015. There was accrued interest balance of $8,616 as of September 30, 2015. The Company and shareholder have agreed to replace the note with a new note in the amount of $320,166, which includes principal and accrued interest through October 31, 2015. Repayment shall occur with eleven monthly payments of $27,750 plus one final payment of $27,006.63 (including interest of 6%) beginning on or before December 31, 2015. As of December 31, 2016, the Company is nine payments in arrears and the outstanding balance was $226,936.  The outstanding balance at December 31, 2015 was $294,056.

On July 19, 2016, the Company received a $60,000 loan less fees of $75 for a related party loan with proceeds of $59,925 from the Company’s CEO.  The promissory note carries an annual interest rate of 7.99% with a monthly installment payment of $1,052 through July 19, 2022.   As of December 31, 2016, the outstanding balance was $56,614.

On August 11, 2016, the Company received an $111,645 loan from a related party principal shareholder.  The note accrues interest at the rate of 8% per annum and is repayable on or before February 11, 2017.  As of December 31, 2016, the outstanding balance was $105,219.

Notes Payable

	December 31, 2016		December 31, 2015
Payable To	Principal	Interest	Principal	Interest

Shareholder	$19,108	—	$19,108	—
Shareholder	—	—	125,000	.67%
Vendor	22,500	—	52,500	—
Total	$41,608		$196,608

Upon the consummation of the merger on April 1, 2015, the Company assumed a promissory note with a remaining principal balance of $19,108 due to an unrelated party investor and shareholder of the Company. The $19,108 is non-interest bearing and currently due, although the note holder has not made any demand for payment at this time.

Upon the consummation of the merger on April 1, 2015, the Company assumed a non-interest bearing OID promissory note due to an unrelated party stockholder, subject to a forbearance agreement and due July 14, 2015. A 25% penalty was due if the balance is not paid by the due date. Furthermore, 5% of all factor payments to the Company are to be used to pay down the note. The note is secured by certain of the Company’s intellectual property. Additionally, until the loan is paid, if there is a trigger notice (loan is due or is called), the factor will pay to the stockholder all factor holdback amounts after collection of the related accounts receivable, less any factor fees. On September 21, 2015, the shareholder agreed to convert $81,250 of the $165,000 outstanding note to 14,469 shares of the Company’s common stock and the addition of the 25% penalty as stated above in the amount of $41,250, with a new note balance of $125,000, 15-month term and 8% interest. The Company recorded a loss on conversion in the amount of $55,484 which is included in the interest expense balance of $744,343 for 2015.  The note was repaid on April 1, 2016 including the accrued interest of $7,078. At December 31, 2016 and 2015, the accrued interest was zero and $4,578, respectively.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

On August 10, 2015, the Company entered into an agreement with FacilityTeam of Ontario, Canada to settle a dispute that had arisen concerning payments for software development services. The Company agreed to pay to FacilityTeam $2,500 per month starting October 1, 2015 for 24 months and, pursuant thereto, took a charge in the third quarter of 2015 for the settlement amount of $60,000.  At December 31, 2016 and 2015, the outstanding balance was $22,500 and $52,500, respectively.

Convertible Notes, Including Premiums

	December 31, 2016			December 31, 2015
Payable To	Principal	Premium	Principal, Including Premium	Principal	Premium	Principal, Including Premium
Vendor	$50,000	$50,000	$100,000	$50,000	$50,000	$100,000
Vendor	46,975	46,975	93,950	46,975	46,975	93,950
Total	$96,975	$96,975	$193,950	$96,975	$96,975	$193,950

Upon the consummation of the merger on April 1, 2015, the Company assumed a convertible promissory note of $50,000 due to a vendor of the Company which included a premium of $50,000 relating to its treatment as stock settled debt under ASC 480. The $50,000 convertible note accrues interest at 1% per month and is convertible into the Company’s common stock at a 50% discount to the average closing bid prices for the company’s common stock for the five days immediately preceding the conversion date.  An interest payment was made on January 11, 2016 in the amount of $3,230. The outstanding note balance at December 31, 2016 and 2015 was $50,000 and $50,000, respectively and accrued interest on December 31, 2016 and 2015 was $7,511 and $4,723, respectively. As previously disclosed, on May 23, 2016, the Company filed a lawsuit against, the holder of this note and another convertible note described below. The Company owes the principal and interest due under the notes and has sought to pay principal and interest of the note which first came due but its offer was rejected. On January 19, 2017, the Company executed a settlement agreement with this vendor resolving the pending lawsuit concerning the two convertible notes.  The settlement calls for payment of $150,000 due within 45 days of execution thereof and resolves all outstanding obligations.  Payment was made on March 7, 2017.  (see Note 18)

Upon the consummation of the merger on April 1, 2015, the Company assumed a promissory note with a remaining principal balance of $44,325 bearing interest at 1.5% per month. The note holder gave 30-day notice to the Company on May 1, 2015 for the note to be repaid in full plus any interest due. On June 30, 2015, an Addendum to Promissory Note was executed providing that the payment of $46,975, $44,325 plus accrued interest of $2,650, in connection with the Debt Purchase Agreement represents the total settlement of the Note. Also, on June 30, 2015 a current shareholder and services provider agreed to assume the new $46,975 note with the existing terms and conditions and an addendum was signed for the assumption and making the note convertible into the Company’s common stock at a 50% discount to the average price of the Company’s common stock for the five trading days preceding conversion and the new Note is non-interest bearing. The addendum was treated as a debt extinguishment. The Company recorded a premium of $46,975 since the note was convertible at a fixed rate to a fixed monetary amount equal to $93,950 pursuant to ASC 480. On each of December 31, 2016 and 2015, the outstanding balance on the note was $93,950 which includes the $46,975 premium and there was accrued interest on December 31, 2016 and 2015 of $12,682 and $4,228, respectively. During the previous quarter, the new holder attempted a conversion into stock of a portion of the note. The Company determined that the conversion notice was invalid in several respects and rejected the conversion. As previously disclosed, on May 23, 2016, the Company filed a lawsuit against, the holder of this note and another convertible note described above. The Company owes the principal and interest due under the notes and has sought to pay principal and interest of the note which first came due but its offer was rejected.  On January 19, 2017, the Company executed a settlement agreement with this vendor resolving the pending lawsuit concerning the two convertible notes. The settlement calls for payment of $150,000 due within 45 days of execution thereof and resolves all outstanding obligations.  Payment was made on March 7, 2017.  (see Note 18)

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Notes Payable – Third Parties

	December 31, 2016			December 31, 2015
Payable To	Principal	Less Unamortized Discounts	Principal, Less Unamortized Discounts	Principal	Less Unamortized Discounts	Principal, Less Unamortized Discounts
Note 1-non-current	$1,800,000	$593,478	$1,206,522	$—	$—	$—
Note 2-current	605,263	559,661	45,602	—	—	—
Total	$2,405,263	$1,153,139	$1,252,124	$—	$—	$—

Note 1

On March 31, 2016, the Company entered into a Securities Purchase Agreement with an institutional investor, which, together with the transaction documents referenced therein, provides for the terms in the following paragraph. The Company closed the Offering on April 1, 2016.

The offering amount was $1,800,000 less a 5% original issue discount. The note is a senior debt obligation secured by substantially all assets of the Company and shares of all current and future subsidiaries as well as being guaranteed by each subsidiary but is not convertible into the Company’s stock. The senior secured note also contains certain default provisions and is subject to standard covenants such as restrictions on issuing new debt. In conjunction with the note, the Company issued a warrant exercisable for 71,425 shares of common stock exercisable for five years at an exercise price of $12.25 per share. The warrants also contain certain anti-dilution provisions that apply in connection with any stock split, stock dividend, stock combination, recapitalization or similar transactions as well as a potential adjustment to the exercise price based on certain future contingent events. The relative fair value of the warrants of $466,031 was recorded as a debt discount and is being amortized to interest expense over the term of the debt. The note will mature three years from the closing date and will accrue interest at the rate of 14% per annum, payable monthly. The note will accrue additional interest at the rate of 2% per annum, compounding monthly, payable annually in arrears. The Company may choose to begin amortizing the principal at any time subject to prepayment premiums. Also, the Company agreed to an amended placement agent’s fee with respect to the placement of such loan which differed from the original terms agreed with the Placement Agent as that agreement had expired (see Note 10, Placement Agency Agreement). The amendment included (a) postponement of payment of the cash fee of $5,000 to 15 days of execution of the term sheet, (b) the closing fee was fixed to $137,000 (based on a $1.8 million debt funding) and three-year warrants for 5,715 shares at an exercise price of $14 per share and valued at their fair value of $43,272.  Other closing expenses totaled $40,000 plus another $10,000 of legal fees previously paid.  Total cash issue costs of $192,000, the original issue discount of $90,000, the warrant relative fair value of $466,031 and warrant fair value of $43,272 were recorded as debt discounts to be amortized over the three-year term of the debt.  Net proceeds were $1,518,000 after all issue costs.  Additionally, at closing, certain previously recorded obligations of the Company totaling $690,110, as discussed below, were paid directly from the lender reducing the actual proceeds to the Company.

On April 1, 2016, in conjunction with the closing of the aforementioned Securities Purchase Agreement, the sum of $558,032 was remitted out of the proceeds in final settlement of the litigation with CW Electric.  This amount consisted of $550,000 of the agreed settlement, which was previously accrued as of December 31, 2015, plus $8,032 of accrued interest. This represents full and final settlement of this matter, which is now closed.

On April 1, 2016, the Company directed the sum of $132,078 to be paid out of proceeds of the Securities Purchase agreement to a shareholder who held a note secured against part of the Company’s assets.  The payment of $125,000 in principal and $7,078 of accrued interest represents full payment of the note and the noteholder no longer holds any security against the assets.

On April 1, 2016, the Company made a payment of $142,000 (part of the $192,000 discussed above) to a placement agent as compensation for arrangement of financing through the aforementioned Securities Purchase Agreement.  The payment was deducted from proceeds of that agreement.  As discussed above, the Company also issued 5,715 three-year warrants with an exercise price of $14 per share to the agent as additional compensation.  These amounts are broadly in line with the anticipated compensation agreed within the original placement agency agreement which was terminated in December, 2015.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Note 2

On December 20, 2016, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with JMJ Financial, ("JMJ," and together with the Company, the "Parties") and borrowed an initial principal amount of $605,263 from the total available as discussed below. Pursuant to the Purchase Agreement, JMJ purchased from the Company (i) a Promissory Note in the aggregate principal amount of up to $2,500,000 (the "Note") for consideration of up to $2,350,000 net of an original issue discount of 5%, due and payable on the earlier of May 15, 2017 or the third business day after the closing of the Public Offering (as defined therein), and (ii) a Common Stock Purchase Warrant (the "Warrant") to purchase 115,289 shares of the Company's common stock ("Common Stock") at an exercise price per share equal to the lesser of (i) 80% of the per share price of the Common Stock in the Company's contemplated public offering of securities (the "Public Offering"), (ii) $5.25 per share, (iii) the lowest daily closing price of the Common Stock during the ten days prior to the Public Offering (subject to adjustment), (iv) the lowest daily closing price of the Common Stock during the ten days prior to the Maturity Date (as defined in the Note)(subject to adjustment), (v) 80% of the unit price in the Public Offering (if applicable), or (vi) 80% of the exercise price of any warrants issued in the Public Offering. Additionally, pursuant to the Purchase Agreement, the Company will issue JMJ shares of Common Stock equal to 30% of the principal sum of the Note ("Origination Shares") on the 5th trading day after the pricing of the Public Offering, but in no event later than May 30, 2017. The number of Origination Shares will equal the principal sum of the Note divided by the lowest of (i) the lowest daily closing price of the Common Stock during the ten days prior to delivery of the Origination Shares or during the ten days prior to the date of the Public Offering (in each case subject to adjustment for stock splits), (ii) 80% of the common stock offering price of the Public Offering, (iii) 80% of the unit price offering price of the Public Offering (if applicable), or (iv) 80% of the exercise price of any warrants issued in the Public Offering. The Note is convertible into common stock of the Company at a variable conversion price only upon a Maturity Date payment default by the Company. Cash closing expenses totaled $46,000 to the private placement agent.  The Company also issued warrants for 9,223 common stock to the placement agent with the same terms as the lender warrants.  Total cash issue costs of $46,000, the original issue discount of $30,263 and a discount relating to the warrants of $529,000 were recorded as debt discounts to be amortized over the 146-day term of the debt.  Net proceeds were $529,000 after all issue costs.  The Company previously paid and expensed legal fees of $28,750 and paid an advance retainer of $50,000 to a law firm for future work relating to the planned public offering which is recorded as a prepaid asset at December 31, 2016.

NOTE 7 – LINE OF CREDIT

The Company assumed a line of credit with Wells Fargo Bank upon merger with ISA on April 1, 2015. The line of credit provided for borrowings up to $40,000, but is now closed to future borrowing. The balance as of December 31, 2016 and 2015, was $38,019 and $40,216, respectively, including accrued interest. This line of credit has no maturity date. The annual interest rate is the Prime Rate plus 8% (10.25% at December 31, 2016). The former CEO of ISA is the personal guarantor.

NOTE 8 – CONTRACT ACCOUNTING

Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts

Costs and estimated earnings in excess of billings on uncompleted contracts represents costs and estimated earnings in excess of billings and/or cash received on uncompleted contracts accounted for under the percentage of completion contract method.

At December 31, 2016 and 2015, costs and estimated earnings in excess of billings on uncompleted contracts consisted of the following:

	2016	2015
Costs and estimated earnings recognized	$2,631,315	$2,322,836
Less: Billings or cash received	(2,154,642)	(1,901,720)
Costs and estimated earnings in excess of billings on uncompleted contracts	$476,673	$421,116

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Billings in Excess of Costs and Estimated Earnings on Uncompleted Contracts

Billings in excess of costs and estimated earnings on uncompleted contracts represents billings and/or cash received that exceed accumulated revenues recognized on uncompleted contracts accounted for under the percentage of completion contract method.

At December 31, 2016 and 2015, billings in excess of costs and estimated earnings on uncompleted contracts consisted of the following:

	2016	2015
Billings and/or cash receipts on uncompleted contracts	$396,609	$1,146,804
Less: Costs and estimated earnings recognized	(176,984)	(843,740)
Billings in excess of costs and estimated earnings on uncompleted contracts	$219,625	$303,064

NOTE 9 – DEFERRED COMPENSATION

As of December 31, 2016 and 2015, the Company has accrued $894,217 and $776,428, respectively, of deferred compensation relating to the individual agreements, which are included in the accompanying consolidated balance sheet in accrued expenses. The above referenced deferred compensation agreements are un-funded.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has several non-cancelable operating leases, primarily for equipment, that expire over the next year. Minimum rent payments under operating leases are recognized on a straight-line basis over the term of the lease. Rental expense for operating leases during 2016 and 2015 was $12,457 and $12,578, respectively.

	Year Ended December 31,
	2016	2015
Purchase Power	$588	$710
Coffee Perks/A. Antique Coffee Services	300	300
Canon	11,569	11,569
Total Operating Leases rent expense	$12,457	$12,578

The Company has an operating lease agreement, through the former parent, for office space located in Jacksonville, Florida that expired on April 30, 2016.  On March 8, 2016, the former parent executed an amendment to the current lease with a start date of May 1, 2016 and ending on October 31, 2021. Rental expense for the months of March 2016 through May 2016 will be $0, followed by a monthly rent of $14,816 (including operating cost and taxes) commencing with the month of June 2016. The rent is subject to an annual escalation of 3%, beginning May 1, 2017.

Minimum rent payments under this lease are recognized on a straight-line basis over the term of the lease. The current monthly lease payment is $14,179. Rental expense for the office lease during 2016 and 2015 was $171,513 and $142,593, respectively.

The following is a schedule of future minimum lease payments for non-cancelable operating leases are as follows:

2017	169,483
2018	174,568
2019	179,805
2020	185,199
2021	155,846
Total	$864,901

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Placement Agency Agreement

On February 18, 2015, duostech engaged an exclusive placement agent in connection with the possible acquisition of a private entity which has previously been disclosed. The acquisition required private placement of equity, equity-linked or debt securities (the “Agreement”). On June 29, 2015, the Company and the placement agent terminated the agreement; no success fee amounts were due.

On July 1, 2015, duostech entered into a limited exclusive placement agent agreement in connection with the proposed offer and placement of up to $5,000,000 of securities, convertible instruments, private notes or loans (excluding a registered public offering) of the Company. The Agreement was for an initial term of 120 days. duostech paid an initial fee of $15,000 in connection with this engagement with an additional $5,000 due upon the acceptance by duostech of a valid term sheet. In the event of a transaction being concluded, the agent would have been paid 5% of senior debt that is not convertible and 8% cash plus 8% warrants of any equity based transaction. At the conclusion of the initial term no acceptable term sheet had been presented and the Company terminated the agreement on December 1, 2015. The parties agreed to continue working together without a formal agreement but with an understanding that should a term sheet be accepted and a subsequent financing be secured, Duos would honor the terms of the original agreement as described above.

On January 6, 2016, the Company entered into an agreement with an investment banker to provide general financial advisory and investment banking services. Services included, but not limited to in the agreement are to provide a valuation analysis of the Company, assist management and advise the Company with respect to its strategic planning process and business plans including an analysis of markets, positioning, financial models, organizational structure, potential strategic alliances, capital requirements, potential national listing and working closely with the Company’s management team to develop a set of long and short-term goals with special focus on enhancing corporate and shareholder value. The Agreement is for an initial term of six months. The Company shall pay a non-refundable fee accruing at the rate of $10,000 per month, for the term of the agreement. These advisory fee payments will be accrued and deferred for payment until the earlier of 1) closing of a financing described in the agreement, 2) a closing of interim funding at which point fifty percent (50%) of the outstanding monthly advisory fee will be payable on the last day of the month following closing of the interim financing or 3) the termination of the agreement.  The Company issued to the investment banker 26,057 vested shares of the Company’s common stock as of the execution date of this agreement. In addition, the Company issued warrants for the purchase of 8,629 shares of the Company’s common stock. The warrants shall have a five-year term and an exercise price of $10.50 per share. (see Notes 14 and 15)

On January 27, 2016, the Company entered into an agreement with a consultant to provide advisory services for an initial period of six months. The consultant will assist the Company with its objective of evaluating financing and other strategic options in connection with operational expansion and respond to any opportunities that arise in regard to strategic partnerships/acquisition/joint ventures or other business relationships that may advance revenue growth and enterprise value. Upon a qualified financing of at least $1,500,000 through a party introduced by the consultant, the Company agreed to issue up to $90,000 in equity or cash at the same rate and terms as the basis of the financing. In consideration for development services thirty days from the execution of this agreement, 571 shares of restricted common stock of the Company will be granted to the consultant or assigns and be issued within fifteen days of the grant. Also, 857 additional shares shall be granted to the consultant or assigns on completion of any transactions with a potential participant. In consideration for advisory services, the non-refundable sum of $5,000 was payable upon execution of the agreement with a further $5,000 to be deferred and paid upon the completion of any transaction with a potential participant.  On May 5, 2016, the Company cancelled the agreement due to lack of performance with the consultant who was to provide advisory services for an initial period of six months.  The Company paid an initial amount of $2,500 and no further compensation will be paid.  No shares of common stock were issued in connection with this agreement.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

On May 13, 2016, the Company entered into an agreement with a consultant in the business of providing services for management consulting, business advisory, shareholder information and public relations for a period of three months.  During the Term of this Agreement, the Company will pay to the Consultant the sum of $3,000 per month.  The Company may accrue monthly fees without payment to the consultant until the company closes a qualified financing other than the first month’s retainer. Upon signing, the Company issued to the Consultant 3,571 shares of the Company’s restricted common stock for a total purchase price of $100 and recorded $27,400 as a prepaid asset to be amortized over the three-month term.  The Company amortized $27,400 to expense as of December 31, 2016. As of August 14, 2016, the agreement had expired and was not renewed in writing by the parties as called for in the agreement.  The Company continues to work with the Principal on certain potential funding arrangements that were started (but not consummated) during the period in which the contract was in effect.

On September 1, 2016, the Company entered into an agreement with a registered investment broker, for the purposes of securing interim and long-term funding for the Company.  During the ninety-day term of this agreement, the Company was to pay the broker $50,000, certain travel expenses, plus 7% cash fee of the aggregate principle amount raised on a qualified financing. The Company has paid an initial amount of $6,500 to the broker and the broker sent materials to qualified investors.  The Company has cancelled the agreement effective December 27, 2016 and the initial fee of $6,500 was refunded to the Company on February 1, 2017.

Litigation

On or about December 22, 2014, Corky Wells Electric (“CW Electric”) filed suit in the Circuit Court of Boyd County, Kentucky, against duostech demanding relief related to a promissory note issued by duostech to CW Electric on December 10, 2008 in the amount of $741,329. The suit was subsequently removed to the United States District Court for the Eastern District of Kentucky, Ashland Division. Previously, duostech entered into a “Stipulation for Settlement” on September 30, 2009 wherein CW Electric agreed to dismiss a previous lawsuit and duostech agreed to resume payments on the promissory note. In its suit, CW Electric contended that duostech breached the terms of that Stipulation for Settlement by not making the required number of payments at the times stipulated therein. CW Electric further contended that due to the breach of payment terms, under the terms of the promissory note, the outstanding amount continued to accrue interest at the rate of 18% per annum, which compounded monthly for a total of $1,411,650 due through the future final payment date.

Effective October 28, 2015, duostech and CW Electric entered into a Settlement and Release Agreement (the “Settlement Agreement”) pursuant to which the parties have agreed to settle the suit upon the payment by duostech to CW Electric of $550,000 (the “Settlement Amount”) by February 15, 2016. An agreed judgment, evidencing the Company’s agreement to pay the Settlement Amount, was signed by the parties (the “Agreed Judgment”) and such document deposited into escrow with CW Electric’s counsel. At the time of the payment of the Settlement Amount, the Agreed Judgment is to be returned to the Company for destruction.  Under the terms of the Settlement Agreement, duostech had until February 15, 2016 to pay the Settlement Amount and, if such amount was not paid by such date, then the Agreed Judgment was to be filed with the court and executed upon, with interest due at 12% per annum beginning February 15, 2016.

On February 9, 2016, duostech’s counsel informed CW Electric’s counsel that on February 5, 2016, Duos executed a term sheet with an investment fund which will, among other things, provide the funding for the settlement with C.W. Electric. At the time, Duos and the lender believed that the closing would take place during or prior to the second week in March. Consequently, Duos requested that C.W. Electric refrain from filing and/or executing on the Agreed Judgment attached to the Settlement Agreement until after the closing, as they were in the final stretches of obtaining the funding necessary to resolve this matter. CW Electric’s counsel agreed to an extension and following the filing of a respective joint motion, the District Court for the Eastern District of Kentucky entered an order of continuance until March 20, 2016 and further extended until April 20, 2016.  Payment was made in full upon the closing of the loan dated April 1, 2016.

A contingent lawsuit payable of $550,000 was reflected at March 31, 2016 and December 31, 2015 in the Company’s consolidated financial statements.  On April 1, 2016, CW has released the Company, duostech and affiliates from any action that could have been brought in the suit.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

On August 10, 2015, the Company entered into an agreement with FacilityTeam of Ontario, Canada to settle a dispute that had arisen concerning payments for software development services. The Company strongly believed that FacilityTeam did not deliver the products promised and felt that we would prevail in arbitration called for by the contract between the parties. Ultimately, the Company opted to settle the matter for the cost of the litigation which was estimated be at least $60,000; rather than spend further resources on defending the claim and pursuing the counterclaim against FacilityTeam. The Company agreed to pay to FacilityTeam $2,500 per month starting October 1, 2015 for 24 months and taking a charge in the third quarter of 2015 for the settlement amount of $60,000.  On December 12, 2016, the Company was notified that it was in breach of settlement with a previous vendor, FacilityTeam based in in Ontario, Canada alleging failure to make payments against that settlement.  On December 28, 2016 the Company subsequently agreed to a modified payment schedule as part of a post judgement settlement for the amounts still outstanding.  The final payment was made on March 7, 2017.  (see Note 18)

On May 12, 2016, in Broward County, Florida, the holder of two convertible notes entered into in March and June 2015 in the amount of $50,000 and $46,975 respectively sued the company alleging that the Company was in default for not making scheduled principal and interest payment and failing to convert a portion of the notes into the Company’s common stock. As previously reported, on May 23, 2016, we filed a lawsuit in Broward County, Florida against, Greentree Financial Group, Inc., the holder of $96,975 aggregate principal amount of our convertible notes. The suit alleges, amongst other things, that the officers and directors of Greentree that entered into the notes, failed to disclose legal facts with respect to their personal conduct in the past, which, had the Company known, would have made it unlikely that such transaction would have been consummated. The Company owes the principal and interest due under the notes and sought to pay principal and interest of the note which first came due, but its offer was rejected. On January 23, 2017, the Company executed a settlement agreement with Greentree Financial Group resolving a pending lawsuit concerning these two convertible notes.  The settlement called for payment of $150,000 within 45 days of execution thereof and resolves all outstanding obligations related to the Notes.  The payment was made on March 7, 2017.  (see Note 18)

Delinquent Payroll Taxes Payable

As reported previously, the Company has a delinquent payroll tax payable at December 31, 2016 and 2015 in the amount of $400,076 and $244,470, respectively. The delinquent portion is included in the payroll taxes payable balance of $444,476 and $296,215, respectively, as shown on the Company’s consolidated balance sheet. The IRS has accepted the Company’s offer of a monthly installment agreement in the amount of $25,000 commencing March 28, 2016.

NOTE 11 – INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2016 and 2015 consist of net operating loss carryforwards and differences in the book basis and tax basis of intangible assets.

The blended Federal and State tax rate of 37.6% applies to loss before taxes. The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2016 and 2015 were as follows:

	Years Ended December 31,
	2016	2015
Income tax benefit at U.S. statutory rate of 34%	$(870,948)	$(790,823)
State income taxes	(92,218)	(83,734)
Non-deductible expenses	356,674	722,740
Change in valuation allowance	606,492	151,817
Total provision for income tax	$—	$—

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

The Company’s approximate net deferred tax assets as of December 31, 2016 and 2015 were as follows:

	December 31,
	2016	2015
Deferred Tax Assets:
Net operating loss carryforward	$5,241,802	$4,602,442
Intangible assets	181,338	215,206
	5,423,140	4,816,648
Valuation allowance	(5,423,140)	4,816,648)
Net deferred tax assets	$—	$—

The net operating loss carryforward was approximately $13,941,000 and $12,240,000 at December 31, 2016 and 2015, respectively. The Company provided a valuation allowance equal to the deferred income tax assets at December 31, 2016 and 2015 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward and other deferred tax assets. The increase in the valuation allowance was $606,492 in 2016.

The potential tax benefit arising from the loss carryforward will expire in years through 2036. Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future in accordance with Section 382 of the Internal Revenue Code. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance. The Company believes its tax positions are all highly certain of being upheld upon examination. The Company’s 2016, 2015 and 2014 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position.

NOTE 12 – RELATED PARTIES

Notes, Loans and Accounts Payable

As of December 31, 2016 and 2015 there were various notes and loans payable to related parties totaling $577,715 and $486,964, respectively, with related unpaid interest of $62,959 and $47,959 respectively (see Note 6). The Company also has accounts payable-related parties due to an officer for expense reimbursement and due to an affiliate for services in the total amount of $40,136 and $30,070 at December 31, 2016 and 2015, respectively.

Administrative Services Agreement

On December 1, 2002, the Company and the former parent entered into an Administrative Services Agreement whereby the former parent agreed to provide administrative and support services including but not limited to, (a) rent and general infrastructure, (b) human resource management services, and (c) accounting and financial services and other miscellaneous services. The monthly fee was subject to adjustments in accordance with the actual services rendered. There were no fees incurred with the former parent for the years ending December 31, 2016 and 2015 and we will not incur any additional fees going forward. At December 31, 2016 and 2015, $0 and $5,173, respectively, were due to the former parent under this agreement which is included in Accounts payable - related parties.

NOTE 13 – SERIES A REDEEMABLE CONVERTIBLE CUMLATIVE PREFERRED STOCK

Our board of directors has designated 500,000 of the 10,000,000 authorized shares of preferred stock as Series A Convertible Preferred Stock. In September through October 2016, the Company sold 29,600 shares of Series A Convertible Preferred Stock for cash proceeds equal to the state value of $296,000.  Accrued cumulative dividends were $5,920 as of December 31, 2016.  The total redemption value was $301,920 at December 31, 2016.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Rank.  The Series A Convertible Preferred Stock will rank senior to our common stock to the extent of its liquidation preference of $10 per share (the “Stated Value”).

Conversion.  Each share of the Series A Preferred is convertible into shares of our common stock at any time at the option of the holder, into that number of shares of common stock determined by dividing the sum of (i) the Stated Value of such shares of Series A Preferred and (ii) the accrued and unpaid dividends per share by the conversion price of $6.30 (the “Conversion Price”). In the event the Company undertakes a registered offering; the holder may elect to convert at the terms of that offering for a period of 30 days after the offering is closed after which only the conversion terms described above will be available.  In all cases, any conversion rights will always be tied to the price of the Company’s stock. (see “Certain Adjustments” below).

Liquidation Preference.  In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary (the “Liquidation Event”), holders of the Series A Preferred then outstanding shall be entitled to receive, out of assets of the Company available for distribution to its stockholders, an amount equal to the Stated Value plus any accrued and unpaid dividends as of the date of such Liquidation Event.

Voting Rights.  Holders of Series A Preferred will vote on an as converted basis on all matters on which the holders of common stock are entitled to vote.  In addition, as long as the Series A Preferred remains outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Preferred (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred (ii) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation Event senior to, or otherwise pari passu with, the Series A Preferred (iii) amend its Articles of Incorporation or other charter documents in any way that may adversely affect any rights of Series A Preferred, (iv) increase the authorized shares of Series A Preferred or (v) enter into any agreement with respect to the foregoing.

Dividends.  Each share of Series A Convertible Preferred Stock shall be entitled to receive, an annual 8% dividend. Such dividend will be accrued and be paid either as part of conversion to common stock where such dividend will be converted at the same rate or on redemption at the end of three years.  The holders of shares of the Series A shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefore, cumulative cash dividends at an annual rate of eight percent (8%) of the Stated Value (the “Dividend Rate”). Such dividends on shares of Series A shall be cumulative from the date such shares are issued, whether or not in any period there shall be funds of the Company legally available for the payment of such dividends and whether or not such dividends are declared, and shall be payable quarterly, when as, and if declared by the Board of Directors, on April 10, July 10, October 10, and January 10 in each year (each a “Dividend Payment Date”_ to holders of record as of March 31, June 30, September 30 and December 31 in each year (the “Record Date”). Cumulative dividends shall always accrue a compounded rate equal to the Dividend Rate and shall accrue from and including the date of issuance of such shares to and including a Dividend Payment Date. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Company legally available for the payment of dividends.

Certain Adjustments.  The conversion price of the Series A Convertible Preferred Stock is subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock. Additionally, if the Company sells or issues any shares of Common Stock or Common Stock Equivalents at a price per share less than the Conversion price (a “Lower-Price Issuance”) in connection with a financing where one of the purposes is to permit the Company’s Common Stock being accepted for listing on a National Securities Exchange, then for a period of 30 days after the Common Stock begins to trade on a National Securities Exchange the Conversion Price shall be reduced to the Lower Price Issuance. After the 30-day period has expired, the Conversion Price shall increase to the level immediately prior to commencement of the 30-day period.

Redemption.  The holder has the right to request redemption of the Series A Preferred Stock after a period of three years in an amount equal to the Stated Value plus accrued and unpaid dividends.

The Series A convertible preferred stock has been reflected as temporary equity at its redemption value on the accompanying consolidated balance sheet because of its redemption feature.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

NOTE 14 – STOCKHOLDERS’ DEFICIT

2016 Equity Plan

On March 11, 2016, the Board adopted the plan and the shareholders approved the plan during the annual shareholders meeting on April 21, 2016.  On May 27, 2016, the Company filed a registration statement for the securities planned to be issued under the plan which became effective at that date.

The 2016 Equity Incentive Plan (the “2016 Plan”) provides for the issuance of up to 228,572 shares of our common stock. The purpose of the Plan is to assist the Company in attracting and retaining key employees, directors and consultants and to provide incentives to such individuals to align their interests with those of our stockholders.

Administration

The 2016 Plan is administered by the Compensation Committee of the Board, which currently consists of one member of the Board and is a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Code Section 162(m). Among other things, the compensation committee has complete discretion, subject to the express limits of the 2016 Plan, to determine the directors, employees and nonemployee consultants to be granted an award, the type of award to be granted the terms and conditions of the award, the form of payment to be made and/or the number of shares of common stock subject to each award, the exercise price of each option and base price of each stock appreciation right (“SAR”), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the common stock underlying the award, and the required withholding, if any. The Compensation Committee may amend, modify or terminate any outstanding award, provided that the participant’s consent to such action is required if the action would impair the participant’s rights or entitlements with respect to that award. The Compensation Committee is also authorized to construe the award agreements, and may prescribe rules relating to the 2016 Plan. Notwithstanding the foregoing, the compensation committee does not have any authority to grant or modify an award under the 2016 Plan with terms or conditions that would cause the grant, vesting or exercise thereof to be considered nonqualified “deferred compensation” subject to Code Section 409A.

Grant of Awards; Shares Available for Awards

The 2016 Plan provides for the grant of stock options, SARs, performance share awards, performance unit awards, distribution equivalent right awards, restricted stock awards, restricted stock unit awards and unrestricted stock awards to non-employee directors, officers, employees and nonemployee consultants of the Company or its affiliates. We have reserved a total of 228,572 shares of common stock for issuance as or under awards to be made under the 2016 Plan. If any award expires, is cancelled, or terminates unexercised or is forfeited, the number of shares subject thereto is again available for grant under the 2016 Plan.

Currently, there are eleven identified employees (including two executive officers and directors), three non-employee directors, and up to thirty other current or future staff members who would be entitled to receive stock options and/or shares of restricted stock under the 2016 Plan. Future new hires and additional non-employee directors and/or consultants would be eligible to participate in the 2016 Plan as well.

Stock Options

The 2016 Plan provides for either “incentive stock options” (“ISOs”), which are intended to meet the requirements for special federal income tax treatment under the Code, or “nonqualified stock options” (“NQSOs”); the stockholders approved the 2016 Plan at the annual meeting as previously described. Stock options may be granted on such terms and conditions as the compensation committee may determine; provided, however, that the per share exercise price under a stock option may not be less than the fair market value of a share of the Company’s common stock on the date of grant and the term of the stock option may not exceed 10 years (110% of such value and five years in the case of an ISO granted to an employee who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of capital stock of our company or a parent or subsidiary of our company). ISOs may only be granted to employees. In addition, the aggregate fair market value of our common stock covered by one or more ISOs (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Any excess is treated as a NQSO.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Stock Appreciation Rights

A SAR entitles the participant, upon exercise, to receive an amount, in cash or stock or a combination thereof, equal to the increase in the fair market value of the underlying common stock between the date of grant and the date of exercise. SARs may be granted in tandem with, or independently of, stock options granted under the 2016 Plan. A SAR granted in tandem with a stock option (i) is exercisable only at such times, and to the extent, that the related stock option is exercisable in accordance with the procedure for exercise of the related stock option; (ii) terminates upon termination or exercise of the related stock option (likewise, the common stock option granted in tandem with a SAR terminates upon exercise of the SAR); (iii) is transferable only with the related stock option; and (iv) if the related stock option is an ISO, may be exercised only when the value of the stock subject to the stock option exceeds the exercise price of the stock option. A SAR that is not granted in tandem with a stock option is exercisable at such times as the compensation committee may specify.

Performance Shares and Performance Unit Awards

Performance share and performance unit awards entitle the participant to receive cash or shares of our common stock upon the attainment of specified performance goals. In the case of performance units, the right to acquire the units is denominated in cash values.

Restricted Stock Awards and Restricted Stock Unit Awards

A restricted stock award is a grant or sale of common stock to the participant, subject to our right to repurchase all or part of the shares at their purchase price (or to require forfeiture of such shares if issued to the participant at no cost) in the event that conditions specified by the compensation committee in the award are not satisfied prior to the end of the time period during which the shares subject to the award may be repurchased by or forfeited to us. Our restricted stock unit entitles the participant to receive a cash payment equal to the fair market value of a share of common stock for each restricted stock unit subject to such restricted stock unit award, if the participant satisfies the applicable vesting requirement.

Unrestricted Stock Awards

An unrestricted stock award is a grant or sale of shares of our common stock to the participant that is not subject to transfer, forfeiture or other restrictions, in consideration for past services rendered to the Company or an affiliate or for other valid consideration.

Amendment and Termination

The compensation committee may adopt, amend and rescind rules relating to the administration of the 2016 Plan, and amend, suspend or terminate the 2016 Plan, but no such amendment or termination will be made that materially and adversely impairs the rights of any participant with respect to any award received thereby under the 2016 Plan without the participant’s consent, other than amendments that are necessary to permit the granting of awards in compliance with applicable laws. We have attempted to structure the 2016 Plan so that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Code Section 162(m).

Common stock issued for services and settlements

On March 31, 2015, the Company issued 1,429 shares of common stock to a software engineering vendor for a $20,000 partial settlement of an outstanding payable. The shares were valued at $11.76 per share, or $16,800, based on contemporaneous conversions of the Company's Preferred Stock Series A and B to Common Stock. The Company recorded a $3,200 gain on the settlement of this payable which is included in Other Income in the statement of operations.

On May 20, 2015, the Company entered into a one year agreement with a third party for consulting services. The prepaid vested 2,858 shares of common stock were issued in June 2015 and valued on that day at the closing price of the stock on the previous day of $22.75 per share for a total of $65,000. The $65,000 was recorded as a prepaid asset which is being amortized to expense over the agreement term.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

On May 27, 2015 the Company settled a $33,000 payable to an investor relations firm with 1,179 shares of common stock. There was no gain or loss.

In conjunction with and subsequent to the merger agreement, ISA Warrant Holders were granted 554 shares of common stock in exchange for 964 existing warrants. The difference between the fair value of the warrants surrendered and the shares issued resulted in a loss on a settlement of $3,082 charged to operations.

On June 30, 2015, the Company’s CFO agreed to exchange $56,482 of accrued salary for restricted shares of the Company. The Company issued 4,034 shares of common stock based on a closing trading price of $14 per share. The shares were further divided and allocated by the CFO to three other parties including two charitable organizations and the son of the CFO with the CFO retaining 1,286 shares. There was no gain or loss on the settlement.

On July 1, 2015, the principal balance of a promissory note of $50,000 was converted to 4,286 shares of common stock with a per share conversion price of $11.55. The shares were valued at their quoted trading price of $17.85 per share on the conversion date or $76,500 resulting in a loss on settlement of $26,500.

On August 27, 2015, the Company issued 1,429 shares of common stock in connection with a consulting agreement for $100 with a per share price of $0.07. The shares were valued at $10,775 based on the quoted trading price of $7.54 per share resulting in a consulting expense of $10,675.

During the third quarter of 2015, the Company issued 1,315 shares of common stock for services valued at the quoted trading price on the respective grant dates resulting in an expense of $15,000.

In the third quarter of 2015, Warrant Holders were granted 428 shares of common stock in exchange for existing 579 warrants. The difference between the fair value of the warrants surrendered and the shares issued resulted in a gain on the exchanges and therefore no charges were made to operations.

On September 21, 2015, the Company issued 14,469 shares of common stock in exchange for an $81,250 portion of an outstanding convertible note. The shares were valued at $9.45 per share or $136,734 resulting in a loss settlement of $55,484.

On September 30 2015, the Company issued 28,640 shares of common stock in exchange for a promissory note and accrued interest totaling $275,660 with a related party. In addition, the Company issued 14,320 five year warrants in exchange for an extension of a $37,817 note. The shares were valued at $260,624 or $9.10 per share and the warrants were valued at $130,175 using a Black-Scholes option pricing model, resulting in a total value of $390,799 and a loss on settlement of $115,139.

On October 26, 2015, the Company issued 1,949 shares of common stock in exchange for a promissory note and accrued interest totaling $20,467 with a per share conversion price of $10.50. The shares were valued at their contractual price of $9.10 per share on the conversion date or $17,738 resulting in a gain on settlement of $2,729.

Also on October 26, 2015, the Company issued 3,914 shares of common stock in exchange for a convertible note and accrued interest totaling $41,096 with a conversion price of $10.50. The shares were valued at their contractual price of $9.10 per share on the conversion date or $35,616 resulting in a gain on settlement of $5,479.

On October 27, 2015, the Company issued 14,266 shares of common stock in exchange for a convertible note and accrued interest totaling $149,792 with a per share conversion price of $10.50. The shares were valued at their contractual price of $9.10 and $14.00 per share on the conversion date or $144,473 resulting in a net gain on settlement of $5,319.

On October 28, 2015, the Company issued 10,250 shares of common stock in exchange for a promissory note and accrued interest totaling $107,627 with a per share conversion price of $10.50. The shares were valued at their contractual price of $14 per share on the conversion date or $143,503 resulting in a loss on settlement of $35,876.

On December 16, 2015, the Company issued 6,548 shares of common stock in exchange for a convertible note and accrued interest totaling $68,750 with a per share conversion price of $10.50. The shares were valued at their contractual price of $10.50 per share on the conversion date or $68,750 resulting in no gain or loss on settlement.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

On December 30, 2015, the Company issued 4,762 shares of common stock in exchange for a convertible note and accrued interest totaling $50,000 with a per share conversion price of $10.50. The shares were valued at their contractual price of $10.50 per share on the conversion date or $50,000 resulting in no gain or loss on settlement.

On January 6, 2016, the Company entered into an agreement with an investment banker to provide general financial advisory and investment banking services. Services included, but not limited to in the agreement are to provide a valuation analysis of the Company, assist management and advise the Company with respect to its strategic planning process and business plans including an analysis of markets, positioning, financial models, organizational structure, potential strategic alliances, capital requirements, potential national listing and working closely with the Company’s management team to develop a set of long and short-term goals with special focus on enhancing corporate and shareholder value. The Agreement is for an initial term of six months. The Company shall pay a non-refundable fee accruing at the rate of $10,000 per month, for the term of the agreement. These advisory fee payments will be accrued and deferred for payment until the earlier of 1) closing of the financing described in the agreement, 2) a closing of interim funding at which point fifty percent (50%) of the outstanding monthly advisory fee will be payable on the last day of the month following closing of the interim financing or 3) the termination of the agreement. The Company has issued to the investment banker 26,057 vested shares of the Company’s common stock valued at $273,600 based on the quoted trading price of $10.50 per share as of the execution date of this agreement.  In addition, the Company has issued warrants for the purchase of 8,629 shares of the Company’s common stock. The warrants have a five-year term and an exercise price of $10.50.  The Company had accrued $60,000 during 2016 which was unpaid and was recorded in accrued expenses on the Company’s consolidated balance sheet.  In December 2016, the Company terminated the agreement and the accrued expenses of $60,000 was reversed and the 8,629 warrants were cancelled.  As these warrants were fully vested at the date of grant, the Company has charged $90,036 to consulting expense.

On January 22, 2016, Warrant Holders were granted 60 shares of common stock in exchange for existing 150 warrants resulting in a loss on settlement of $630 charged to operations.

The Company issued 11,542 shares of common stock for consulting services rendered valued at the quoted trading price on the respective grant dates resulting in consulting expense of $50,000 in the year ended December 31, 2016.

On May 13, 2016, the Company issued 3,571 shares of common stock for consulting services valued at the quoted trading price on the grant date resulting in prepaid consulting expense of $27,400 and was amortized over the three-month agreement term.

Treasury Stock

In August 2016, the Company’s Board of Directors approved a new class of Preferred Stock, “Series A” (see Note 13).  For shareholders who invested in previous private placements, the Company was offering on a case by case basis, the ability to convert the existing amount invested into an equivalent amount in the Series A on the condition that they invest an equivalent additional amount in the Series A.  As of December, 2016, four of the company’s shareholders sold 3,280 of their common shares back to the Company in exchange for Series A preferred stock valued at $148,000.

Conversion of Debt

On March 31, 2015, Duos Ventures LLC converted $1,415,546 of convertible debentures which included $7,176 accrued interest into 63,194 shares of common stock as a result of the closing of a reverse merger with Information Systems Associate, Inc. (ISA). The conversion was priced at a 20% discount from the ISA closing price on March 31, 2015 of $28.00 for a net conversion price of $22.40 per share in accordance with the original terms of the convertible debentures. As a result of this conversion, $37,120 of accrued debt premium relating to the 3% provision was reclassified to equity and a $352,093 interest expense was recognized and recorded as a debt premium on March 31, 2015 pursuant to the resolution of the contingency under ASC 480 and then reclassified to equity.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Reverse Merger

On April 1, 2015, the Company completed a reverse triangular merger, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among the Company (“Duos”), Information Systems Associates, Inc. (ISA), a publicly traded company, and Duos Acquisition Corporation, a Florida corporation and wholly owned subsidiary of ISA (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub merged with and into Duos, with Duos remaining as the surviving corporation and a wholly-owned subsidiary of ISA (the “Merger”). The Merger was effective as of April 1, 2015, upon the filing of a copy of the Merger Agreement and articles of merger with the Secretary of State of the State of Florida (the “Effective Time”). As part of the merger agreement, ISA confirmed to Duos executives that its stockholders would receive 1,714,286 common shares of ISA. The Company intends to carry on Duos’ business as a line of business following the Merger. The Company also intends to continue ISA's existing operations through its existing wholly owned subsidiary, TrueVue 360, Inc. Duos made the decision to become a public company to give it broader access to the public financial markets to support its growth goals. The objective was to streamline the merger process by finding a clean, operating entity with no “toxic” debt and that was not and had never been a shell company.

The Merger was accounted for as a reverse merger using the acquisition method under ASC 805-40 with the Company (then named “Information Systems Associates, Inc.”) deemed to be the acquired company for accounting purposes. This determination is based on then duostech shareholders obtaining an approximate 98% voting control as well as management and Board control of the combined entity. Accordingly, the assets and liabilities and historical operations that are reflected in the consolidated financial statements after the merger are those of duostech stated at historical cost and the assets and liabilities of ISA were recorded at their fair values at the merger date. The results of operations of ISA are only consolidated with the results of operations starting on the merger date. An analysis of duostech established a total enterprise valuation of $19,350,000 using a relative values approach. At the time of the merger, it was estimated that the Company shareholders would own approximately 2% of the outstanding stock after issuance of 1,714,286 shares to duostech shareholders in connection with the Merger. This resulted in a purchase price of $393,929. The difference between the recorded historical value of assets acquired and liabilities assumed totaling $1,578,816 was allocated $165,000 for trade name and technology and a further $250,000 for existing customer relationships, both of which will be amortized over 2 years. These trade name and technology amounts are based on the value of a secured loan against the patent and software and the customer relationships is calculated based on the estimated gross margin for the next two years for certain customer relationships. The remaining $1,163,816 is allocated to Goodwill which is the expected synergies that will benefit the combined entity. Goodwill is not expected to be deductible for income tax purposes. For accounting purposes, the Company is deemed to have issued 35,625 shares of common stock to the ISA shareholders for a purchase price of $393,929.

In connection with the merger, the Company incurred acquisition costs of $36,718 in 2014 of which $16,425 is included in professional fees, $10,000 is included in salaries, wages and contract labor and $10,293 is included in general and administrative expenses on the December 31, 2014 statements of operations. In addition, the Company incurred $75,489 in 2015 of which $31,812 is included in professional fees, $35,000 is included in salaries, wages and contract labor and $8,677 is included in general and administrative expenses as of March 31, 2015.

The fair value of the assets acquired and liabilities assumed in the merger are as follows:

Assets acquired:
Cash	$1,347
Trade name and technology	165,000
Customer relationships	250,000
Goodwill	1,163,816
Total assets	1,580,163

Liabilities assumed:
Accounts payable	216,461
Loans payable	748,426
Accrued expenses	35,275
Accrued salary	184,263
Deferred revenue	1,809
Total liabilities	1,186,234
Purchase price	$393,929

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

The estimates of fair values and the purchase price allocation is subject to change pending the finalization of the valuation of assets acquired and liabilities assumed.

The following unaudited pro forma consolidated results of operations have been prepared as if the merger occurred on January 1, 2014:

	Three Months Ended March 31,	Year Ended December 31,
	2015	2014
Net Revenues	$1,107,166	$4,603,768
Net Loss	(1,338,399)	(3,049,378)
Net Loss per Share	$(.70)	$(1.75)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

All share and per share data in the accompanying financial statements and footnotes have been retroactively reflected for the exchange. On June 30, 2015, the Company assessed the valuation of its intangible assets and goodwill acquired in the April 1, 2015 merger and determined to charge $1,578,816 to operations as a loss on impairment.

NOTE 15 – COMMON STOCK PURCHASE WARRANTS

Warrants

The following is a summary of activity for warrants to purchase common stock for the year ended December 31, 2016:

	December 31, 2016
	Number of Warrants	Weighted Avg. Exercise Price	Remaining Contractual Life (Years)
Outstanding at the beginning of the year	17,410	$18.90	4.5
Warrants expired, forfeited or cancelled	(8,778)	14.35
Warrants issued with debt, debt modifications or services	210,282	8.05	4.6
Warrants exchanged for common stock	(150)	233.45
Outstanding at end of period	218,764	8.40	4.6
Exercisable at end of period	218,764	$8.40	4.6

On April 1, 2016, the Company issued a warrant exercisable into 71,429 shares with a term of five years and exercise price of $12.25 per share in conjunction with a Securities Purchase Agreement.  The Warrants also contain certain anti-dilution provisions that apply in connection with any stock split, stock dividend, stock combination, recapitalization or similar transactions as well as a potential adjustment to the exercise price based on certain events. The relative fair value of the warrants of $466,031 was recorded as a debt discount and additional paid in capital and will be amortized to interest expense over the term of the debt.

On April 1, 2016, the Company issued three-year warrants for 5,714 common shares with an exercise price of $14.00 to the placement agent as additional compensation for arrangement of financing through the Securities Purchase Agreement.  The fair value of the warrants of $43,272 was recorded as a discount and will be amortized to interest expense over the term of the debt.

In the first quarter of 2016, 150 warrants were exchanged for 60 common shares resulting in a loss on exchange of $630 charged to operations.  During the same period, 43 warrants expired.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

In the second quarter of 2016, 107 warrants expired.

During 2016, an additional 133,140 warrants were issued with the Securities Purchase Agreements and the amended Placement Agent Agreements.  In December of 2016, 8,628 warrants were cancelled.

NOTE 16 – DERIVATIVE FINANCIAL INSTRUMENTS

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments and warrants, which contain terms that protect holders from declines in the stock price (reset provisions), may not be exempt from derivative accounting treatment. As a result, the warrants are initially recorded as a liability at fair value and are revalued at fair value at each reporting date.  During the year ended December 31, 2016, the company issued 124,511 warrants in connection with a debt financing of $605,263. The warrants are for a five-year term, are exercisable initially at $5.25 per share and carry a re-pricing feature in the event that the stock price declines prior to repayment of the underlying debt instrument. The warrants were valued on the issuance date at $746,980, of which $529,000 was recorded as a debt discount and $217,980 was charged to derivative gain (loss).

The Company calculated the estimated fair values of the liabilities for warrant derivative instruments at December 31, 2016 and at the warrant issuance date of December 20, 2016 with the Black Scholes Pricing Model (“BSM”) option pricing model and Monte Carlo simulations using the closing price of the Company’s common stock of $1.33 and the ranges for volatility, expected term and risk free interest indicated below that follows (BSM inputs only). The Monte Carlo simulations were used to determine a range of expected volatilities and the implied volatility used was determined with a correlation to the highest probability results from that simulation.  Thus, for the year ended December 31, 2016, the Company recognized a loss from the change in derivative liability of $46,119 in warrant derivative gain (loss) related to the warrant derivative instruments.

	BSM Inputs
Warrants
	As of December 20, 2016	As of December 31, 2016
Expected Volatility	144%	144%
Expected Remaining Term	5.00 years	4.97 years
Risk Free Interest Rate	2.04%	2.04%

NOTE 17 – FAIR VALUE MEASUREMENTS

We currently measure and report at fair value the liability for warrant derivative instruments. The fair value liabilities for price adjustable warrants have been recorded as determined utilizing the BSM option pricing model and Monte Carlo simulations (see Note 16).  The following tables summarize our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2016:

	Balance at December 31, 2016	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
Liabilities:
Fair value of liability for warrant derivative instruments	$793,099	$—	$—	$793,099

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

The following is a roll forward through December 31, 2016 of the fair value liability of warrant derivative instruments:

Fair Value of
Liability for
Warrant
Derivative
Instruments
Balance at December 31, 2015	$—
Initial fair value of warrant liability included in expense ($217,980) and debt discount ($529,000)	746,980
Change in fair value included in other (income) expense	46,119
Balance at December 31, 2016	$793,099

NOTE 18 – SUBSEQUENT EVENTS

On January 19, 2017, the Company executed a settlement agreement with Greentree Financial Group resolving a pending lawsuit concerning two convertible notes (the “Notes”) that were entered into in March and June of 2015.  The settlement calls for payment of $150,000 due 45 days from the signing and resolves all outstanding obligations related to the Notes.  Payment was made on March 7, 2017 in the amount of $150,194 and the court signed a final order of dismissal on March 24, 2017.  The Company will record an additional $194 in interest expense and a gain on settlement in the amount of $53,870.

On January 20, 2017, the Company filed a 14A for a special shareholders meeting that was held on February 23, 2017.  The shareholder meeting considered one action which was a planned corporate action for a reverse split of the Company’s common stock.  The shareholders approved the Company taking such action in an amount ranging from 1 for 5 through 1 for 500.

On January 23, 2017, the Company filed an S-1 registration statement for an equity offering of $10M.

On January 25, 2017, the Company borrowed an additional $157,895 and received a net amount of $130,500 representing the second draw against the Promissory Note agreement with JMJ Financial. Warrants in the amount of 30,075 were issued as per the agreement.

On February 8, 2017, the Company borrowed an additional $105,263 and received a net amount of $87,000 representing the third draw against the Promissory Note agreement with JMJ Financial Warrants in the amount of 20,050 were issued as per the agreement.

On or about February 15, 2017, the Company received a Notice of Filing of Complaint of Discrimination filed by an employee that had been released for insubordination.  The Company feels that after the initial investigation is completed by the Florida Commission on Human Relations, there will be no action taken against the Company.

On February 27, 2017, the Company borrowed an additional $263,158 and received a net amount of $217,500 representing the fourth draw against the Promissory Note agreement with JMJ Financial.  Warrants in the amount of 50,125 were issued as per the agreement.

On March 6, 2017, the Company borrowed an additional $157,895 and received a net amount of $130,500 representing the fifth draw against the Promissory Note agreement with JMJ Financial. Warrants in the amount of 30,075 were issued as per the agreement.

On March 6, 2017, the Company filed a request with FINRA to perform a reverse split in the amount of 1 for 35.  The Company will decide an effective date after approval from FINRA.

On March 7, 2017, the Company made a final payment in the amount of $6,325 to settle an outstanding matter with FacilityTeam and the matter is now considered paid in full and closed.

On March 14, 2017, the Company borrowed an additional $263,158 and received a net amount of $217,500 representing the sixth draw against the Promissory Note agreement with JMJ Financial.  Warrants in the amount of 50,125 were issued as per the agreement.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2016 AND 2015

Reverse stock split

On April 26, 2017, the Company filed an Amendment to the Articles of Incorporation to effectuate a reverse split of the Company’s issued and outstanding common stock at an exchange ratio of 1-for-35. The reverse stock split was effective as of May 1, 2017. All share and per share data in the accompanying consolidated financial statements and footnotes has been retroactively restated to reflect the effects of the reverse stock split.

Amendment to $2,500,000 Promissory Note

On May 15, 2017, the Company was obligated to repay the principal due to a lender on a bridge loan totaling $1,627,632. On May 22, 2017, the Company obtained an amendment #1 to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from May 15, 2017 to June 15, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from May 30, 2017 to June 15, 2017.

On June 15, 2017, the Company was obligated to repay the principal due to a lender on a bridge loan totaling $1,627,632.  On July 12, 2017, the Company obtained an amendment #2 to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from June 15, 2017 to July 31, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from June 15, 2017 to July 31, 2017.

The Investor conditionally waived the defaults for the Company's failure to meet the original Maturity Date of the Note and delivery date for the Origination Shares. The Investor waived any damages, fees, penalties, liquidated damages, or other amounts or remedies otherwise resulting from such defaults through the Extended Maturity Date, and such conditional waiver is conditioned on the Issuer's not being in default of and not breaching any term of the Note or the SPA or any other Transaction Document at any time subsequent to the date of the Amendment. If the Company triggers an event of default or breaches any term of the Note, the SPA, or the Transaction Documents at any time subsequent to the date of the Amendment, the Investor may issue a notice of default for the Company’s failure to meet the original Maturity Date of the Note and original delivery date of the Origination Shares. (see Note 3, “Note Payable – Third Party”, “Note 2”)

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$250	$174,376
Accounts receivable	583,149	256,989
Costs and estimated earnings in excess of billings on uncompleted contracts	345,085	476,673
Prepaid expenses and other current assets	136,230	135,964

Total Current Assets	1,064,714	1,044,002

Property and equipment, net	56,609	66,491

OTHER ASSETS:
Patents and trademarks, net	47,335	51,423
Total Other Assets	47,335	51,423

TOTAL ASSETS	$1,168,658	$1,161,916

(Continued)

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

	September 30,	December 31,
	2017	2016
	(Unaudited)
LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Bank overdraft	$688	$—
Accounts payable	1,469,519	842,787
Accounts payable - related parties	41,374	40,136
Commercial insurance/office equipment financing	101,073	46,368
Notes payable - related parties	516,327	529,485
Notes payable, net of discounts	2,124,371	87,210
Convertible notes payable, including premiums	—	193,950
Warrant derivative liability	938,228	793,099
Line of credit	34,233	38,019
Payroll taxes payable	1,178,666	444,476
Accrued expenses	1,653,188	1,218,105
Billings in excess of costs and estimated earnings on uncompleted contracts	242,846	219,625
Deferred revenue	341,545	675,171

Total Current Liabilities	8,642,058	5,128,431

Notes payable - related party	41,478	48,231
Notes payable, net of discounts	1,404,348	1,206,522

Total Liabilities	10,087,884	6,383,184

Series A redeemable convertible cumulative preferred stock, $10 stated value per share, 500,000 shares designated, 29,600 shares issued and outstanding at September 30, 2017 and December 31, 2016 ($319,680 and $301,920 liquidation value at September 30, 2017 and December 31, 2016, respectively)	319,680	301,920

Commitments and Contingencies (Note 5)

STOCKHOLDERS' DEFICIT:
Preferred stock, $0.001 par value, 10,000,000 authorized, 9,500,000 available to be issued	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 1,901,670 and 1,892,020 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	1,902	1,892
Additional paid-in capital	18,181,620	18,141,629
Total paid-in-capital	18,183,522	18,143,521
Accumulated deficit	(27,274,428)	(23,518,709)
Sub-total	(9,090,906)	(5,375,188)
Less: Treasury stock (3,280 shares of common stock)	(148,000)	(148,000)
Total Stockholders' Deficit	(9,238,906)	(5,523,188)

Total Liabilities and Stockholders' Deficit	$1,168,658	$1,161,916

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
REVENUES:
Project	$561,022	$594,096	$1,512,628	$1,707,177
Maintenance and technical support	288,137	618,682	914,438	1,829,595
IT asset management services	196,576	154,391	816,903	481,783
Total Revenues	1,045,735	1,367,169	3,243,969	4,018,555

COST OF REVENUES:
Project	458,337	303,126	1,180,193	821,264
Maintenance and technical support	131,363	262,830	366,357	727,529
IT asset management services	68,691	79,199	328,730	254,730
Total Cost of Revenues	658,391	645,155	1,875,280	1,803,523

GROSS PROFIT	387,344	722,014	1,368,689	2,215,032

OPERATING EXPENSES:
Selling and marketing expenses	27,104	62,116	146,031	227,785
Salaries, wages and contract labor	784,012	758,685	2,359,899	2,583,419
Research and development	65,984	72,288	225,982	201,668
Professional fees	87,366	59,803	292,099	229,277
General and administrative expenses	210,398	198,715	768,606	622,851
Total Operating Expenses	1,174,864	1,151,607	3,792,617	3,865,000

LOSS FROM OPERATIONS	(787,520)	(429,593)	(2,423,928)	(1,649,968)

OTHER INCOME (EXPENSES):
Interest Expense	(1,525,894)	(161,515)	(3,279,898)	(443,929)
Gain on settlement of debt	—	—	64,647	—
Warrant derivative gain (loss)	2,188,546	—	1,901,219	—
Other income, net	—	34	1	1,339
Total Other Income (Expense)	662,652	(161,481)	(1,314,031)	(442,590)

NET LOSS	(124,868)	(591,074)	(3,737,959)	(2,092,558)

Series A preferred stock dividends	(5,920)	—	(17,760)	—

Net loss applicable to common stock	$(130,788)	$(591,074)	$(3,755,719)	$(2,092,558)

NET LOSS APPLICABLE TO COMMON STOCK PER COMMON SHARE:
Basic & Diluted	$(0.07)	$(0.31)	$(1.98)	$(1.11)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic & Diluted	1,899,716	1,886,457	1,896,578	1,881,266

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30,
	2017	2016
Cash from operating activities:
Net loss	$(3,737,959)	$(2,092,558)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	36,519	35,262
Gain on settlement of debt	(64,647)	—
Stock issued for services	40,000	125,036
Interest expense related to debt discounts of notes payable	3,064,086	131,884
Amortization of stock based prepaid consulting fees	—	418,119
Loss related to warrants exchanged for stock	—	630
Warrant derivative gain	(1,901,219)	—
Changes in assets and liabilities:
Accounts receivable	(326,160)	(274,054)
Costs and estimated earnings on uncompleted contracts	131,587	76,686
Prepaid expenses and other current assets	207,936	108,347
Accounts payable	622,946	150,544
Accounts payable-related party	1,238	6,330
Payroll taxes payable	734,190	111,971
Accrued expenses	455,780	157,638
Contingent lawsuit liability	—	(550,000)
Billings in excess of costs and earnings on uncompleted contracts	23,221	238,772
Deferred revenue	(333,626)	(162,955)
Net cash used in operating activities	(1,046,108)	(1,518,348)

Cash flows from investing activities:
Purchase of patents/trademarks	—	(70)
Purchase of fixed assets	(22,549)	(32,411)
Net cash used in investing activities	(22,549)	(32,481)

Cash flows from financing activities:
Bank overdraft	688	—
Proceeds of advance payments-stock repurchase	—	140,000
Proceeds from related party notes	—	221,570
Repayments of related party notes	(19,911)	(97,182)
Repayments of insurance and equipment financing	(153,496)	(154,621)
Repayments of notes payable	(172,500)	(147,500)
Proceeds of notes payable, net of $185,250 cash fees	1,239,750	1,518,000
Net cash provided by financing activities	894,531	1,480,267

Net decrease in cash	(174,126)	(70,562)
Cash, beginning of period	174,376	140,129
Cash, end of period	250	69,567

(Continued)

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(Unaudited)

	For the Nine Months Ended
	September 30,
	2017	2016
Supplemental Disclosure of Cash Flow Information:
Interest paid	$110,919	$125,687
Taxes paid	$—	$10,149

Supplemental Non-Cash Investing and Financing Activities:
Common stock issued for prepaid consulting services	$—	$301,100
Increase in debt discount and paid-in capital for warrants issued with debt	$—	$509,303
Accrued interest forgiven related to note payable settlement	$20,697	$—
Debt discount related to notes payable	$1,571,250	$282,000
Note issued for financing of insurance premiums	$208,201	$198,089

See accompanying condensed notes to the unaudited consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Duos Technologies Group, Inc. (“Company”), through its operating subsidiary “Duos Technologies, Inc. (“duostech”) is primarily engaged in the design and deployment of state-of-the-art, artificial intelligence driven intelligent technologies systems. duostech converges traditional security measures with information technologies to create “actionable intelligence.” duostech’s IP is built upon two of its core technology platforms (praesidium® and centraco™), both distributed as licensed software suites, and natively embedded within engineered turnkey systems. praesidium® is a modular suite of analytics applications which process and simultaneously analyze data streams from a virtually unlimited number of conventional sensors and/or data points. Native algorithms compare analyzed data against user-defined criteria and rules in real time and automatically report any exceptions, deviations and/or anomalies. This application suite also includes a broad range of conventional operational system components and sub-systems, including an embedded feature-rich video management engine and a proprietary Alarm Management Service (AMS). This unique service provides continuous monitoring of all connected devices, processes, equipment and sub-systems, and automatically communicates to the front end-user interface, if and when an issue, event or performance anomalies are detected. centraco™ is a comprehensive user interface that includes the functionalities of a Physical Security Information Management (PSIM) system as well as those of an Enterprise Information System (EIS). This multi-layered interface can be securely installed as a stand-alone application suite inside a local area network or pushed outside a wide area network using the same browser-based interface. It leverages industry standards for data security, access, and encryption as appropriate. The platform also operates as a cloud-hosted solution.

The Company’s strategy includes expansion of its technology base through organic development efforts, strategic partnerships, and growth through strategic acquisitions. duostech’s primary target industry sectors include transportation, with emphasis on freight and transit railroad owners/operators, petro-chemical, utilities and healthcare.

As reported previously, Duos Technologies Group, Inc. is the result of the reverse merger between duostech and a wholly owned subsidiary of Information Systems Associates, Inc., a Florida corporation (“ISA”), which became effective as of April 1, 2015 and as a result of which duostech became a wholly owned subsidiary of the merged entity. The merger was followed by a corporate name change to Duos Technologies Group, Inc., a symbol change from IOSA to DUOT and up-listing from OTC Pink to OTCQB.

ISA’s original business of IT Asset Management (ITAM) services for large data centers is now operated as a division of the Company that continues its sales efforts through large strategic partners. ISA developed a methodology for the efficient data collection of assets contained within large data centers and was awarded a patent in 2010 for specific methods to collect and audit data.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (all of which are of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2017 are not indicative of the results that may be expected for the year ending December 31, 2017 or for any other future period. These unaudited consolidated financial statements and the unaudited condensed notes thereto should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2017.

All share and per share amounts have been presented to give retroactive effect to a 1 for 35 reverse-stock split that occurred in May 2017.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

Reclassification

Certain amounts in the 2016 balance sheet have been reclassified from notes payable related parties - current to notes payable related parties - long-term to conform to the 2017 presentation. This reclassification caused notes payable related parties – long-term in 2016 to be increased by $48,231 and notes payable related parties – current to be decreased by the same amount.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, duostech and TrueVue 360, Inc (in-active). All inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates. The most significant estimates in the accompanying unaudited consolidated financial statements include the allowance on accounts receivable, valuation of deferred tax assets, valuation of assets acquired and liabilities assumed in business combinations, valuation of intangible and other long-lived assets, estimates of percentage completion on projects and related revenues, valuation of stock-based compensation, valuation of derivatives, valuation of warrants issued with debt, valuation of beneficial conversion features in convertible debt, valuation of stock-based awards and valuation of loss contingencies. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

Concentrations

Cash Concentrations

Cash is maintained at financial institutions and at times, balances may exceed federally insured limits. We have not experienced any losses related to these balances. There were no amounts on deposit in excess of federally insured limits at September 30, 2017.

Significant Customers and Concentration of Credit Risk

Major Customers and Accounts Receivable

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the nine months ended September 30, 2017, three customers accounted for 25%, 19% and 19% of revenues. For the nine months ended September 30, 2016, five customers accounted for 31%, 20%, 16%, 16% and 11% of revenues.

At September 30, 2017, two customers accounted for 53% and 12% of accounts receivable. At December 31, 2016, three customers accounted for 50%, 26% and 14% of accounts receivable.

Geographic Concentration

Approximately 4.5% of revenue is generated from a customer outside of the United States.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

Derivative Instruments

ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”), establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss) depending on the purpose of the derivatives and whether they qualify and have been designated for hedge accounting treatment. The Company uses a Monte Carlo based simulation model to compute the fair value of its embedded derivative instruments. Some of the more significant inputs to our fair value model that, if changed, might produce a significantly higher or lower fair value measurement of the Company’s derivative liabilities include the expected volatility, expected term and the stock price on the valuation date.

Fair Value of Financial Instruments and Fair Value Measurements

We measure our financial assets and liabilities in accordance with generally accepted accounting principles. For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, and loans payable also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

We follow accounting guidance for financial assets and liabilities. This standard defines fair value, provides guidance for measuring fair value and requires certain disclosures. This standard does not require any new fair value measurements, but rather applies to all other accounting pronouncements that require or permit fair value measurements. This guidance does not apply to measurements related to share-based payments. This guidance discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost).

The guidance utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs, other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Earnings (Loss) Per Share

Basic earnings per share (EPS) are computed by dividing net loss applicable to common stock by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the net loss applicable to common stock by the weighted average number of common shares outstanding for the period and, if dilutive, potential common shares outstanding during the period. Potential common shares consist of the incremental common shares issuable upon the exercise of stock options, stock warrants, convertible debt instruments, convertible preferred stock or other common stock equivalents. Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. At September 30, 2017, outstanding warrants to purchase an aggregate of 526,947 shares of common stock; at September 30, 2017, 50,743 shares issuable upon conversion of Series A preferred stock were excluded from the computation of dilutive earnings per share because the inclusion would have been anti-dilutive.

Segment Information

The Company operates in one reportable segment.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

Recent Issued Accounting Standards

ASU 2017-01

In January 2017, the Financial Accounting Standards Board issued Accounting Standards Update No. 2017-01: "Business Combinations (Topic 805)”- to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This guidance is effective for interim and annual reporting periods beginning after December 15, 2017. The Company does not expect this ASU to have a material impact on its consolidated financial statements.

ASU 2017-04

In January 2017, the Financial Accounting Standards Board issued Accounting Standards Update No. 2017-04: "Intangibles - Goodwill and Other (Topic 350)” - to simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. This guidance is effective for interim and annual reporting periods beginning after December 15, 2019. The Company does not expect this ASU to have a material impact on its consolidated financial statements.

ASU 2017-05

In February 2017, the Financial Accounting Standards Board issued Accounting Standards Update No. 2017-05: "Other Income - Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20)” - to clarify the scope of Subtopic 610-20, “Other Income—Gains and Losses from the Derecognition of Nonfinancial Assets”, and to add guidance for partial sales of nonfinancial assets. Subtopic 610-20, which was issued in May 2014 as a part of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), provides guidance for recognizing gains and losses from the transfer of nonfinancial assets in contracts with noncustomers. This guidance is effective for interim and annual reporting periods beginning after December 15, 2017. The Company does not expect this ASU to have a material impact on its consolidated financial statements.

ASU 2017-08

In March 2017, the Financial Accounting Standards Board issued Accounting Standards Update No. 2017-08: “Receivables – Non-Refundable fees and Other Costs (Subtopic 310-20)” to amend the amortization period for certain purchased callable debt securities held at a premium. The Board is shortening the amortization period for the premium to the earliest call date. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. The Company does not expect this ASU to have a material impact on its consolidated financial statements.

ASU 2016-15

In August 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This guidance addresses eight specific cash flow issues with the objective of reducing diversity in practice regarding how certain cash receipts and cash payments are presented in the statement of cash flows. The standard provides guidance on the classification of the following items: (1) debt prepayment or debt extinguishment costs, (2) settlement of zero-coupon debt instruments, (3) contingent consideration payments made after a business combination, (4) proceeds from the settlement of insurance claims, (5) proceeds from the settlement of corporate-owned life insurance policies, (6) distributions received from equity method investments, (7) beneficial interests in securitization transactions, and (8) separately identifiable cash flows. The Company is required to adopt ASU 2016-15 for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2017 on a retrospective basis. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

ASU 2016-02

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update No. 2016-02: “Leases (Topic 842)” whereby lessees will need to recognize almost all leases on their balance sheet as a right of use asset and a lease liability. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. The Company is evaluating the impact on its consolidated financial statements.

ASU 2014-09

In May 2014, the Financial Accounting Standards Board issued Update No. 2014-09: “Revenue from Contracts with Customers (Topic 606)” which requires that an entity recognize revenue to depict the transfer of promised goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Since the issuance of the original standard, the FASB has issued several updates to the standard which i) clarify the application of the principal versus agent guidance; ii) clarify the guidance relating to performance obligations and licensing; iii) clarify assessment of the collectability criterion, presentation of sales taxes, measurement date for non-cash consideration and completed contracts at transaction; and iv) clarify narrow aspects of ASC 606 or corrects unintended application of the guidance. The new revenue recognition standard, amended by the updates, becomes effective in the first quarter of 2018 and is to be applied retrospectively using one of two prescribed methods. Early adoption is permitted. The Company currently plans to adopt the new standard effective January 1, 2018 and does not believe the adoption of this standard will have a material impact on the amount or timing of its revenues.

NOTE 2 – GOING CONCERN

As reflected in the accompanying unaudited consolidated financial statements, the Company had a net loss of $3,737,959 for the nine months ended September 30, 2017. During the same period, cash used in operating activities was $1,046,108. The working capital deficit, stockholders’ deficit and accumulated deficit as of September 30, 2017 were $7,577,344, $9,238,906 and $27,274,428. In addition, the Company is in technical default on several promissory notes although the lenders in each case are working with the company to resolve the defaults (see Note 3). Management believes that these matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the date this report is issued.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan, raise additional capital and become profitable. Management embarked on a business growth strategy in 2014 to engage with private companies in or related to its market space with the intention of a merger or acquisition. In April 2015, the Company completed a reverse triangular merger whereby duostech became a wholly owned subsidiary of the Company. The two companies are now integrated and the merged company continues to implement a growth strategy for its business in all the markets where they have previously operated.

On December 20, 2016, the Company signed a Securities Purchase Agreement and Promissory Note in the aggregate principal amount of up to $2,500,000 of which $575,000 was remitted by the investor upon signing. The Company was able to draw further amounts upon achieving certain milestones related to a planned registered raise of at least $10M. At September 30, 2017, the Company has achieved the scheduled milestones and received the second through tenth draws on January 25, 2017, February 8, 2017, February 27, 2017, March 6, 2017, March 14, 2017, April 25, 2017, June 1, 2017, June 27, 2017 and August 22, 2017 in the amounts of $150,000, $100,000, $250,000, $150,000, $250,000, $75,000, $100,000, $100,000 and $250,000 respectively.

The Company was also in the process of pursuing a public offering (“Initial Offering”) of its securities to raise sufficient capital, expected to be between $11 million and $15 million, to fund the Company’s working capital deficit, provide sufficient funding to further the Company’s growth objectives and qualify to be listed on a national stock exchange. On August 16, 2017, the Company withdrew its registration statement for the public offering.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

While no assurance can be provided, management believes that these actions provide the opportunity for the Company to continue as a going concern and to grow its business and achieve profitability. Ultimately however, the continuation of the Company as a going concern is dependent upon the ability of the Company to execute the plan described above, generate sufficient revenue and to attain profitable operations. These unaudited consolidated financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – DEBT

Notes Payable - Financing Agreements

The Company’s notes payable relating to financing agreements classified as current liabilities consist of the following as of:

	September 30, 2017		December 31, 2016
Notes Payable	Principal	Interest	Principal	Interest
Third Party - Insurance Note 1	$4,412	10.30%	$25,075	9.75%
Third Party - Insurance Note 2	19,065	10.00%	9,861	10.00%
Third Party - Insurance Note 3	52,105	8.30%	—	8.05%
Third Party - Insurance Note 4	25,491	9.95%	11,432	9.24%
Total	$101,073		$46,368

The Company entered into an agreement on December 23, 2016 with its insurance provider by executing a $25,075 note payable (Insurance Note 1) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 10.30% payable in monthly installments of principal and interest totaling $2,234 through October 23, 2017. The note balance as of September 30, 2017 and December 31, 2016 was $4,412 and $25,075, respectively.

The Company entered into an agreement on September 15, 2017 with its insurance provider by executing a $19,065 note payable (Insurance Note 2) issued to renew an insurance policy, secured by that policy, with an annual interest rate of 10.00% payable in monthly installments of principal and interest totaling $1,702 through June 15, 2018. At September 30, 2017 and December 31, 2016, the note payable balance was $19,065 and $9,861, respectively.

The Company entered into an agreement on February 3, 2017 with its insurance provider by executing a $127,620 note payable (Insurance Note 3) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 8.30% payable in monthly installments of principal and interest totaling $13,252 through December 31, 2017. At September 30, 2017 and December 31, 2016, the note payable balance was $52,105 and zero, respectively.

The Company entered into an agreement on April 1, 2016 with its insurance provider by executing a $65,000 note payable (Insurance Note 4) issued to purchase an insurance policy, secured by that policy with an annual interest rate of 9.24% payable in monthly installments of principal and interest totaling $5,782 through February 1, 2017. The insurance policy was renewed on April 15, 2017 with a note payable in the amount $49,000 with an annual interest rate of 9.95% payable in monthly installments of principal and interest totaling $4,373 through February 15, 2018. At September 30, 2017 and December 31, 2016, the note payable balance was $25,491 and $11,432, respectively.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

Notes Payable - Related Parties

The Company’s notes payable to related parties classified as current liabilities consist of the following as of:

	September 30, 2017		December 31, 2016
Notes Payable	Principal	Interest	Principal	Interest
Shareholder	$65,000	9%	$65,000	9%
Related party	13,369	8%	13,369	8%
Related party	—	—	10,504	—
Related party	56,500	8%	56,500	8%
Related Party	—	—	3,170	—
Related Party	8,431	8%	8,431	8%
CFO	31,973	8%	31,973	8%
Shareholder	226,936	6%	226,936	6%
CEO	8,899	8%	8,383	8%
Shareholder	105,219	8%	105,219	8%
Sub-total current portion	516,327		529,485
Add long-term portion-CEO	41,478		48,231
Total	$557,805		$577,716

On May 28, 2008, a shareholder who is indirectly invested in the Company with the Chief Executive Officer (CEO) through another entity, loaned the Company the sum of $65,000 accruing interest at 9% per annum. There was an accrued interest balance of $53,618 and $49,231 as of September 30, 2017 and December 31, 2016, respectively. The note was repayable on or before September 15, 2008 although no demand for repayment has been received from the holder. There is no formal written agreement and the terms are documented on a letter from a former Chief Financial Officer (CFO) of the Company. The terms contain no default clauses and as of the time of this report, no demand for repayment has been made or expected. The Company intends to either negotiate a conversion to common stock or to repay the loan when sufficient working capital permits such action.

Upon the consummation of the merger on April 1, 2015, the Company assumed an Original Issue Discount (OID) promissory note with a remaining principal balance of $15,000 accruing interest at 18% per annum. On November 30, 2015, there was an outstanding principal balance of $15,000 and an accrued interest balance of $2,651 in which the promissory note was restructured into a note due on or before December 15, 2016 for a total of $17,651 principal balance, accruing interest at 8% per annum and monthly payments of $1,535 commencing January 15, 2016. The Company made payments during the first quarter of 2016 in the amount of $4,282 and will resume payments in the fourth quarter of 2017. As of September 30, 2017, the loan had an outstanding amount of $13,369 and there was an accrued interest balance of $1,604.

Upon the consummation of the merger on April 1, 2015, the Company assumed two promissory notes due to an entity which had previously extended credit on a revolving basis for working capital. The total principal balance was $212,693 at the time of the merger and carried total interest and extension fees of 30% per annum. On September 30, 2015, the note and accrued interest for a total of $275,660 was exchanged for 1,002,401 common shares. The Company recorded a loss on settlement in the amount of $115,139. The same lender had extended further credit to the Company’s TrueVue360 subsidiary which on September 30, 2015 had a principal balance of $28,040 and accrued interest balance of $9,777 totaling $37,817. The note can be extended each time for a further 30 days on payment of a 1% extension fee in addition to the 1.5% interest cost which can be accrued. The Company agreed to convert this note to an 18-month term loan with 0% interest and monthly payments of $2,100 starting November 1, 2015. The Company also issued 14,321 five-year warrants with a strike price of $9.80 as consideration for the conversion of the larger note and the zero-interest feature of the extended payment plan. As of September 30, 2017 and December 31, 2016, the balance was zero and $10,504, respectively.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

On December 12, 2013, the wife of the CEO loaned the Company the sum of $10,000 at an annual percentage rate of 8%. On January 29, 2015, March 3, 2015 and September 30, 2015 the wife of the CEO loaned the Company an additional $12,000, $5,000 and $9,500 respectively. On January 24, 2016, an additional $20,000 was loaned to the Company. The total principal due at September 30, 2017 and December 31, 2016 was $56,500 and $56,500, respectively. There was accrued interest balance of $10,864 and $7,474 as of September 30, 2017 and December 31, 2016, respectively. The note is repayable on demand of the holder. As of the time of this report, no such demand has been made.

Upon the consummation of the merger on April 1, 2015, the Company assumed a promissory note with a remaining principal balance of $30,378 due to the former CEO of ISA. These amounts are non-interest bearing and are due on demand. The Company pays these loans as sufficient funds become available. At September 30, 2017 and December 31, 2016, the loan had an outstanding balance of zero and $3,170, respectively.

Upon the consummation of the merger on April 1, 2015, the Company assumed an OID promissory note with a remaining principal and accrued interest balance of $10,593. During the third quarter of 2015, interest payments of $1,500 were paid. At November 30, 2015, the principal balance of the note was $10,000, and an accrued interest balance of $1,131 at a rate of 30% per annum was restructured into a note due on or before December 15, 2016 for a total of $11,131 principal balance, accruing interest at 8% per annum and monthly payments of $968 commencing January 15, 2016. The Company made payments during the first quarter of 2016 in the amount of $2,700 and plans to resume payments in the fourth quarter of 2017. At September 30, 2017, the loan had an outstanding balance of $8,431 and there was an accrued interest balance of $1,012.

Upon the consummation of the merger on April 1, 2015, the Company assumed two promissory notes with a total principal balance of $8,783 due to the Company’s CFO. During the second quarter of 2015, the CFO loaned the Company an additional $365 and the Company made payments to the CFO during the same period in the amount of $1,307. These advances do not incur any interest and will be paid by the Company when sufficient funds are available. On January 28, 2016, the CFO loaned the Company $30,000, accruing interest at 8% per annum which is repayable by the Company when sufficient funds are available. At September 30, 2017, the outstanding loan balance was $31,973 and there was an accrued interest balance of $4,020 at September 30, 2017.

On April 8, 2015, the Company received a $310,000 loan from a related party principal shareholder. The note accrues interest at the rate of 6% per annum and was repayable on or before October 31, 2015. There was accrued interest balance of $8,616 as of September 30, 2015. The Company and shareholder have agreed to replace the note with a new note in the amount of $320,166, which includes principal and accrued interest through October 31, 2015. Repayment shall occur with eleven monthly payments of $27,750 plus one final payment of $27,007 (including interest of 6%) beginning on or before December 31, 2015. As of September 30, 2017, the Company is eighteen payments in arrears and the outstanding balance was $226,936.

On July 19, 2016, the Company received a $60,000 loan less fees of $75 for a related party loan with proceeds of $59,925 from the Company’s CEO. The promissory note carries an annual interest rate of 7.99% with a monthly installment payment of $1,052 through July 19, 2022. As of September 30, 2017 and December 31, 2016, the outstanding balance was $50,377 and $56,614, respectively.

On August 11, 2016, the Company received an $111,645 loan from a related party principal shareholder. The note accrues interest at the rate of 8% per annum and is repayable on or before February 11, 2017. As of September 30, 2017, the outstanding balance was $105,219. The note is currently in technical default. However, as of the time of this report, the lender has agreed not to pursue any default remedies and has informally agreed to work with us until such time as the note can be repaid.

Notes Payable

	September 30, 2017		December 31, 2016
Payable To	Principal	Interest	Principal	Interest

Shareholder	$19,108	—	$19,108	—
Vendor	—	—	22,500	—
Total	$19,108		$41,608

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

Upon the consummation of the merger on April 1, 2015, the Company assumed a promissory note with a remaining principal balance of $19,108 due to an unrelated party investor and shareholder of the Company. The $19,108 is non-interest bearing and currently due, although the note holder has not made any demand for payment at this time.

On August 10, 2015, the Company entered into an agreement with FacilityTeam of Ontario, Canada to settle a dispute that had arisen concerning payments for software development services. The Company agreed to pay to FacilityTeam $2,500 per month starting October 1, 2015 for 24 months and, pursuant thereto, took a charge in the third quarter of 2015 for the settlement amount of $60,000. At September 30, 2017 and December 31, 2016, the outstanding balance was zero and $22,500, respectively.

Convertible Notes, Including Premiums

	September 30, 2017			December 31, 2016
Payable To	Principal	Premium	Principal, Including Premium	Principal	Premium	Principal, Including Premium
Vendor	$—	$—	$—	$50,000	$50,000	$100,000
Vendor	—	—	—	46,975	46,975	93,950
Total	$—	$—	$—	$96,975	$96,975	$193,950

Upon the consummation of the merger on April 1, 2015, the Company assumed a convertible promissory note of $50,000 due to a vendor of the Company which included a premium of $50,000 relating to its treatment as stock settled debt under ASC 480. The $50,000 convertible note accrues interest at 1% per month and is convertible into the Company’s common stock at a 50% discount to the average closing bid prices for the company’s common stock for the five days immediately preceding the conversion date. An interest payment was made on January 11, 2016 in the amount of $3,230. The outstanding note balance at December 31, 2016 and 2015 was $50,000 and $50,000, respectively and accrued interest on December 31, 2016 and 2015 was $7,511 and $4,723, respectively. As previously disclosed, on May 23, 2016, the Company filed a lawsuit against, the holder of this note and another convertible note described below. The Company owes the principal and interest due under the notes and has sought to pay principal and interest of the note which first came due but its offer was rejected. On January 19, 2017, the Company executed a settlement agreement with this vendor resolving the pending lawsuit concerning the two convertible notes. The settlement calls for payment of $150,000 due within 45 days of execution thereof and resolves all outstanding obligations. Payment was made on March 7, 2017 and a gain on settlement of $64,647 was recorded by the Company.

Upon the consummation of the merger on April 1, 2015, the Company assumed a promissory note with a remaining principal balance of $44,325 bearing interest at 1.5% per month. The note holder gave 30-day notice to the Company on May 1, 2015 for the note to be repaid in full plus any interest due. On June 30, 2015, an Addendum to Promissory Note was executed providing that the payment of $46,975, $44,325 plus accrued interest of $2,650, in connection with the Debt Purchase Agreement represents the total settlement of the Note. Also, on June 30, 2015 a current shareholder and services provider agreed to assume the new $46,975 note with the existing terms and conditions and an addendum was signed for the assumption and making the note convertible into the Company’s common stock at a 50% discount to the average price of the Company’s common stock for the five trading days preceding conversion and the new Note is non-interest bearing. The addendum was treated as a debt extinguishment. The Company recorded a premium of $46,975 since the note was convertible at a fixed rate to a fixed monetary amount equal to $93,950 pursuant to ASC 480. On each of December 31, 2016 and 2015, the outstanding balance on the note was $93,950 which includes the $46,975 premium and there was accrued interest on December 31, 2016 and 2015 of $12,682 and $4,228, respectively. During the previous quarter, the new holder attempted a conversion into stock of a portion of the note. The Company determined that the conversion notice was invalid in several respects and rejected the conversion. As previously disclosed, on May 23, 2016, the Company filed a lawsuit against, the holder of this note and another convertible note described above. The Company owes the principal and interest due under the notes and has sought to pay principal and interest of the note which first came due but its offer was rejected. On January 19, 2017, the Company executed a settlement agreement with this vendor resolving the pending lawsuit concerning the two convertible notes. The settlement calls for payment of $150,000 due within 45 days of execution thereof and resolves all outstanding obligations. Payment was made on March 7, 2017.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

Notes Payable – Third Party

	September 30, 2017			December 31, 2016
Payable To	Principal	Less Unamortized Discounts	Principal, Less Unamortized Discounts	Principal	Less Unamortized Discounts	Principal, Less Unamortized Discounts
Note 1-non-current	$1,800,000	$395,652	$1,404,348	$1,800,000	$593,478	$1,206,522
Note 2-current	2,105,263	—	2,105,263	605,263	559,661	45,602
Total	$3,905,263	$395,652	$3,509,611	$2,405,263	$1,153,139	$1,252,124

Note 1

On March 31, 2016, the Company entered into a Securities Purchase Agreement with an institutional investor, which, together with the transaction documents referenced therein, provides for the terms in the following paragraph. The Company closed the transaction on April 1, 2016.

The transaction amount was $1,800,000 less a 5% original issue discount. The note is a senior debt obligation secured by substantially all assets of the Company and shares of all current and future subsidiaries as well as being guaranteed by each subsidiary but is not convertible into the Company’s stock. The senior secured note also contains certain default provisions and is subject to standard covenants such as restrictions on issuing new debt. In conjunction with the note, the Company issued a warrant exercisable for 71,249 shares of common stock exercisable for five years at an exercise price of $12.25 per share. The warrants also contain certain anti-dilution provisions that apply in connection with any stock split, stock dividend, stock combination, recapitalization or similar transactions as well as a potential adjustment to the exercise price based on certain events. The relative fair value of the warrants of $466,031 was recorded as a debt discount and is being amortized to interest expense over the term of the debt. The note will mature three years from the closing date and will accrue interest at the rate of 14% per annum, payable monthly. The note will accrue additional interest at the rate of 2% per annum, compounding monthly, payable annually in arrears. The Company may choose to begin amortizing the principal at any time subject to prepayment premiums. Also, the Company agreed to an amended placement agent’s fee with respect to the placement of such loan which differed from the original terms agreed with the Placement Agent as that agreement had expired. The amendment included (a) postponement of payment of the cash fee of $5,000 to 15 days after execution of the term sheet, (b) the closing fee was fixed to $137,000 (based on a $1.8 million debt funding) and three-year warrants for 5,715 shares at an exercise price of $14 per share and valued at their fair value of $43,272. Other closing expenses totaled $40,000 plus another $10,000 of legal fees previously paid. Total cash issue costs of $192,000, the original issue discount of $90,000, the warrant relative fair value of $466,031 and warrant fair value of $43,272 were recorded as debt discounts to be amortized over the three-year term of the debt. Net proceeds were $1,518,000 after all issue costs. Additionally, at closing, certain previously recorded obligations of the Company totaling $690,110, as discussed below, were paid directly from the lender reducing the actual proceeds to the Company.

On April 1, 2016, in conjunction with the closing of the aforementioned Securities Purchase Agreement, the sum of $558,032 was remitted out of the proceeds in final settlement of the litigation with CW Electric. This amount consisted of $550,000 of the agreed settlement, which was previously accrued as of December 31, 2015, plus $8,032 of accrued interest. This represents full and final settlement of this matter, which is now closed.

On April 1, 2016, the Company directed the sum of $132,078 to be paid out of proceeds of the Securities Purchase agreement to a shareholder who held a note secured against part of the Company’s assets. The payment of $125,000 in principal and $7,078 of accrued interest represents full payment of the note and the noteholder no longer holds any security against the assets.

On April 1, 2016, the Company made a payment of $142,000 (part of the $192,000 discussed above) to a placement agent as compensation for arrangement of financing through the aforementioned Securities Purchase Agreement. The payment was deducted from proceeds of that agreement. As discussed above, the Company also issued 5,715 three-year warrants with an exercise price of $14 to the agent as additional compensation. These amounts are broadly in line with the anticipated compensation agreed within the original placement agency agreement which was terminated in December 2015.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

GPB Debt Holdings II, LLC Letter Agreement

On August 1, 2017, the Company entered into a letter agreement with GPB Debt Holdings II LLC (“GPB”), whereby GPB agreed to convert $212,077 due and owing to it under that certain senior secured note issued by the Company on April 1, 2016 (“GPB Debt Obligation”) into common stock of the Company, contingent upon the completion of the Initial Offering (the “GPB Letter Agreement”). Pursuant to the GPB Letter Agreement, the GPB Debt Obligation will automatically convert upon consummation of the Initial Offering into such number of restricted shares of the Company’s common stock calculated by dividing the GPB Debt Obligation by the price per share of common stock paid by the investors in the Initial Offering. GPB has agreed to enter into a lock-up agreement prohibiting the sale or other transfer of all securities of the Company owned by him for a period of 6 months.

Pursuant to the terms and conditions of the Note, the Company was to continue to make its monthly interest payments beginning on September 1, 2017 with a payment of $63,633 representing July 2017, August 2017 and September 2017 interest payments and payments thereafter until the Maturity Date. On the Maturity Date (as defined in the Note), GPB shall have the right, but not the obligation, to “put” to the Company any Conversion Shares issued to GPB pursuant to the Automatic Conversion that have not been sold for redemption in cash, in the amount equal to the number of such put Conversion Shares multiplied by the Conversion Price, payable within five days of the Company’s receipt of written notice indicating such election by GPB. Additionally, GPB will also be issued warrants, on the same terms and in substantially the same form offered to investors in the Initial Offering (the “Warrants”), except that such Warrants will be restricted securities, and will not trade on the OTC Markets OTCQB. On August 16, 2017, the company withdrew its registration statement and this letter agreement is no longer in effect. The Company has made no further interest payments on the note and has entered into a forbearance agreement with the lender.

Note 2

On December 20, 2016, the Company entered into a Securities Purchase Agreement (the "Purchase Agreement") with JMJ Financial, ("JMJ," and together with the Company, the "Parties") and borrowed an initial principal amount of $605,263 from the total available as discussed below. Pursuant to the Purchase Agreement, JMJ purchased from the Company (i) a Promissory Note in the aggregate principal amount of up to $2,500,000 (the "Note") for consideration of up to $2,350,000 net of an original issue discount of 5%, due and payable on the earlier of May 15, 2017 or the third business day after the closing of the Initial Offering (as defined therein), and (ii) a Common Stock Purchase Warrant (the "Warrant") to purchase 115,289 shares of the Company's common stock ("Common Stock") at an exercise price per share equal to the lesser of (i) 80% of the per share price of the Common Stock in the Company's contemplated Initial Offering of securities (the "Initial Offering"), (ii) $5.25 per share, (iii) the lowest daily closing price of the Common Stock during the ten days prior to the Initial Offering (subject to adjustment), (iv) the lowest daily closing price of the Common Stock during the ten days prior to the Maturity Date (subject to adjustment), (v) 80% of the unit price in the Initial Offering (if applicable), or (vi) 80% of the exercise price of any warrants issued in the Initial Offering. Additionally, pursuant to the Purchase Agreement, the Company will issue JMJ shares of Common Stock equal to 30% of the principal sum of the Note ("Origination Shares") on the 5th trading day after the pricing of the Initial Offering, but in no event later than May 30, 2017. The number of Origination Shares will equal the principal sum of the Note divided by the lowest of (i) the lowest daily closing price of the Common Stock during the ten days prior to delivery of the Origination Shares or during the ten days prior to the date of the Initial Offering (in each case subject to adjustment for stock splits), (ii) 80% of the common stock offering price of the Initial Offering, (iii) 80% of the unit price offering price of the Initial Offering (if applicable), or (iv) 80% of the exercise price of any warrants issued in the Initial Offering. Cash closing expenses totaled $46,000 to the private placement agent. The Company also issued warrants for 9,224 common stock to the placement agent with the same terms as the lender warrants. Total cash issue costs of $46,000, the original issue discount of $30,263 and a discount relating to the warrants of $529,000 were recorded as debt discounts to be amortized over the 146-day term of the debt. Net proceeds were $529,000 after all issue costs. The Company previously paid and expensed legal fees of $28,750 and paid an advance retainer of $50,000 to a law firm for future work relating to the planned Initial Offering which is recorded as a prepaid asset at December 31, 2016. The Company recorded expenses in the amount of $30,000 during the first quarter of 2017 and $20,000 during the third quarter of 2017. At September 30, 2017, the prepaid balance was fully expensed.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

On January 25, 2017, the Company borrowed an additional $157,895 and received a net amount of $130,500 representing the second draw against the Securities Purchase agreement with JMJ Financial. The total cash issue costs of $12,000, the original issue discount of $7,895, legal fees of $7,500 and a discount relating to the warrants of $138,000 were recorded as debt discounts and have been fully amortized as of September 30, 2017. Warrants in the amount of 30,075 were issued as per the agreement.

On February 8, 2017, the Company borrowed an additional $105,263 and received a net amount of $87,000 representing the third draw against the Securities Purchase agreement with JMJ Financial. The total cash issue costs of $8,000, the original issue discount of $5,263, legal fees of $5,000 and a discount relating to the warrants of $92,000 were recorded as debt discounts and have been fully amortized as of September 30, 2017. Warrants in the amount of 20,050 were issued as per the agreement.

On February 27, 2017, the Company borrowed an additional $263,158 and received a net amount of $217,500 representing the fourth draw against the Securities Purchase agreement with JMJ Financial. The total cash issue costs of $20,000, the original issue discount of $13,158, legal fees of $12,500 and a discount relating to the warrants of $230,000 were recorded as debt discounts and have been fully amortized as of September 30, 2017. Warrants in the amount of 50,138 were issued as per the agreement.

On March 6, 2017, the Company borrowed an additional $157,895 and received a net amount of $130,500 representing the fifth draw against the Securities Purchase agreement with JMJ Financial. The total cash issue costs of $12,000, the original issue discount of $7,895, legal fees of $7,500 and a discount relating to the warrants of $138,000 were recorded as debt discounts and have been fully amortized as of September 30, 2017. Warrants in the amount of 30,075 were issued as per the agreement.

On March 14, 2017, the Company borrowed an additional $263,158 and received a net amount of $217,500 representing the sixth draw against the Securities Purchase agreement with JMJ Financial. The total cash issue costs of $20,000, the original issue discount of $13,158, legal fees of $12,500 and a discount relating to the warrants of $230,000 were recorded as debt discounts and have been fully amortized as of September 30, 2017. Warrants in the amount of 50,138 were issued as per the agreement.

On April 25, 2017, the Company borrowed an additional $78,947 and received a net amount of $65,250 representing the seventh draw against the Securities Purchase agreement with JMJ Financial. The total cash issue costs of $6,000, the original issue discount of $3,947, legal fees of $3,750 and a discount relating to the warrants of $69,000 were recorded as debt discounts and have been fully amortized as of September 30, 2017. Warrants in the amount of 15,038 were issued as per the agreement.

On June 1, 2017, the Company borrowed an additional $105,263 and received a net amount of $87,000 representing the eighth draw against the Securities Purchase agreement with JMJ Financial. The total cash issue costs of $8,000, the original issue discount of $5,263, legal fees of $5,000 and a discount relating to the warrants of $92,000 were recorded as debt discounts and have been fully amortized as of September 30, 2017. Warrants in the amount of 20,050 were issued as per the agreement.

On June 27, 2017, the Company borrowed an additional $105,263 and received a net amount of $87,000 representing the ninth draw against the Securities Purchase agreement with JMJ Financial. The total cash issue costs of $8,000, the original issue discount of $5,263, legal fees of $5,000 and a discount relating to the warrants of $92,000 were recorded as debt discounts and have been fully amortized as of September 30, 2017. Warrants in the amount of 20,050 were issued as per the agreement.

On August 22, 2017, the Company borrowed an additional $263,158 and received a net amount of $217,500 representing the tenth draw against the Securities Purchase agreement with JMJ Financial. The total cash issue costs of $20,000, the original issue discount of $13,158, legal fees of $12,500 and a discount relating to the warrants of $230,000 were recorded as debt discounts and have been fully amortized as of September 30, 2017. Warrants in the amount of 50,125 were issued as per the agreement.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

Amendment to $2,500,000 Promissory Note

On May 15, 2017, the Company was obligated to repay the principal due to a lender on a bridge loan totaling $1,627,632. On May 22, 2017, the Company obtained an amendment #1 to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from May 15, 2017 to June 15, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from May 30, 2017 to June 15, 2017.

On July 12, 2017, the Company was obligated to repay the principal due to a lender on a bridge loan totaling $1,842,105. The Company obtained a second amendment (#2) to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from June 15, 2017 to July 31, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from May 30, 2017 to July 31, 2017.

On August 14, 2017, the Company obtained a further amendment #3 to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from July 31, 2017 to August 31, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from May 30, 2017 to August 31, 2017.

On August 16, 2017, the Company withdrew its registration statement for the Initial Offering that was a condition of this bridge loan and the amounts advanced under the loan agreement. The lender continues to work with the Company by granting extensions to the note.

On November 14, 2017, the Company obtained a further amendment #4 to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from August 31, 2017 to November 16, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from August 31, 2017 to November 16, 2017.

On November 16, 2017, the Company obtained a further amendment #5 to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from November 16, 2017 to November 18, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from November 16, 2017 to November 18, 2017.

On November 20, 2017, the Company obtained a further amendment #6 to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from November 18, 2017 to November 22, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from November 18, 2017 to November 22, 2017.

The Investor conditionally waived the defaults for the Company's failure to meet the original Maturity Date of the Note and delivery date for the Origination Shares. The Investor waived any damages, fees, penalties, liquidated damages, or other amounts or remedies otherwise resulting from such defaults through the Extended Maturity Date, and such conditional waiver is conditioned on the Issuer's not being in default of and not breaching any term of the Note or the SPA or any other Transaction Document at any time subsequent to the date of the Amendment. If the Company triggers an event of default or breaches any term of the Note, the SPA, or the Transaction Documents at any time subsequent to the date of the Amendment, the Investor may issue a notice of default for the Company’s failure to meet the original Maturity Date of the Note and original delivery date of the Origination Shares.

NOTE 4 – LINE OF CREDIT

The Company assumed a line of credit with Wells Fargo Bank upon merger with ISA on April 1, 2015. The line of credit provided for borrowings up to $40,000, but is now closed to future borrowing. The balance as of September 30, 2017 and December 31, 2016, was $34,233 and $38,019, respectively, including accrued interest. This line of credit has no maturity date. The annual interest rate is 10.75% at September 30, 2017. The former CEO of ISA is the personal guarantor.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

NOTE 5 – COMMITMENTS AND CONTINGENCIES

Litigation

On August 10, 2015, the Company entered into an agreement with FacilityTeam of Ontario, Canada to settle a dispute that had arisen concerning payments for software development services. The Company strongly believed that FacilityTeam did not deliver the products promised and felt that we would prevail in arbitration called for by the contract between the parties. Ultimately, the Company opted to settle the matter for the cost of the litigation which was estimated be at least $60,000; rather than spend further resources on defending the claim and pursuing the counterclaim against FacilityTeam. The Company agreed to pay to FacilityTeam $2,500 per month starting October 1, 2015 for 24 months and taking a charge in the third quarter of 2015 for the settlement amount of $60,000. On December 12, 2016, the Company was notified that it was in breach of settlement with a previous vendor, FacilityTeam based in in Ontario, Canada alleging failure to make payments against that settlement. On December 28, 2016, the Company subsequently agreed to a modified payment schedule as part of a post judgement settlement for the amounts still outstanding. The final payment of $5,000 was made on March 7, 2017.

On May 12, 2016, in Broward County, Florida, the holder of two convertible notes entered into in March and June 2015 in the amount of $50,000 and $46,975 respectively sued the company alleging that the Company was in default for not making scheduled principal and interest payment and failing to convert a portion of the notes into the Company’s common stock. As previously reported, on May 23, 2016, we filed a lawsuit in Broward County, Florida against, Greentree Financial Group, Inc., the holder of $96,975 aggregate principal amount of our convertible notes. The suit alleges, amongst other things, that the officers and directors of Greentree that entered into the notes, failed to disclose legal facts with respect to their personal conduct in the past, which, had the Company known, would have made it unlikely that such transaction would have been consummated.

The Company owes the principal and interest due under the notes and sought to pay principal and interest of the note which first came due, but its offer was rejected. On January 23, 2017, the Company executed a settlement agreement with Greentree Financial Group resolving a pending lawsuit concerning these two convertible notes. The settlement called for payment of $150,000 within 45 days of execution thereof and resolves all outstanding obligations related to the Notes. The payment was made on March 7, 2017.

Delinquent Payroll Taxes Payable

As reported previously, the Company has a delinquent payroll tax payable at September 30, 2017 and December 31, 2016 in the amount of $1,149,189 and $400,076, respectively. The delinquent portion is included in the payroll taxes payable balance of $1,178,666 and $444,476, respectively, as shown on the Company’s consolidated balance sheet. The IRS has accepted the Company’s offer of a monthly installment agreement in the amount of $25,000 commencing March 28, 2016. The monthly installment payments made as of September 30, 2017 totals $250,000.

NOTE 6 – RELATED PARTIES

Letter Agreements

On June 9, 2017, the Company entered into a letter agreement with Mr. Gianni Arcaini, the Chief Executive Officer and a Director of the Company (the “Arcaini Letter Agreement”), whereby Mr. Arcaini agreed to convert all deferred compensation owed to him under his Employment Agreement (“Arcaini Debt Obligation”) into common stock of the Company, contingent upon the completion of the Initial Offering. The aggregate amount of $700,543 (“Arcaini Obligation”) will be owed to Mr. Arcaini under the Arcaini Debt Obligation including interest through June 30, 2017. Pursuant to the Arcaini Letter Agreement, the Arcaini Debt Obligation will automatically convert upon consummation of the Initial Offering into such number of restricted shares of the Company’s common stock calculated by dividing the Arcaini Debt Obligation by $5.00 or 140,109 shares. The Company anticipates amending the Arcaini Letter Agreement to issue Mr. Arcaini 140,109 warrants upon the consummation of the Initial Offering. Mr. Arcaini has agreed to enter into a lock-up agreement prohibiting the sale or other transfer of all securities of the Company owned by him for a period of 6 months.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

On August 16, 2017, the Company withdrew its registration statement on Form S-1 for the Initial Offering. Upon such withdrawal, the Arcaini Letter Agreement was terminated in accordance with the terms and conditions therein.

On June 9, 2017, the Company entered into a letter agreement with Mr. Adrian Goldfarb, the Chief Financial Officer of the Company (the “Goldfarb Letter Agreement”), whereby Mr. Goldfarb agreed to convert all amounts due and owing to him under that certain promissory note issued by the Company (“Goldfarb Debt Obligation”) into common stock of the Company, contingent upon the completion of the Initial Offering. The aggregate amount of $33,620 (“Goldfarb Obligation”) will be owed to Mr. Goldfarb under the Goldfarb Debt Obligation including interest through June 30, 2017. Pursuant to the Goldfarb Letter Agreement, the Goldfarb Debt Obligation will automatically convert upon consummation of the Initial Offering into such number of restricted shares of the Company’s common stock calculated by dividing the Goldfarb Debt Obligation by $5.00 or 6,724 shares. The Company anticipates amending the Goldfarb Letter Agreement to issue Mr. Goldfarb 6,724 warrants upon consummation of the Initial Offering. Mr. Goldfarb has agreed to enter into a lock-up agreement prohibiting the sale or other transfer of all securities of the Company owned by him for a period of 6 months.

On August 16, 2017, the Company withdrew its registration statement on Form S-1 for the Initial Offering. Upon such withdrawal, the Goldfarb Letter Agreement was terminated in accordance with the terms and conditions therein.

As of September 30, 2017 and December 31, 2016, there were various notes and loans payable to related parties totaling $557,805 and $577,716, respectively, with related unpaid interest of $92,036 and $62,959 respectively (see Note 3). The Company also has accounts payable-related party’s due to an officer for expense reimbursement and due to an affiliate for services in the total amount of $41,374 and $40,136 at September 30, 2017 and December 31, 2016, respectively.

NOTE 7 – FAIR VALUE MEASUREMENTS

We currently measure and report at fair value the liability for warrant derivative instruments. The fair value liabilities for price adjustable warrants have been recorded as determined utilizing the BSM option pricing model and Monte Carlo simulations. The following tables summarize our financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2017:

	Balance at September 30, 2017	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
Liabilities:
Fair value of liability for warrant derivative instruments	$938,228	$—	$—	$938,228

The following is a roll forward through September 30, 2017 of the fair value liability of warrant derivative instruments:

Fair Value of
Liability for
Warrant
Derivative
Instruments
Balance at December 31, 2016	$793,099
Initial fair value of warrant liability	2,046,348
Change in fair value included in other (income) loss	(1,901,219)
Balance at September 30, 2017	$938,228

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

The Company calculated the estimated fair values of the liabilities for warrant derivative instruments at March 31, June 30 and September 30, 2017 and at the warrant issuance dates of January 25, 2017 through August 22, 2017 with the Black Scholes Pricing Model (“BSM”) option pricing model and Monte Carlo simulations using the closing prices of the Company’s common stock of from $1.05 to $8.75 and the ranges for volatility, expected term and risk-free interest indicated below that follows (BSM inputs only). The Monte Carlo simulations were used to determine a range of expected volatilities and the implied volatility used was determined with a correlation to the highest probability results from that simulation.  Thus, for the nine months ended September 30, 2017, the Company recognized a gain from the change in derivative liability of $1,901,219 included in the statement of operations under Other Income (Expense), Warrant Derivative Gain related to these warrant derivative instruments.

BSM Inputs
Warrants
For the Period January 25, to September 30, 2017
Expected Volatility	58-142%
Expected Remaining Term	4.22-4.89 years
Risk Free Interest Rate	1.978-1.939%

NOTE 8 – STOCKHOLDERS’ DEFICIT

Common stock issued for services

During the first quarter of 2017, the Company issued 2,903 shares of common stock for services valued at the quoted trading price on respective grant dates resulting in a consulting expense of $15,000. The Company was obligated to issue 6,747 shares of common stock during the third quarter of 2017 for services valued at the quoted trading price on respective grant dates resulting in a consulting expense of $25,000. These shares were issued in November 2017.

NOTE 9 – COMMON STOCK PURCHASE WARRANTS

Warrants

The following is a summary of activity for warrants to purchase common stock for the nine months ended September 30, 2017:

	September 30, 2017
	Number of Warrants	Weighted Avg. Exercise Price	Remaining Contractual Life (Years)
Outstanding at the beginning of the year	218,764	$8.40	3.8
Warrants expired	(375)	233.45
Warrants issued with debt	308,558	5.25	4.5
Outstanding at end of period	526,947	6.61	4.2
Exercisable at end of period	526,947	$6.61	4.2

During the first quarter of 2017, 194,888 warrants were issued with the Securities Purchase Agreement and the amended Placement Agent Agreement. During the same period, 375 warrants expired.

During the second quarter of 2017, 59,548 warrants were issued with the Securities Purchase Agreement and the amended Placement Agent Agreement.

During the third quarter of 2017, 54,122 warrants were issued with the Securities Purchase Agreement and the amended Placement Agent Agreement.

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONDENSED NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2017

(Unaudited)

NOTE 10 – SUBSEQUENT EVENTS

On October 20, 2017, the Company received a short-term unsecured loan in the amount of $50,000 from JMJ Financial.  The note was issued with a 20% Original Issue Discount (OID) and a 10% one-time interest charge.  The note has a maturity of the earlier of 12 months or closing of a funding of at least $500,000.

On October 30, 2017, the Company received a short-term unsecured loan in the amount of $25,000 from JMJ Financial.  The note was issued with a 20% Original Issue Discount (OID) and a 10% one-time interest charge.  The note has a maturity of the earlier of 12 months or closing of a funding of at least $500,000.

On November 14, 2017, the Company obtained a further amendment #4 to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from August 31, 2017 to November 16, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from August 31, 2017 to November 16, 2017.

On November 16, 2017, the Company obtained a further amendment #5 to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from November 16, 2017 to November 18, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from November 16, 2017 to November 18, 2017.

On November 20, 2017, the Company obtained a further amendment #6 to the Securities Purchase Agreement (“SPA”) and the $2,500,000 Promissory Note (“Note”). This amendment extended the original Maturity Date for the Promissory Note from November 18, 2017 to November 22, 2017 (“Extended Maturity Date”) and extended the Origination Shares issuance date in the Stock Purchase Agreement from November 18, 2017 to November 22, 2017.

17,902,742 Shares of Common Stock

5,660,000 Shares of Common Stock issuable upon Conversion of Series B Convertible Preferred Stock

22,062,742 Shares of Common Stock Issuable upon Exercise of Warrants

——————————

PROSPECTUS

——————————

_____________, 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the securities being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

SEC Registration Fee	$5,035
FINRA Filing Fee	$0
Printing Fees and Expenses	$500
Accounting Fees and Expenses	$50,000
Legal Fees and Expenses	$50,000
Transfer Agent and Registrar Fees	$5,000
Miscellaneous Fees and Expenses	$2,200
Total*	$112,735

———————

*  Estimated expenses.

Item 14. Indemnification of Directors and Officers

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in,  or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.

Our Bylaws provides that we shall indemnify our officers, directors, and employees, and agents unless specifically approved in writing by the Board of Directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by our Board of Directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the FDCA have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our charter documents and Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended and is therefore unenforceable

Item 15. Recent Sales of Unregistered Securities

On March 31, 2015, the Company issued 1,430 shares of restricted common stock to Luceon LLC, a vendor to the Company, as consideration for a $20,000 partial settlement of an outstanding payable.

On April 1, 2015, the Company issued 554 shares of restricted common stock to holders of Warrants in conjunction with and subsequent to the merger agreement, in exchange for 964 existing warrants.

On May 20, 2015, the Company issued 2,857 shares of restricted common stock to Educational Group LLC as consideration for third party for consulting services.

On May 27, 2015, the Company issued 1,179 shares to Hayden IR as consideration for a $33,000 in outstanding invoices.

On June 30, 2015, the Company issued 4,034 shares of restricted common stock to the Company’s CFO as consideration for $56,482 of accrued salary.

On July 1, 2015, the Company issued 4,286 shares of restricted common stock to an accredited investor as consideration for the principal balance of a promissory note of $50,000.

On August 27, 2015, the Company issued 1,429 shares of restricted common stock to Caro Capital LLC in connection with a consulting agreement in exchange for $100.

On September 21, 2015, the Company issued 14,469 shares of common stock to an accredited investor and lender in exchange for an $81,250 portion of an outstanding convertible note.

On September 30, 2015, the Company issued 1,315 shares to Hayden IR as consideration for a $15,000 in outstanding invoices.

On September 30 2015, the Company issued 28,640 shares of common stock and 14,320 five year warrants to Sandbank Halpert LLC in exchange for a promissory note and accrued interest totaling $275,660 and as consideration for an extension of a $37,817 note.

On October 26, 2015, the Company issued 1,949 shares of restricted common stock to an accredited investor for conversion of a note valued at $20,467.

On October 26, 2015, the Company issued 3,914 shares of restricted common stock to an accredited investor for conversion of a note valued at $41,906.

On October 27, 2015, the Company issued 14,266 shares of restricted common stock to an accredited investor for conversion of a note valued at $149,792.

On October 28, 2015, the Company issued 10,250 shares of restricted common stock to an accredited investor for conversion of a note valued at $107,627.

On December 16, 2015, the Company issued 6,548 shares of restricted common stock to an accredited investor for conversion of a note valued at $68,750.

On December 30, 2015, the Company issued 4,762 shares of restricted common stock to an accredited investor for conversion of a note valued at $50,000.

On January 1, 2016, the Company issued 714 shares of common stock valued at $5,000 to a consultant for services rendered to the Company.

On January 6, 2016, the Company issued 26,057 shares of the Company’s restricted common stock valued at $273,600 to Maxim LLC as consideration for general financial advisory and investment banking services.

On January 22, 2016, the company issued 60 shares of restricted common stock to an existing shareholder in exchange for existing 150 warrants.

On April 1, 2016, the Company issued a warrant exercisable into 71,429 million shares of common stock at an exercise price of $12.25 per share to GPB Capital Holdings in conjunction with and as further consideration for a Securities Purchase Agreement in the amount of $1,800,000. The warrants contain anti-dilution protection on the exercise price including potential adjustment to the exercise price based on certain future events.

On April 1, 2016, the Company issued 4,714 three-year warrants with an exercise price of $14 per share to the placement agent, Aegis Corp, as additional compensation for arrangement of financing through the Securities Purchase Agreement with GPB Capital Holdings.

On April 1, 2016, the Company issued 649 shares of common stock valued at $5,000 to a consultant for services rendered to the Company.

On May 1, 2016, the Company issued 1,190 shares of common stock valued at $5,000 to a consultant for services rendered to the Company.

On May 13, 2016, the Company issued 3,571 shares of restricted common stock to Regal Venture Capital Partners in connection with a consulting agreement in exchange for $125.

On June 1, 2016, the Company issued 1,429 shares of common stock valued at $5,000 to a consultant for services rendered to the Company.

On July 1, 2016, the Company issued 953 shares of common stock valued at $5,000 to a consultant for services rendered to the Company.

On August 1, 2016, the Company issued 893 shares of common stock valued at $5,000 to a consultant for services rendered to the Company.

On September 1, 2016, the Company issued 1,429 shares of common stock valued at $5,000 to a consultant for services rendered to the Company.

On October 1, 2016, the Company issued 1,429 shares of common stock valued at $5,000 to a consultant for services rendered to the Company.

On October 31, 2016, the Company issued 29,600 shares of Series A Convertible Preferred Stock to four existing shareholders in exchange for an aggregate of $148,000 in cash and the repurchase of 3,280 common shares from those shareholders at their original aggregate purchase price of $148,000 or $45.15 per share. The shares of Series A Convertible Preferred Stock are valued at $296,000 or $10 per share par value.  The offer ended on December 31, 2016.

On November 1, 2016, the Company issued 1,429 shares of common stock valued at $5,000 to a consultant for services rendered to the Company.

On December 1, 2016, the Company issued 1,429 shares of common stock valued at $5,000 to a consultant for services rendered to the Company.

On December 20, 2016, the Company issued common stock purchase warrants to an investor in connection with a debt financing transaction (the “Financing Warrants”). The Financing Warrants are exercisable into 115,288 shares of the Company’s common stock at an aggregate exercise amount of $605,263. On the same date, the Company issued additional common stock purchase warrants to a placement agent for fees in connection with the debt financing transaction (the “Additional Financing Warrants”). The Additional Financing Warrants are exercisable into 9,223 shares of the Company’s common stock at an aggregate exercise amount of $48,421. The per unit and aggregate exercise price is subject to change based on certain future events as set forth in the Financing Warrants and the Additional Financing Warrants.

On May 8, 2017, the Company issued 4,287 shares valued at $15,000 to a consultant for services rendered to the Company.

Effective November 24, 2017 (the “Effective Date”), the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with 57 investors (the “Purchasers”). Pursuant to the Securities Purchase Agreement, the Purchasers purchased 16,402,742 shares of common stock, 22,062,742 purchaser warrants (the “Purchaser Warrants”), and 2,830 shares of Series B Preferred Stock (collectively, the “SPA Securities”) worth $11,031,371 (including the conversion of liabilities and redemptions of shares of Series A Preferred Stock) at a price of $0.50 per Class A Unit (as defined in the Securities Purchase Agreement) and $1,000 per Class B Unit (as defined in the Securities Purchase Agreement) (the “Private Offering”). The Purchaser Warrants have a strike price of $0.65, expiring five years from the Initial Exercise Date (as defined in the Purchaser Warrants). The Securities Purchase Agreement contains customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Additionally, the Purchasers may participate in a subsequent offering of the Company’s securities in an aggregate amount of up to 35% of the subsequent offering on the twenty-four (24) month anniversary of the Private Offering. In connection with the Private Offering, as of the date hereof there are 20,651,371 shares of common stock issued and outstanding, 2,830 shares of Series B Preferred Stock issued and outstanding, and 25,122,454 common stock purchase warrants issued and outstanding.

Additionally, in connection with the Private Offering, the Company issued to Joseph Gunnar & Co., LLC (Placement Agent) in the Private Offering 2,206,274 Placement Agent Warrants with a strike price of $0.65 expiring five years from the Initial Exercise Date.

In connection with the conversion and redemption portion of the Private Offering, on the Effective Date, the Company entered into that certain Agreement to Convert Promissory Note (the “JMJ Letter Agreement”) with JMJ Financial, a sole proprietorship (“JMJ”), whereby JMJ agreed to convert $2,105,263 of liabilities and their additional investment of $1,000,000, into 6,210,526 shares of common stock of the Company at a conversion price equal to $0.50 per share. Additionally, JMJ was issued warrants to purchase 6,210,526 shares of the Company’s common stock at an exercise price equal to $0.65 per share, expiring five years from the Initial Exercise Date. Commencing on the Effective Date, JMJ entered into a Lock-Up Agreement for a period of 365 days prohibiting the sale or other transfer of all securities of the Company owned by JMJ.

Additionally, in connection with the conversion and redemption portion of the Private Offering, the Company entered into Letter Agreements (the “Debt and Preferred Stock Letter Agreements”) with certain debt holders and holders of the Company’s Series A Preferred Stock (the “Debt and Preferred Holders”) for conversion or repayment of an additional aggregate amount of $1,013,788 including certain trade payables.  All Series A holders were repaid in full and no stock or warrants were issued.  The remaining debt holders and trade payables were converted into 1,388,216 shares of common stock of the Company at a conversion price equal to $0.50 per share. Additionally, the debt holders and certain trade payables which were converted, were issued warrants to purchase 1,388,216 shares of the Company’s common stock at an exercise price equal to $0.65 per share, expiring five years from the Initial Exercise Date.

Simultaneously with the closing of the Private Offering, (i) Gianni B. Arcaini, the Chief Executive Officer, converted $700,543 of accrued salary into 700,543 shares of the Company’s common stock at a $1.00 per share and 700,543 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the Initial Exercise Date, (ii) Adrian G. Goldfarb, the Chief Financial Officer of the Company, converted $34,020 of liabilities into 34,020 shares of the Company’s common stock at a $1.00 per share and 34,020 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the Initial Exercise Date, (iii) a non-related entity converted $118,875 of liabilities into 118,875 shares of the Company’s common stock at a $1.00 per share and 118,875 warrants to purchase shares of common stock of the Company at an exercise price of $1.00 per share, expiring five years from the Initial Exercise Date.

The securities issued pursuant to the above offerings were not registered under the Securities Act of 1933, as amended (the “Securities Act”), but qualified for exemption under Section 4(a)(2) of the Securities Act and/or Regulation D. The securities were exempt from registration under Section 4(a)(2) of the Securities Act because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2) of the Securities Act, due to the insubstantial number of persons involved in the transaction, size of the offering, manner of the offering and number of securities offered. The Company did not undertake an offering in which it sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(a)(2) of the Securities Act since they agreed to, and received, share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, the Company has met the requirements to qualify for exemption under Section 4(a)(2) of the Securities Act. The sales were exempt under 4(a)(2) of the S-A and Rule 506 thereunder. Each investor acquired the securities for investment and without a view to distribution.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement and below in this Item 16:

Exhibit No.	Exhibit Description
2.1	First Amendment to Merger and Plan of Merger, dated March 15, 2015 (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 2.1 on March 19, 2015)
2.2	Merger Agreement and Plan of Merger, dated February 6, 2015 (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 2.1 on February 9, 2015)
3.1	Amendment to Amended and Restated Articles of Incorporation (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 3.1 on July 13, 2015)
3.2	Amended and Restated Articles of Incorporation (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 3.1 on April 7, 2015)
3.3	Amended and Restated Bylaws (incorporated herein by reference to the Registration of Securities on Form 8-A/12G/A filed on August 14, 2015)
3.4

Articles of Amendment to Articles of Incorporation (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 3.1 with the U.S. Securities and Exchange Commission on April 28, 2017)

4.1	Senior Secured Note, dated April 1, 2016, issued by Duos Technologies Group, Inc. (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 4.1 on April 6, 2016)
4.2	Common Stock Purchase Warrant (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 4.1 on December 23, 2016)
4.3	Form of Purchaser Warrant (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 4.1 on November 29, 2017)
4.4	Form of Placement Agent Warrant (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 4.2 on November 29, 2017)
5.1*	Opinion of Lucosky Brookman LLP

10.1	Employment Agreement, dated May 1, 2003, with Chief Executive Officer (incorporated herein by reference to the Annual Report on Form 10-K filed as Exhibit 10.1 on April 17, 2015)
10.2

Securities Purchase Agreement, dated March 31, 2016, by and between Duos Technologies Group, Inc. and the Schedule of Buyers attached thereto (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.1 on April 6, 2016)

10.3

Security and Pledge Agreement, dated April 1, 2016, by and among Duos Technologies Group, Inc., each of the Company’s Subsidiaries named therein and GPB Debt Holdings II, LLC (in its capacity as collateral agent) (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.2 on April 6, 2016)

10.4

Guaranty, dated April 1, 2016, by and among each of Duos Technologies Group, Inc.’s Subsidiaries named therein and GPB Debt Holdings II, LLC (in its capacity as collateral agent) (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.3 on April 6, 2016)

10.5	Warrant, dated April 1, 2016, issued by Duos Technologies Group, Inc. (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.4 on April 6, 2016)
10.6	2016 Equity Incentive Plan (incorporated herein by reference to the Proxy Statement on Schedule 14A filed on April 1, 2016)
10.7

Securities Purchase Agreement, dated December 20, 2016, by and between Duos Technologies Group, Inc. and JMJ Financial (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.1 on December 23, 2016)

10.8

Promissory Note, dated December 20, 2016, by and between Duos Technologies Group, Inc. and JMJ Financial (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.2 on December 23, 2016)

10.9	Form of Securities Purchase Agreement (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.1 on November 29, 2017)
10.10	Form of Registration Rights Agreement (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.2 on November 29, 2017)
10.12

Amendment #1 to the Securities Purchase Agreement and to the Note, dated May 22, 2017 (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.5 with the U.S. Securities and Exchange Commission on August 15, 2017)

10.13

Amendment #2 to the Securities Purchase Agreement and to the Note, dated July 12, 2017 (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.6 with the U.S. Securities and Exchange Commission on August 15, 2017)

10.14

Amendment #3 to the Securities Purchase Agreement and to the Note, dated August 14, 2017 (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.7 with the U.S. Securities and Exchange Commission on August 15, 2017)

10.15

Amendment #4 to the Securities Purchase Agreement and Note, dated November 14, 2017, by and between Duos Technologies Group, Inc. and JMJ Financial (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.8 on November 20, 2017)

10.16

Amendment #5 to the Securities Purchase Agreement and Note, dated November 16, 2017, by and between Duos Technologies Group, Inc. and JMJ Financial (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.9 on November 20, 2017)

10.17

Amendment #6 to the Securities Purchase Agreement and Note, dated November 20, 2017, by and between Duos Technologies Group, Inc. and JMJ Financial (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.10 on November 20, 2017)

10.18

Forbearance Agreement, dated May 12, 2017, by and among Duos Technology Group, Inc. and GPB Debt Holdings II, LLC incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.13 on November 20, 2017)

10.19

Form of Note Holder Letter Agreement, dated June 9, 2017 (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.1 with the U.S. Securities and Exchange Commission on June 15, 2017)

10.20

Form of Arcaini Letter Agreement, dated June 9, 2017 (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.2 with the U.S. Securities and Exchange Commission on June 15, 2017)

10.21

Form of Goldfarb Letter Agreement, dated June 9, 2017 (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.3 with the U.S. Securities and Exchange Commission on June 15, 2017)

10.22

GPB Debt Holdings II, LLC Letter Agreement, dated August 1, 2017 (incorporated herein by reference to the Quarterly Report on Form 10-Q filed as Exhibit 10.4 with the U.S. Securities and Exchange Commission on August 15, 2017)

10.23	Form of Conversion Letter (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.5 with the U.S. Securities and Exchange Commission on November 29, 2017)
10.24	Form of Redemption Letter (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.4 with the U.S. Securities and Exchange Commission on November 29, 2017)
10.25	Form of Pay-off Letter (incorporated herein by reference to the Current Report on Form 8-K filed as Exhibit 10.3 with the U.S. Securities and Exchange Commission on November 29, 2017)
17.1*	Letter of Resignation from John E. Giles to the Company dated November 28, 2017
21	List of Subsidiaries (incorporated by reference to the Company’s Form 10-K filed on April 1, 2016)
23.1*	Consent of Salberg & Company, P.A.
24.1*	Consent of Lucosky Brookman LLP (reference is made to Exhibit 5.1)
24.2*	Power of Attorney (included on the signature page of this Registration Statement)

———————

*	filed herewith

(b) Financial Statement Schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(7)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(8)	The undersigned Registrant hereby undertakes:

(1)

That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Warrenville, Illinois, on December 20, 2017.

Duos Technologies Group, Inc.

By:	/s/ Gianni B. Arcaini
Name: Gianni B. Arcaini Title: Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Gianni B. Arcaini, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Gianni B. Arcaini	Chief Executive Officer (Principal Executive	December 20, 2017
Gianni B. Arcaini	Officer), President, Chairman of the Board

/s/ Adrian G. Goldfarb	Chief Financial Officer (Principal Financial Officer),	December 20, 2017
Adrian G. Goldfarb	Executive Vice President, Director

/s/ Alfred J. (Fred) Mulder	Director	December 20, 2017
Alfred J. (Fred) Mulder

/s/ Blair Fonda	Director	December 20, 2017
Blair Fonda